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Exhibit 4.1

CONFORMED COPY

CREDIT AGREEMENT

among

TNS HOLDINGS, INC.,

TRANSACTION NETWORK SERVICES, INC.,

DEUTSCHE BANK TRUST COMPANY AMERICAS
(formerly named Bankers Trust Company),
as Administrative Agent

and

VARIOUS LENDING INSTITUTIONS

Dated as of April 3, 2001

with

DEUTSCHE BANC ALEX.BROWN INC.,
as Lead Arranger and Book Manager,

HELLER FINANCIAL, INC.,
as Documentation Agent,
and
BANK OF TOKYO-MITSUBISHI TRUST CO.,
as Syndication Agent

  CONFORMED COPY PREPARED BY WINSTON & STRAWN INCORPORATES THE CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT DATED AS OF DECEMBER 20, 2001, THE CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT DATED AS OF MAY 16, 2002 AND THE THIRD AMENDMENT TO CREDIT AGREEMENT DATED AS OF APRIL 14, 2003

i

Exhibits

Exhibit 2.1(c)(iii)	Form of Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of Term A Note
Exhibit 2.2(a)(2)	Form of Term B Note
Exhibit 2.2(a)(3)	Form of Revolving Note
Exhibit 2.2(a)(4)	Form of Swing Line Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.9	Form of Letter of Credit Request
Exhibit 5.1(b)	Form of Security Agreement
Exhibit 5.1(b)(v)	Form of Perfection Certificate
Exhibit 5.1(c)	Form of Pledge Agreement
Exhibit 5.1(d)	Form of Control Agreement
Exhibit 5.1(e)(1)	Form of Holdings Guaranty
Exhibit 5.1(e)(2)	Form of Subsidiary Guaranty
Exhibit 5.1(f)	Form of Collateral Assignment of Leases
Exhibit 5.1(h)	Form of Officer's Certificate
Exhibit 5.1(i)	Form of Secretary's Certificate
Exhibit 5.1(q)	Form of Appointment of Agent
Exhibit 5.1(x)	Form of Solvency Certificate
Exhibit 5.1(v)	Form of Subordination Agreement
Exhibit 5.1(y)	Form of Equity Call Agreement
Exhibit 5.1(z)	Form of Parent Undertaking
Exhibit 7.2(b)	Form of Officer's Certificate Pursuant to Section 7.2(b)
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Additional Term B Commitment(3)
Schedule 1.1(c)	Sprint Term B Commitment(4)
Schedule 6.3	Approvals and Consents
Schedule 6.5(a)	Pro Forma Balance Sheet
Schedule 6.6(c)	Undisclosed Liabilities
Schedule 6.5(d)	Indebtedness
Schedule 6.9	Tax Status
Schedule 6.11(c)	Real Property
Schedule 6.12	Waivers
Schedule 6.14	Capitalization
Schedule 6.15	Capitalization of Subsidiaries
Schedule 6.19	Environmental Matters
Schedule 6.22	Certain Fees
Schedule 7.8	Insurance
Schedule 8.1(c)	Existing Liens
Schedule 8.3	Guaranties
Schedule 8.6(a)	Existing Restrictions on Subsidiaries
Schedule 8.8	Existing Investments
Schedule 12.3	Notice Addresses

(3)
Added by the First Amendment to Credit Agreement.

(4)
Added by the Second Amendment to Credit Agreement.

v

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of April 3, 2001, is made by and among TRANSACTION NETWORK SERVICES, INC., a Delaware corporation ("Borrower"), TNS Holdings, Inc., a Delaware corporation ("Holdings"), the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder (collectively, the "Lenders," and each individually, a "Lender"), and Bankers Trust Company, as administrative agent ("Administrative Agent") for the Lenders.

WITNESSETH:

        WHEREAS, Borrower has requested that the Lenders (i) make term A loans to Borrower in the aggregate principal amount of $30,000,000 maturing on April 3, 2005, (ii) make term B loans to Borrower in the aggregate principal amount of $100,000,000 maturing on April 3, 2007, and (iii) provide a revolving credit facility to Borrower in an aggregate principal amount not to exceed $20,000,000 at any time outstanding and maturing on April 3, 2005;

        WHEREAS, the proceeds of the term loans described above will be used by Borrower to finance the Acquisition and to pay related fees and expenses in connection herewith and therewith;

        WHEREAS, the proceeds of the revolving credit facility described above will be used by Borrower for working capital, capital expenditures and for other general corporate purposes;

        WHEREAS, the Lenders are willing to extend commitments to make the term loans and revolving credit loans to Borrower for the purposes specified above and only on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        Section 1.1.    Definitions.    As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Acquisition" means the acquisition of PSINet Transaction Solutions, Inc. pursuant to and in accordance with the terms and conditions of the Acquisition Documents.

        "Acquisition Agreement" means that certain Stock Purchase Agreement dated as of March 12, 2001 by and among Holdings, PSINet Transaction Solutions Inc. and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "Acquisition Documents" means the Acquisition Agreement, and all other documents, instruments and agreements entered into or delivered in connection therewith.

        "Additional Collateral" is defined in Section 7.12(a).

        "Additional Security Documents" means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.12 with respect to Additional Collateral.

        "Additional Term B Loan" is defined in Section 2.1(a)(ii).

        "Additional Term B Commitment" means the principal amount set forth opposite such Lender's name on Schedule 1.1(b) hereto or in any Assignment and Assumption Agreement under the caption "Amount of Additional Term B Commitment", as such commitment may be adjusted from time to time pursuant to this Agreement, and "Additional Term B Commitments" means such commitments collectively, which commitments equal $20,000,000 in the aggregate as of the First Amendment Effective Date.

        "Adjusted Working Capital" means the difference between (i) Consolidated Current Assets and (ii) Consolidated Current Liabilities excluding from Consolidated Current Liabilities all short-term borrowings, the current portion of long-term indebtedness and the current portion of Capitalized Lease Obligations.

        "Administrative Agent" is defined in the introduction to this Agreement and any successor Administrative Agent in such capacity.

        "Affiliate" means, with respect to any Person, any other Person (including, for purposes of Section 8.9 only, all directors, officers and partners of such Person) or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors and officers of such Person) or is controlled by or is under common control with such Person provided that neither BT nor any Lender, nor any Affiliate of BT or any Lender, shall be deemed to be an Affiliate of Borrower. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person (and any director, officer and partner thereof) shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities or other equity interests having ordinary voting power for the election of directors (if a corporation) or to select the managing member, trustee or equivalent controlling interest.

        "Aggregate Scheduled Term B Repayments" means the sum of the Scheduled Term B Repayments, the Scheduled Additional Term B Repayments and the Scheduled Sprint Term B Repayments.

        "Agreement" means this Credit Agreement, as the same may at any time be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and in effect.

        "Applicable Base Rate Margin" means at any date, (a) with respect to Revolving Loans and Term A Loans, the applicable percentage set forth in the following table under the column Applicable Base Rate Margin opposite the Most Recent Ratio of Senior Debt to EBITDA as of such date and (b) with respect to Term B Loans, 2.50%.

Most Recent Ratio of Senior Debt to EBITDA	Applicable Base Rate Margin for Revolving Loans and Term A Loans
Less than 1.75 to 1.00	1.00%
Equal to or greater than 1.75 to 1.00 but less than 2.25 to 1.00	1.50%
Greater than or equal to 2.25 to 1.00	2.00%

        Notwithstanding anything else herein to the contrary, from the First Amendment Effective Date until delivery by Borrower to the Administrative Agent of an officer's certificate required by Section 7.2(b) evidencing that the Most Recent Ratio of Senior Debt to EBITDA is less than 2.00:1.00, the Applicable Base Rate Margin shall be deemed to be 2.25% for Revolving Loans and Term A Loans and 2.75% for Term B Loans; provided, however, during the Elevated Leverage Period, the Applicable Base Rate Margin shall be deemed to be 2.75% for Revolving Loans and Term A Loans and 3.25% for Term B Loans.

        "Applicable Commitment Fee Percentage" means at any date, the applicable percentage set forth in the following table under the column Applicable Commitment Fee Percentage opposite the Most Recent Ratio of Senior Debt to EBITDA as of such date:

Most Recent Ratio of Senior Debt to EBITDA	Applicable Commitment Fee Percentage
Less than 1.75 to 1.00	0.375%
Equal to or Greater than 1.75 to 1.00 but less than 2.25 to 1.00	0.375%
Greater than or equal to 2.25 to 1.00	0.50%

        Notwithstanding anything else herein to the contrary, from the First Amendment Effective Date until delivery by Borrower to the Administrative Agent of an officer's certificate required by Section 7.2(b) evidencing that the Most Recent Ratio of Senior Debt to EBITDA is less than 2.00:1.00, the Applicable Commitment Fee Percentage shall be deemed to be 0.50%.

        "Applicable Eurodollar Rate Margin" means at any date, (a) with respect to Revolving Loans and Term A Loans, the applicable percentage set forth in the following table under the column Applicable Eurodollar Rate Margin opposite the Most Recent Ratio of Senior Debt to EBITDA as of such date and (b) with respect to Term B Loans, 3.50%:

Most Recent Ratio of Senior Debt to EBITDA	Applicable Eurodollar Rate Margin for Revolving Loans and Term A Loans
Less than 1.75 to 1.00	2.00%
Equal to or greater than 1.75 to 1.00 but less than 2.25 to 1.00	2.50%
Greater than or equal to 2.25 to 1.00	3.00%

        Notwithstanding anything else herein to the contrary, from the First Amendment Effective Date until delivery by Borrower to the Administrative Agent of an officer's certificate required by Section 7.2(b) evidencing that the Most Recent Ratio of Senior Debt to EBITDA is less than 2.00:1.00, the Applicable Eurodollar Rate Margin shall be deemed to be 3.25% for Revolving Loans and Term A Loans and 3.75% for Term B Loans; provided, however, during the Elevated Leverage Period, the Applicable Eurodollar Rate Margin shall be deemed to be 3.75% for Revolving Loans and Term A Loans and 4.25% for Term B Loans.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Capital Stock of a Subsidiary or Borrower (other than directors' qualifying shares), Investments, property or other assets (each referred to for the purposes of this definition as a "disposition") by Borrower or any of its Subsidiaries; provided, however, that (i) any sale or transfer of inventory in the ordinary course of business and consistent with past practices of Borrower and its Subsidiaries, (ii) any sale or other disposition of worn out or obsolete assets which are no longer useful in the business of Borrower or any of its Subsidiaries, (iii) any asset sale or series of related asset sales described above having a fair market value not in excess of $100,000, (iv) the liquidation of any Cash Equivalents in the ordinary course of business and (v) the leasing or licensing of real or personal property (including Intellectual Property) in the ordinary course of business for periods not in excess of one (1) year (subject to automatic renewals) shall, in each case, not be deemed an "Asset Disposition" for purposes of this Agreement.

        "Assignee" is defined in Section 12.8(c).

        "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender's assignee in accordance with Section 12.8.

        "Attorney Costs" means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

        "Available Revolving Commitment" means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment over (b) the sum of (i) the aggregate principal amount then outstanding of Revolving Loans made by such Lender and (ii) such Lender's Revolver Pro Rata Share of the LC Obligations and Swing Line Loans then outstanding.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as from time to time amended, including the rules and regulations promulgated thereunder, or any successor statute and the rules and regulations promulgated thereunder.

        "Base Rate" means the greater of (i) the rate most recently announced by BT at its principal office as its "prime rate", which is not necessarily the lowest rate made available by BT or (ii) the Federal Funds Rate plus 1/2 of 1% per annum. The "prime rate" announced by BT is evidenced by the recording thereof after its announcement in such internal publication or publications as BT may designate. Any change in the interest rate resulting from a change in such "prime rate" announced by BT shall become effective without prior notice to Borrower as of 12:01 A.M. (New York City time) on the Business Day on which each change in such "prime rate" is announced by BT. BT may make commercial or other loans to others at rates of interest at, above or below its "prime rate".

        "Base Rate Loan" means any Loan which bears interest at a rate determined with reference to the Base Rate.

        "Benefited Lender" is defined in Section 12.6(a).

        "Board" means the Board of Governors of the Federal Reserve System.

        "Borrower" is defined in the introduction to this agreement.

        "Borrower's Portion of Excess Cash Flow" means, at any date of determination, the positive amount of Excess Cash Flow for the immediately preceding Fiscal Year of Borrower commencing on or after the Closing Date and ending prior to the date of determination that (i) was not or is not required to be applied to the prepayment of Loans or the reduction of Commitments, in each case as described in Sections 4.2, 4.4(d) and 4.5, and (ii) has not been utilized on or prior to the date of determination to make Investments pursuant to Section 8.8(l).

        "Borrowing" means a group of Loans of a single Type made by the Lenders or the Swing Line Lender, as appropriate on a single date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurodollar Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurodollar Loans.

        "BT" means Bankers Trust Company, a New York banking corporation, and its successors.

        "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any other day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

        "Capital Expenditures" means, without duplication, with respect to any Person, any amounts expended, incurred or obligated to be expended during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset (including capitalized costs in respect of Intellectual Property (including capitalized software costs)) including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, to the extent required to be capitalized on the balance sheet in accordance with GAAP, and shall include Capitalized Lease Obligations.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock (including each class of common and preferred stock), partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other interests.

        "Capitalized Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including, without limitation or duplication, the amount of liability with respect to any indefeasible right of use agreement to the extent required to be capitalized on the balance sheet in accordance with GAAP.

        "Cash" means money, currency or the available credit balance in Dollars in a Deposit Account.

        "Cash Equivalents" means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 and a commercial paper rating of "P-1" (or higher) according to Moody's "A-1" (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency (any such bank, an "Approved Bank"), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank's holding company) has a rating of "P-1" (or higher) according to Moody's, "A-1" (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than 270 days after the date of purchase, issued or guaranteed by a corporation (other than Borrower or any Subsidiary of Borrower or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of "P-1" (or higher) according to Moody's, or "A-1" (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than seven days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody's, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

        "Change of Control" means (i) the sale, lease or transfer of all or substantially all of Parent's, Holdings' or Borrower's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Parent (other than in connection with or in contemplation of a Qualified IPO), Holdings or Borrower, (iii) prior to a Qualified IPO of Holdings Common Stock, (A) GTCR ceases to beneficially own, directly or indirectly, at least 51% of the outstanding Voting Securities of Parent or ceases to have the right to vote (pursuant to a valid and enforceable stockholders or other voting agreement) for the election of (1) at least an equal number of managers of the board of managers of Parent as may be elected or designated by the chief executive officer of Parent and (2) up to three (3) additional managers of the board of managers of Parent (the "Outside Managers") chosen jointly by GTCR and the managers elected or designated by the chief executive officer of Parent (the "Executive Managers"), provided that GTCR shall be entitled to choose the Outside Managers if GTCR and the Executive Managers are unable to agree on the Outside Managers and GTCR shall be entitled to remove any Outside Manager at any time, and in any event sufficient to direct or cause the direction of the management and policies of Parent or (B) the nominees of GTCR shall at any time fail or cease to constitute at least an equal number of the managers of the board of managers of Parent as the Executive Managers, or the nominees of GTCR (which may be chosen jointly with the Executive Managers) shall at any time fail or cease to constitute the Outside Managers, (iv) after a Qualified IPO of Holdings Common Stock, (A) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Permitted Holders) shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than (x) 20% of the outstanding Voting Securities of Holdings or (y) the aggregate number of shares of outstanding Voting Securities of Holdings owned beneficially and of record by GTCR, or (B) the replacement of a majority of the directors on the board of directors of Holdings over a two-year period from the directors who constituted the board of directors of Holdings at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Holdings then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved, (v) prior to a Qualified IPO of Holdings Common Stock, (A) Parent ceases to beneficially own at least 51% of the outstanding Voting Securities of Holdings or ceases to have the right to vote (pursuant to a valid and enforceable stockholders or other voting agreement) for the election of directors such that GTCR shall be entitled to elect or designate the same number of directors of Holdings under the same terms and conditions as with respect to the election and removal of the board of managers of Parent as provided in clause (iii) above, and in any event sufficient to direct or cause the direction of the management and policies of Holdings or (B) the nominees of GTCR shall at any time fail or cease to constitute the same number of directors of Holdings under the same terms and conditions as with respect to the board of managers of Parent as provided in clause (iii) above, (vi) Holdings ceases to beneficially own (and have the exclusive power to vote with respect to) all of the issued and outstanding Capital Stock of Borrower free and clear of all Liens other than Liens in favor of the Collateral Agent, or (vii) a "Change of Control" (or other similarly used defined term) under and as defined in the Senior Subordinated Notes or any instrument or agreement under which Indebtedness in excess of $1,000,000 of Holdings or any of its Subsidiaries is created, issued or otherwise incurred from time to time.

        "Closing Date" means April 3, 2001.

        "Code" means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

        "Collateral" means all "Collateral" as defined in each of the Security Documents.

        "Collateral Account" is defined in Section 4.4(a).

        "Collateral Agent" means the Administrative Agent acting as collateral agent for the Secured Creditors.

        "Collateral Assignment of Leases" is defined in Section 5.1(f).

        "Commercial Letter of Credit" means any letter of credit or similar instrument payable on a sight basis issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower or any Subsidiary in the ordinary course of business.

        "Commitment" means, with respect to each Lender, the aggregate of the Revolving Commitment, the Term A Commitment and the Term B Commitment of such Lender and "Commitments" means such commitments of all of the Lenders collectively.

        "Commitment Fee" is defined in Section 3.2(a).

        "Commitment Period" means, the period from and including the date hereof to but not including the Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date.

        "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense, but excluding, however, without duplication, interest expense not payable in cash, original issue discount, amortization of discount and deferred financing costs net of amounts received under Interest Rate Agreements.

        "Consolidated Current Assets" means, with respect to any Person, as at the time any determination thereof is to be made, the amount, without duplication, that is classified on a consolidated balance sheet of such Person and its Subsidiaries as the consolidated current assets of such Person and its Subsidiaries in accordance with GAAP.

        "Consolidated Current Liabilities" means, with respect to any Person, as at the time any determination thereof is to be made, all Indebtedness of such Person and its Subsidiaries, without duplication, that is classified as consolidated current liabilities on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP excluding consolidated current liabilities relating to sales and use taxes reflected on Schedule 6.5(d) hereto.

        "Consolidated EBITDA" means, for any applicable period, the Consolidated Net Income or Consolidated Net Loss of Borrower and its Subsidiaries (or of any business or Person to be acquired in any Permitted Acquisition for purposes of determining Consolidated EBITDA on a pro forma basis pursuant to Section 8.4(k)) for such period, plus, to the extent deducted in determining the foregoing (without duplication), (i) Consolidated Interest Expense for such period, (ii) the provision for taxes for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) any extraordinary loss for such period, minus (or plus) any non-cash non-operating income (or loss) for such period to the extent included in Consolidated Net Income or Consolidated Net Loss, and excluding any gain or loss recognized in determining Consolidated Net Income or Consolidated Net Loss for such period in respect of post-retirement benefits as a result of the application of FASB 106 and any foreign currency translation adjustments as a result of the application of FASB 52. For purposes of computing Consolidated EBITDA for any four-quarter period ending on or prior to March 31, 2002, Consolidated EBITDA for any period prior to the Closing Date shall be calculated on a pro forma basis assuming the consummation of the Transactions as of the first day of such four-quarter period. For purposes of computing Consolidated Net Income or Consolidated Net Loss in determining Consolidated EBITDA of Borrower and its Subsidiaries for any applicable period, there shall be for such period (A) excluded from the computation thereof, without duplication and to the extent not otherwise excluded from the computation thereof, (i) non-recurring operating losses actually incurred in connection with the TNS Japan KK joint venture as follows: (1) up to $201,000 in the first Fiscal Quarter in 2000, (2) up to $269,000 in the second Fiscal Quarter in 2000, (3) up to $333,000 in the third Fiscal Quarter in 2000 and (4) up to $143,000 in the fourth Fiscal Quarter in 2000; (ii)non recurring expenses actually incurred in connection with headcount reductions as follows: (1) up to $625,000 in the third Fiscal Quarter of 2000, (2) up to $625,000 in the fourth Fiscal Quarter of 2000, (3) up to $625,000 in the first Fiscal Quarter of 2001, and (4) up to $325,000 in the second Fiscal Quarter of 2001; and (iii) non recurring retention bonuses actually paid in the fourth Fiscal Quarter of

2000 in the amount of $1,200,000, and (B) included in the computation thereof, without duplication and to the extent not otherwise included in the computation thereof non-recurring stand alone costs of not less than $375,000 for each Fiscal Quarter in 2000. Solely for purposes of computing the Senior Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Most Recent Ratio of Senior Debt to EBITDA for any applicable period, Consolidated EBITDA shall be calculated on a pro forma basis with respect to any Permitted Acquisition effected during such period assuming the consummation of such Permitted Acquisition as of the first day of such period, and taking into account the same Pro Forma Adjustments used for determining Consolidated EBITDA on a pro forma basis pursuant to Section 8.4(k) with respect to such Permitted Acquisition. Notwithstanding anything else herein to the contrary, solely for purposes of computing the Senior Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Most Recent Ratio of Senior Debt to EBITDA for any period of four consecutive fiscal quarters that includes the quarters ended September 30, 2001, December 31, 2001, March 31, 2002 or June 30, 2002, there shall be added to Consolidated EBITDA with respect to the TranXact business acquired by the Borrower in the Sprint Acquisition the pro forma amounts for each such respective period listed on Annex A to the Second Amendment.

        "Consolidated Interest Expense" means for any Person, for any period, the sum of total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, the net costs associated with Interest Rate Agreements and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, any prepayment premiums or amortization of original issue discount, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP. For purposes of computing Consolidated Interest Expense for any four-quarter period ending on or prior to March 31, 2002, Consolidated Interest Expense shall be calculated on a pro forma basis assuming the consummation of the Transactions as of the first day of such four-quarter period.

        "Consolidated Net Income" and "Consolidated Net Loss" mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis, provided that (i) the net income (loss) of any Person which is not a consolidated Subsidiary shall be included only to the extent of the amount of cash dividends or distributions paid to the Person in question or to a consolidated Subsidiary of such Person and (ii) except for determinations of net income (loss) to be made on a pro forma basis (A) in connection with a Permitted Acquisition pursuant to Section 8.4(k) or (B) pursuant to the definition of "Consolidated EBITDA", the net income (loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries shall be excluded. There shall be excluded in computing Consolidated Net Income the excess (but not the deficit), if any, of (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person over (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person.

        "Consolidated Net Worth" of a Person means, without duplication, the sum of (i) total stockholders' equity (excluding treasury stock), less (ii) the stated value of any Investment (other than Investments of such Person in readily marketable securities and other than Investments in any Person which is not subject to any restriction or encumbrance on the ability to pay dividends or make distributions) which such Person or any consolidated Subsidiary of such Person has in any entity which is not a Subsidiary of such Person, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

        "Contractual Obligation" means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

        "Control Agreement" is defined in Section 5.1(d).

        "Credit Event" means, collectively, the making of any Loan or the issuance of any Letter of Credit.

        "Credit Exposure" is defined in Section 12.8(b).

        "Credit Party" means Borrower, Holdings, each Subsidiary Guarantor and any guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

        "Customary Permitted Liens" means for any Person:

            (i)  Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP;

           (ii)  mechanics', processor's, materialmen's, carriers', warehousemen's, landlord's and similar Liens (including statutory and common law landlords' liens under leases to which any Credit Party or any Subsidiary is a party) arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

          (iii)  Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

          (iv)  Liens (A) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (B) securing surety, indemnity, performance, appeal and release bonds, provided that (x) full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP and (y) the aggregate amount of all such obligations does not exceed $1,000,000 at any time outstanding;

           (v)  Permitted Real Property Encumbrances;

          (vi)  attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability of $1,000,000 or less at any one time, provided the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 30 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

         (vii)  leases or subleases granted to others not interfering in any material respect with the business of any Credit Party or any of their Subsidiaries and any interest or title of a lessor under any lease (whether a Capitalized Lease or an Operating Lease) permitted by this Agreement or the Security Documents;

        (viii)  customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower maintains deposits in the ordinary course of business permitted by this Agreement;

          (ix)  Liens upon real and/or tangible personal property, acquired by purchase, construction or otherwise by a Person, each of which Liens was created solely for the purpose of securing Indebtedness (including Capitalized Lease Obligations) representing, or incurred to finance, the cost (including the cost of construction) of the property (hereinafter referred to as "Purchase Money Liens"); provided that:

            (a)   no such Purchase Money Lien shall extend to or cover any property of such Person other than the respective property so acquired and improvements thereon;

            (b)   the principal amount of the Indebtedness secured by any such Purchase Money Lien shall not exceed 100% of the fair value (as reasonably determined in good faith by a Responsible Officer of such Person) of the respective property at the time it was so acquired; and

            (c)   the aggregate principal amount of the Indebtedness secured by all Purchase Money Liens, taken together with the aggregate principal amount of Indebtedness consisting of Capitalized Lease Obligations, shall not exceed the aggregate amount of Purchase Money Indebtedness permitted from time to time under Section 8.2(f);

           (x)  Liens on accounts receivables for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

          (xi)  Liens arising from precautionary UCC financing statements regarding Operating Leases permitted by this Agreement;

         (xii)  Liens arising from the granting of a license to any Person in the ordinary course of business of any Credit Party and their Subsidiaries;

        (xiii)  Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and

        (xiv)  Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under Section 8.8.

        "Default Rate" means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, but in no event in excess of that permitted by applicable law.

        "Defaulting Lender" means any Lender with respect to which a Lender Default is in effect.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Documents" means the Loan Documents, Sprint Asset Purchase Agreement and the Transaction Documents.

        "Dollar" and "$" means lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary of Borrower that is incorporated under the laws of any State of the U.S., the District of Columbia or any territory or possession of the U.S.

        "Effective Date" is defined in Section 12.17.

        "Elevated Leverage Period" means the period from the Third Amendment Effective Date until delivery by Borrower to the Administrative Agent of an officer's certificate required by Section 7.2(b) evidencing that the Most Recent Ratio of Senior Debt to EBITDA is less than or equal to 2.50:1.00.

        "Eligible Assignee" means (i) a commercial bank, investment company, financial institution, financial company, fund (whether a corporation, partnership, trust or other entity), insurance company or other "accredited investor" (as defined in Regulation D of the Securities Act), (ii) any Lender party to this Agreement, and (iii) any other Person approved by Administrative Agent and, in the absence of an Unmatured Event of Default or Event of Default, Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that an Affiliate of Holdings shall not qualify as an Eligible Assignee.

        "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code and which is or has been established or maintained, or to which contributions are or have been made, by Borrower or any ERISA Affiliate.

        "Environmental Claim" means any investigation, notice of violation, action, claim, suit, demand, order, judgment decree or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or threatened Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any real estate owned, leased or operated at any time by Borrower or any of its Subsidiaries (the "Premises") or on any real property to which Hazardous Materials generated by or related to Borrower's operations come to be located, (b) the use, handling, generation, transportation, storage, recycling, treatment or disposal of Hazardous Materials in connection with the operation of any Premises, or (c) the violation, or alleged violation, of any Environmental Laws.

        "Environmental Laws" means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, common law, directives and cleanup or action standards, levels or objectives in each case imposing liability or standards of conduct for or relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. §1251 et seq., the Clean Air Act, as codified in 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. §6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. §9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. §300f et seq..

        "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of any Hazardous Material into the environment.

        "Environmental Permits" means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws for the business of Borrower or any Subsidiary of Borrower.

        "Equity Call Agreement" is defined in Section 5.1(y).

        "Equity Call Agreement Termination Date" means the First Amendment Effective Date.

        "Equity Documents" means the documents, instruments and agreements entered into or delivered in connection with the Equity Financing.

        "Equity Financing" is defined in Section 5.1(v)(ii).

        "Equity Investors" is defined in Section 5.1(y).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

        "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, is a member of a "controlled group", as defined in Section 414(b) of the Code, or is a member of an "affiliated service group", as defined in Section 414(m) of the Code which includes such Person. Unless otherwise qualified, all references to an "ERISA Affiliate" in this Agreement shall refer to an ERISA Affiliate of Borrower or any Subsidiary.

        "Eurodollar Loan" means any Loan which bears interest at a rate determined with reference to the Eurodollar Rate.

        "Eurodollar Rate" means with respect to each Interest Period for a Eurodollar Loan, the arithmetic average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rate per annum obtained by dividing (i) the offered quotation, if any, to first-class banks in the interbank eurodollar market by BT for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan to be made by BT with maturities comparable to such Interest Period, determined as of approximately 10:00 A.M. (New York City time) on the Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and all reserves required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D (or any successor regulation)) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of eurodollar funding or liabilities. The determination of the Eurodollar Rate by Administrative Agent shall be conclusive and binding on Borrower absent manifest error.

        "Event of Default" is defined in Section 10.1.

        "Excess Cash Flow" means, for any period, the excess of (i) the sum of (without duplication) (A) Consolidated Net Income for such period, plus (B) the amount of all non-cash charges (including, without limitation or duplication, depreciation, amortization and non-cash (including without limitation any original issue discount or pay-in-kind interest expense) interest expense) included in determining Consolidated Net Income for such period, plus (C) the decrease, if any, in Adjusted Working Capital from the first day to the last day of such period, plus (D) provisions for taxes appearing on an income statement of Borrower and its Subsidiaries for such period, plus (E) losses from sales of assets, over (ii) the sum (without duplication) of (A) any non-cash credits (including from sales of assets) included in determining Consolidated Net Income for such period, plus (B) gains from sales of assets included in determining Consolidated Net Income for such period, plus (C) the aggregate amount of Capital Expenditures (excluding Capital Expenditures made pursuant to Section 9.1(b)(i)) made by Borrower and its Subsidiaries during such period to the extent not financed by any Indebtedness specified in clause (i), (iii) or (vi) of the definition of "Indebtedness", plus (D) the aggregate principal amount of permanent principal payments of Indebtedness for borrowed money of Borrower and its Subsidiaries (other than (1) repayment of Indebtedness with proceeds of issuance of other Indebtedness or equity or equity contributions or with Net Sale Proceeds or Recovery Events and (2) repayment of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Term Repayments under Section 4.4(b) or were repayments of Revolving Loans on the Revolver Termination Date, (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swing Line Loans, only to the extent accompanied by a voluntary permanent reduction to the Total Revolving Commitment) or (z) made with Net Sale Proceeds from any Asset Disposition but only to the extent that any gain from such Asset Disposition has been included in the determination of Consolidated Net Income for such period) during such period, plus (E) non-cash charges added back in a previous period pursuant to clause (i)(B) above to the extent any such charge has become a cash item in the current period, plus (F) the increase, if any, in Adjusted Working Capital from the first day to the last day of such period, plus (G) taxes paid by Borrower and its Subsidiaries during such period, plus (H) the principal portion of Capitalized Lease Obligations paid by Borrower and its Subsidiaries during such period, plus(I) cash payments made by Borrower to Seller with respect to purchase price or working capital adjustments pursuant to the Acquisition Agreement during such period, plus (J) the amount of cash dividends paid by Borrower to Holdings during such period in accordance with Section 8.5(b), plus (K) severance costs paid in cash by Borrower or any Subsidiary in an aggregate amount not exceeding $1,800,000 during the 180-day period following the Closing Date to the extent the same are not deducted in determining Consolidated Net Income for such period, plus any non-recurring cash fees and expenses incurred in connection with the consummation of the Transactions during the 30-day period following the Closing Date to the extent the same are not deducted in determining Consolidated Net Income for such period.

        "Excess Cash Flow Period" means, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of Borrower, provided that the first Excess Cash Flow Period shall commence on the Closing Date.

        "Excess Cash Payment Date" means the date occurring 95 days after the last day of a Fiscal Year of Borrower (beginning with its Fiscal Year ending on December 31, 2001).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. §78a et seq., and as hereafter amended.

        "Facility" means any of the credit facilities established under this Agreement from time to time.

        "Facing Agent" is defined in Section 2.9(a)(i).

        "Fair Market Value" means, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or other governing body or, pursuant to a specific delegation of authority by such Board or governing body, a designated senior executive officer, of Borrower or the Subsidiary of Borrower selling such asset.

        "FASB 52" means Statement of Financial Accounting Standards No. 52 promulgated by the Financial Accounting Standards Board.

        "FASB 106" means Statement of Financial Accounting Standards No. 106 promulgated by the Financial Accounting Standards Board.

        "Federal Funds Rate" means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by BT from three federal funds brokers of recognized standing selected by BT.

        "First Amendment" means the Consent and First Amendment to Credit Agreement dated as of December 20, 2001 by and among the Borrower, Holdings, the Lenders and the Administrative Agent.

        "First Amendment Effective Date" has the meaning set forth in the First Amendment.(1)

(1)
Section 6 of the First Amendment defines the Effective Date to be December 20, 2001.

        "First Amendment Effective Date Term B Amount" is defined in Section 2.1(a)(ii).

        "Fiscal Quarter" is defined in Section 7.13.

        "Fiscal Year" is defined in Section 7.13.

        "Fixed Charge Coverage Ratio" means for any Test Period the ratio of (a) Consolidated EBITDA of Borrower and its Subsidiaries for such period minus Capital Expenditures (other than capitalized software costs) incurred by Borrower and its Subsidiaries during such period to (b) Fixed Charges incurred by Borrower and its Subsidiaries during such period.

        "Fixed Charges" means for any Test Period the sum of (a) Consolidated Cash Interest Expense for such period plus (b) the sum of (i) the then Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments due during such period and (ii) the aggregate amount of principal payments made with respect to any Indebtedness of Borrower and its Subsidiaries (other than the Obligations) due during such period.

        "Foreign Pension Plan" means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of Borrower or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

        "Foreign Subsidiary" means any Subsidiary of Borrower that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

        "Government Acts" is defined in Section 2.9(g).

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

        "GTCR" means, collectively, GTCR Fund VII, L.P., a Delaware limited partnership, GTCR Fund VII/A, L.P., a Delaware limited partnership, and GTCR Co-Invest, L.P., a Delaware limited partnership.

        "Guarantee Obligations" means, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capitalized Lease or operating lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (y) the stated or determinable amount of the primary obligation in respect of which such

Guarantee Obligation is made or (z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

        "Guaranty" means and includes each of the Holdings Guaranty and the Subsidiary Guaranty.

        "Hazardous Materials" means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas the existence or exposure to which is prohibited, limited or regulated by any Governmental Authority; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect as defined by Environmental Laws ; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

        "Holdings" is defined in the introduction to this Agreement.

        "Holdings Common Stock" means Holdings' Common Stock, par value $0.001 per share.

        "Holdings Guaranty" is defined in Section 5.1(e).

        "Holdings Preferred Stock" means Holdings' Class A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

        "Indebtedness" means, as applied to any Person (without duplication):

            (i)  all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money;

           (ii)  the deferred and unpaid balance of the purchase price of assets (including any earn-out obligation in connection with any acquisition) or services (other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith);

          (iii)  all Capitalized Lease Obligations;

          (iv)  all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person (valued at the lesser of (A) the fair market value of the property so secured and (B) the aggregate amount of indebtedness outstanding so secured);

           (v)  notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;

          (vi)  indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instrument;

         (vii)  the face amount of all letters of credit and bankers' acceptances issued for the account of such Person, and without duplication, all unpaid drawings in respect thereof and all drafts drawn thereunder;

        (viii)  all net obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

          (ix)  Guarantee Obligations of such Person; and

           (x)  the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

        "Indebtedness to Remain Outstanding" is defined in Section 6.5(d).

        "Indemnified Person" is defined in Section 12.4(b).

        "Initial Borrowing" means the first Borrowing by Borrower under this Agreement.

        "Initial Borrowing Date" means the date of the Initial Borrowing.

        "Initial Loan" means the first Loan made by the Lenders under this Agreement.

        "Intellectual Property" is defined in Section 6.21.

        "Interest Coverage Ratio" means, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense for such period.

        "Interest Payment Date" means (i) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (ii) as to any Eurodollar Loan the last day of the Interest Period applicable thereto and (iii) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (A) the date upon which the Revolving Commitments have been terminated, and the Loans have been paid in full and (B) each of the Term A Loan Maturity Date and the Term B Loan Maturity Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued hereunder.

        "Interest Period" is defined in Section 3.4.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which any Credit Party or any Subsidiary is a party.

        "Interest Rate Determination Date" means with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

        "Investment" means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or accounts receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business (iii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person (including any purchase) or (iv) any purchase by that Person of a futures contract or such Person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets acquired by such Person (including the amount of any liability assumed in connection with the acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Credit Party or another Subsidiary of a Credit Party) in connection with the sale of such Investment. Whenever the term "outstanding" is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the proceeding sentence.

        "IRS" means the United States Internal Revenue Service, or any successor or analogous organization.

        "Landlord Consent" means a letter in favor of Administrative Agent and the Lenders which is executed by each lessor of any material leased facility of Borrower or any Subsidiary of Borrower at which Collateral may now or in the future be located, in form and substance satisfactory to Administrative Agent.

        "LC Commission" is defined in Section 2.9(e)(ii).

        "LC Obligations" means, at any time, an amount equal to the sum of (i) the aggregate Stated Amount of the then outstanding Letters of Credit and (ii) the aggregate amount of Unpaid Drawings. The LC Obligation of any Lender at any time shall mean its Revolver Pro Rata Share of the aggregate LC Obligations outstanding at such time.

        "Lender" and "Lenders" have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a "Lender" as contemplated by the First Amendment, the Second Amendment or Section 12.8.

        "Lender Default" means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.1 (provided that the conditions to funding in respect thereof have been satisfied) or Section 2.9(f) or (ii) a Lender having notified in writing Borrower and/or Administrative Agent that it does not intend to comply with its obligations under Section 2.1 (whether or not as a result of any takeover of such Lender by any regulatory authority or agency).

        "Letter of Credit Payment" means as applicable (i) all payments made by the Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (ii) all payments made by the Lenders to the Facing Agent in respect thereof (whether or not in accordance with their Revolver Pro Rata Shares).

        "Letter of Credit Request" is defined in Section 2.9(b).

        "Letters of Credit" means, collectively, all Commercial Letters of Credit and Standby Letters of Credit issued pursuant to this Agreement, and "Letter of Credit" means any one of such Letters of Credit.

        "Lien" means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security and other deposits made to landlords and suppliers in the ordinary course of business) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to Borrower or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).

        "Loan" means any of the Term A Loans, the Term B Loans, the Swing Line Loans, or the Revolving Loans and "Loans" means all such Loans collectively.

        "Loan Documents" means, collectively, this Agreement, the Notes, each Letter of Credit, each Security Document, each Interest Rate Agreement to which any Lender or any Affiliate of a Lender is a party, and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

        "Majority Lenders" of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

        "Material Adverse Effect" means a material adverse effect on (i) the business, property, assets, nature of assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole, (ii) the ability of any Credit Party or any Subsidiary to perform its respective obligations under any Loan Document to which it is a party, or (iii) the validity or enforceability (other than in accordance with its terms) of this Agreement or any of the Security Documents or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder.

        "Maximum Commitment" means, when used with reference to any Lender, the aggregate of such Lender's Term A Commitment, Term B Commitment, and Revolving Commitment in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

        "Minimum Borrowing Amount" means, with respect to Base Rate Loans, $1,000,000, and with respect to Eurodollar Loans, $1,000,000, and with respect to Swing Line Loans, $500,000.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Mortgage" means any mortgages or similar documents executed pursuant to Section 7.12, all as amended, restated, supplemented or otherwise modified from time to time.

        "Mortgage Policies" means any mortgage policies or similar documents executed pursuant to Section 5.3 or 7.12.

        "Mortgaged Property" means any real property subject to a mortgage pursuant to Section 7.12.

        "Most Recent Ratio of Senior Debt to EBITDA" means, at any date of determination, the Senior Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of Borrower for which financial statements have been delivered pursuant to Section 7.1; provided, however, that if Borrower fails to deliver such financial statements as required by Article VII and further fails to remedy such default within five days of receipt of notice thereof from Administrative Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Ratio of Senior Debt to EBITDA shall be deemed to be greater than 2.25 to 1.0 as of the date such financial statements were required to be delivered under Section 7.1 until such time as such financial statements are so delivered at which point in time the Most Recent Ratio of Senior Debt to EBITDA will be as determined by such financial statements. Notwithstanding the foregoing or the provisions of the last sentence of Section 3.3, from the date hereof to the date of delivery of Financial Statements for the period ending September 30, 2001, the Most Recent Ratio of Senior Debt to EBITDA shall be deemed to be greater than 2.25 to 1.00.

        "Multiemployer Plan" means any plan described in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by Borrower or any ERISA Affiliate.

        "Net Offering Proceeds" means the cash proceeds received by Holdings or any of its Subsidiaries (including cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration or otherwise, but only as and when such cash is received) from (i) the issuance of any Capital Stock or (ii) the incurrence of any Indebtedness, in each case net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other out-of-pocket fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

        "Net Sale Proceeds" means, with respect to any Asset Disposition the aggregate cash payments received by Borrower or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus (i) the direct costs and expenses (including legal costs and title and recording expenses) incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition); (ii) any provision for taxes in respect thereof made in accordance with GAAP provided that such expenses shall only include taxes to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition; and (iii) any portion of any such proceeds which Borrower determines in good faith should be reserved for post-closing adjustments (to the extent Borrower delivers to the Lenders a certificate signed by the chief financial officer of Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Borrower or any of its Subsidiaries. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar equivalent thereof as of the date of receipt thereof by such Person. For purposes of this Agreement, Net Sale Proceeds shall not include proceeds from any Recovery Event.

        "New Domestic Subsidiary" is defined in Section 7.12(b).

        "Non-Defaulting Lender" means each Lender which is not a Defaulting Lender.

        "Note" means any of the Revolving Notes, the Swing Line Note, the Term A Notes or the Term B Notes and "Notes" means all of such Notes collectively.

        "Notice Address" is defined in Section 2.5.

        "Notice of Borrowing" is defined in Section 2.5.

        "Notice of Conversion or Continuation" is defined in Section 2.6.

        "Notice Office" means the office of the Administrative Agent located at 130 Liberty Street, 14th Floor, New York, New York 10006, Attention: Deal Administrator, or such other office as the Administrative Agent may designate to Borrower and the Lenders from time to time.

        "Obligations" means all liabilities and obligations of the Credit Parties and any Subsidiary of Borrower now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

        "Operating Lease" of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

        "Organizational Documents" means, with respect to any Person, such Person's articles or certificate of incorporation, bylaws, partnership agreement, operating agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Capital Stock.

        "Original Term B Loans" is defined in Section 2.1(a)(ii).

        "Other Hedging Agreement" means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

        "Parent" means TNS Holdings, L.L.C., a Delaware limited liability company.

        "Parent Undertaking" is defined in Section 5.1(z).

        "Participants" is defined in Section 12.8(b).

        "Payment Office" is defined in Section 2.7.

        "PBGC" means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

        "Perfection Certificate" is defined in Section 5.1(b).

        "Permitted Acquisition" is defined in Section 8.4(k).

        "Permitted Covenant" means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the Permitted Holdings Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings' board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

        "Permitted Holders" means GTCR and its Affiliates.

        "Permitted Holdings Preferred Stock" means (a) Holdings Preferred Stock and (b) any other preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (vi) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

        "Permitted Liens" is defined in Section 8.1.

        "Permitted Real Property Encumbrances" means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to Administrative Agent in accordance with the terms hereof, reasonably acceptable by Administrative Agent, (ii) as to any particular parcel of real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of Administrative Agent, materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by Administrative Agent, (iii) municipal and zoning ordinances and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as to which Administrative Agent may consent.

        "Person" means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

        "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

        "Pledge Agreement" is defined in Section 5.1(c).

        "Pledged Securities" means all of the Pledged Securities as defined in Section 3.4 of the Pledge Agreement.

        "Pro Forma Adjustments" is defined in Section 8.4(k).

        "Pro Forma Balance Sheet" is defined in Section 6.5(a).

        "Pro Rata Share" means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender's Maximum Commitment and the denominator of which shall be the Total Commitment or, if no Commitments are then outstanding, such Lender's aggregate outstanding principal amount of Loans to the total outstanding principal balance of all Loans hereunder.

        "Projections" is defined in Section 6.5(e).

        "Purchase Money Indebtedness" is defined in Section 8.2(f).

        "Qualified IPO" means a bona fide underwritten sale to the public of Holdings Common Stock pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in gross cash proceeds (exclusive of underwriter's discounts and commissions and other expenses) of at least $50,000,000.

        "Quarterly Payment Date" means, subject to Section 4.6, the fifteenth (15th) day of each March, June, September and December of each year commencing June 15, 2001.

        "Real Property" means all of the right, title and interest of any Person in and to land, improvements and fixtures, including any such interest as lessee or licensee in, to and under leases or licenses.

        "Recovery Event" means the receipt by Borrower (or any of its Affiliates) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Borrower or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Borrower or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 7.8.

        "Refunded Swing Line Loans" is defined in Section 2.1(c)(ii).

        "Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Release" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act 42 USC §9601 et seq.

        "Remedial Action" means actions required by Environmental Laws or taken in response to an Environmental Claim to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize the Release or threat of Release of Hazardous Materials; or (iii) perform pre-remedial or post-remedial studies and investigations and post-remedial monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

        "Replaced Lender" is defined in Section 3.7.

        "Replacement Lender" is defined in Section 3.7.

        "Reportable Event" means a "reportable event" described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, the filing of a notice of intent to terminate a Plan, the termination of a Plan, any event requiring disclosure under Section 4063(a) or 4062(e) of ERISA, receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4202 of ERISA or receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA.

        "Required Lenders" means Non-Defaulting Lenders the sum of whose outstanding Term Loans, and Revolving Commitments (or, after the Total Revolving Commitment has been terminated outstanding Revolving Loans and Revolver Pro Rata Share of outstanding Swing Line Loans and LC Obligations) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Lenders, and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans and LC Obligations at such time).

        "Requirement of Law" means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" means, as to any Person, any of the Chairman of the Board of Directors, President, Chief Executive Officer, Chief Financial Officer, any Senior or Executive Vice President, the Treasurer, Controller or the General Counsel of such Person.

        "Restricted Payment" is defined in Section 8.5.

        "Returns" is defined in Section 6.9.

        "Revolver Pro Rata Share" means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender's Revolving Commitment and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date has occurred, such Lender's aggregate outstanding principal amount of Revolving Loans and its pro rata share of outstanding Swing Line Loans and LC Obligations to the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans hereunder and the aggregate outstanding amount of all LC Obligations.

        "Revolver Termination Date" means, April 3, 2005 or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

        "Revolving Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit, as such commitment may be reduced from time to time pursuant to this Agreement, which commitment as of the Third Amendment Effective Date is the amount set forth opposite such lender's name on Schedule 1.1(a) hereto under the caption "Amount of Revolving Commitment" as the same may be adjusted from time to time pursuant to the terms hereof and "Revolving Commitments" means such commitments collectively, which commitments equal $10,000,000 in the aggregate as of the Third Amendment Effective Date.

        "Revolving Facility" means the credit facility under this Agreement evidenced by the Revolving Commitments and the Revolving Loans.

        "Revolving Lender" means any Lender which has a Revolving Commitment or is owed a Revolving Loan.

        "Revolving Loan" and "Revolving Loans" have the meanings given in Section 2.1(b).

        "Revolving Note" is defined in Section 2.2(a).

        "Sale and Leaseback Transaction" means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

        "Scheduled Additional Term B Repayments" means, with respect to the principal payments on the Additional Term B Loans for each day set forth below, the Dollar amount set forth opposite thereto:

Date	Scheduled Additional Term B Loan Principal Payment
June 30, 2002	$260,416.68
September 30, 2002	$260,416.68
December 31, 2002	$260,416.68
March 31, 2003	$260,416.68
June 30, 2003	$520,833.33
September 30, 2003	$520,833.33
December 31, 2003	$520,833.33
March 31, 2004	$520,833.33
June 30, 2004	$677,083.33
September 30, 2004	$677,083.33
December 31, 2004	$677,083.33
March 31, 2005	$677,083.33
June 30, 2005	$1,770,833.33
September 30, 2005	$1,770,833.33
December 31, 2005	$1,770,833.33
March 31, 2006	$1,770,833.33
June 30, 2006	$1,770,833.33
September 30, 2006	$1,770,833.33
December 31, 2006	$1,770,833.33
Term B Loan Maturity Date	$1,770,833.33 or, if less, the aggregate principal amount of Additional Term B Loans out-standing

        "Scheduled Sprint Term B Repayments" means, with respect to the principal payments on the Sprint Term B Loans for each day set forth below, the Dollar amount set forth opposite thereto:

Date	Scheduled Sprint Term B Loan Principal Payment
June 30, 2002	$651,041.67
September 30, 2002	$651,041.67
December 31, 2002	$651,041.67
March 31, 2003	$651,041.67
June 30, 2003	$1,302,083.33
September 30, 2003	$1,302,083.33
December 31, 2003	$1,302,083.33
March 31, 2004	$1,302,083.33
June 30, 2004	$1,692,708.34
September 30, 2004	$1,692,708.34
December 31, 2004	$1,692,708.34
March 31, 2005	$1,692,708.34
June 30, 2005	$4,427,083.33
September 30, 2005	$4,427,083.33
December 31, 2005	$4,427,083.33
March 31, 2006	$4,427,083.33
June 30, 2006	$4,427,083.33
September 30, 2006	$4,427,083.33
December 31, 2006	$4,427,083.33
Term B Loan Maturity Date	$4,427,083.33 or, if less, the aggregate principal amount of Sprint Term B Loans outstanding

        "Scheduled Term Repayments" means Scheduled Term A Repayments and Scheduled Term B Repayments.

        "Scheduled Term A Repayments" means, with respect to the principal payments on the Term A Loans for each date set forth below, the Dollar amount set forth opposite thereto:

Date	Scheduled Term A Loan Principal Payment
June 30, 2001	$1,500,000
September 30, 2001	$1,500,000
December 31, 2001	$1,500,000
March 31, 2002	$1,500,000
June 30, 2002	$1,875,000
September 30, 2002	$1,875,000
December 31, 2002	$1,875,000
March 31, 2003	$1,875,000
June 30, 2003	$1,875,000
September 30, 2003	$1,875,000
December 31, 2003	$1,875,000
March 31, 2004	$1,875,000
June 30, 2004	$2,250,000
September 30, 2004	$2,250,000
December 31, 2004	$2,250,000
Term A Loan Maturity Date	$2,250,000 or, if less, the aggregate principal amount of Term A Loans outstanding

        "Scheduled Term B Repayments" means, with respect to the principal payments on the Term B Loans for each day set forth below, the Dollar amount set forth opposite thereto:

Date	Scheduled Term B Loan Principal Payment
June 30, 2001	$1,000,000
September 30, 2001	$1,000,000
December 31, 2001	$1,000,000
March 31, 2002	$1,000,000
June 30, 2002	$1,250,000
September 30, 2002	$1,250,000
December 31, 2002	$1,250,000
March 31, 2003	$1,250,000
June 30, 2003	$2,500,000
September 30, 2003	$2,500,000
December 31, 2003	$2,500,000
March 31, 2004	$2,500,000
June 30, 2004	$3,250,000
September 30, 2004	$3,250,000
December 31, 2004	$3,250,000
March 31, 2005	$3,250,000
June 30, 2005	$8,500,000
September 30, 2005	$8,500,000
December 31, 2005	$8,500,000
March 31, 2006	$8,500,000
June 30, 2006	$8,500,000
September 30, 2006	$8,500,000
December 31, 2006	$8,500,000
Term B Loan Maturity Date	$8,500,000 or, if less, the aggregate principal amount of Term B Loans out-standing

        "SEC" means the Securities and Exchange Commission or any successor thereto.

        "Second Amendment" means the Consent and Second Amendment to Credit Agreement dated as of May 16, 2002 by and among the Borrower, Holdings, the Lenders and the Administrative Agent.

        "Second Amendment Effective Date" has the meaning set forth in the Second Amendment.(2)

(2)
Section 6 of the Second Amendment defines the Effective Date to be May 16, 2002.

        "Second Amendment Effective Date Additional Term B Amount" is defined in Section 2.1(a)(ii).

        "Second Amendment Effective Date Original Term B Amount" is defined in Section 2.1(a)(ii).

        "Secured Creditors" shall have the meaning provided in the respective Security Documents.

        "Securities" means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended and as codified in 15 U.S.C. §77a et seq., and as hereafter amended.

        "Security Agreement" is defined in Section 5.1(b).

        "Security Documents" means, collectively, the Equity Call Agreement, the Parent Undertaking, the Subordination Agreement, the Security Agreement, the Holdings Guaranty, the Subsidiary Guaranty, the Pledge Agreement, the Mortgages, the Control Agreement, the Perfection Certificates, the Collateral Assignment of Leases, and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, including, without limitation, all Additional Security Documents, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, "Security Documents" shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by any Credit Party or any Subsidiary of any Credit Party after the date of this Agreement in favor of Administrative Agent or Collateral Agent for the benefit of the Lenders in satisfaction of the requirements of this Agreement.

        "Seller" means PSINet Inc., a New York corporation.

        "Senior Leverage Ratio" means, for any period, the ratio of Total Consolidated Indebtedness (but excluding any Subordinated Indebtedness) as of the end of such period to Consolidated EBITDA for such period.

        "Senior Subordinated Documents" means the Senior Subordinated Notes, the Subordination Agreement, the Senior Subordinated Loan Agreement, the Senior Subordinated Guaranties and all other agreements, instruments and documents executed in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "Senior Subordinated Guaranties" means the "Holdings Guaranty" and the "Subsidiary Guaranties" referred to in the Senior Subordinated Loan Agreement.

        "Senior Subordinated Loan Agreement" means the Senior Subordinated Loan Agreement dated as of the Closing Date among GTCR Capital Partners, L.P., Borrower and Holdings pursuant to which Borrower issued the Senior Subordinated Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "Senior Subordinated Notes" means, collectively, the 14% senior unsecured subordinated promissory notes issued by Borrower due April 3, 2008 in accordance with Section 8.2(b), as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill, Inc., or any successor to the rating agency business thereof.

        "Sprint" means Sprint Communications Company L.P., a Delaware limited partnership.

        "Sprint Acquisition" means the acquisition of certain customer contracts and certain other assets and intellectual property pursuant to and in accordance with the terms and conditions of the Sprint Acquisition Documents.

        "Sprint Acquisition Documents" means the Sprint Asset Purchase Agreement, the Sprint Referral Agreement and all other documents, instruments and agreements entered into or delivered in connection therewith.

        "Sprint Asset Purchase Agreement" means that certain Asset Purchase Agreement dated as of May 13, 2002 by and between the Borrower and Sprint as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "Sprint Referral Agreement" that certain Prospect and Referral Agreement dated as of May 16, 2002 by and between the Borrower and Sprint as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

        "Sprint Term B Loan" is defined in Section 2.1(a)(ii).

        "Sprint Term B Commitment" means the principal amount set forth opposite such Lender's name on Schedule 1.1(c) hereto or in any Assignment and Assumption Agreement under the caption "Amount of Sprint Term B Commitment", as such commitment may be adjusted from time to time pursuant to this Agreement, and "Sprint Term B Commitments" means such commitments collectively, which commitments equal $50,000,000 in the aggregate as of the Second Amendment Effective Date.

        "Standby Letter of Credit" means any of the irrevocable standby letters of credit issued for the account of Borrower pursuant to this Agreement having a Stated Amount and otherwise in form and substance acceptable to the Facing Agent, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

        "Stated Amount" or "Stated Amounts" means with respect to any Letter of Credit the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

            (i)  any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by Borrower; and

           (ii)  any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such

  Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by telex or facsimile transmission) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

        "Subordinated Indebtedness" means, collectively, (i) Indebtedness evidenced by or incurred pursuant to the Senior Subordinated Documents and (ii) any other unsecured Indebtedness for borrowed money of Holdings or any Subsidiary, the repayment of which is subordinated to the repayment of the Obligations on terms and conditions satisfactory to the Required Lenders.

        "Subordination Agreement" is defined in Section 5.1(w).

        "Subsidiary" of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

        "Subsidiary Guarantor" means each of the Subsidiaries party to the Subsidiary Guaranty as of the Closing Date and each of the Subsidiaries of Borrower that becomes a party to a Subsidiary Guaranty after the Closing Date as contemplated in Section 7.12(d).

        "Subsidiary Guaranty" is defined in Section 5.1(e).

        "Supermajority Lenders" of any Facility means those Non-Defaulting Lenders of such Facility the sum of whose outstanding Loans of such Facility constitutes greater than 66-2/3% of the sum of the total outstanding Loans of Non-Defaulting Lenders of such Facility.

        "Swing Line Commitment" of the Swing Line Lender at any date, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.1(c) in the amount referred to therein.

        "Swing Line Lender" means BT.

        "Swing Line Loan Participation Certificate" means a certificate, substantially in the form of Exhibit 2.1(c).

        "Swing Line Loans" is defined in Section 2.1(c)(i).

        "Swing Line Note" is defined in Section 2.2(a).

        "Syndication Period" is defined in Section 2.4.

        "Taxes" is defined in Section 4.7(a).

        "Term A Commitment" means, with respect to any Term A Lender, the principal amount set forth opposite such Lender's name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption "Amount of Term A Commitment", as such commitment may be adjusted from time to time pursuant to this Agreement, and "Term A Commitments" means such commitments collectively, which commitments equal $30,000,000 in the aggregate as of the Closing Date.

        "Term A Facility" means the credit facility under this Agreement evidenced by the Term A Commitments and the Term A Loans.

        "Term A Lender" means any Lender which has a Term A Commitment or is owed a Term A Loan.

        "Term A Loan" and "Term A Loans" is defined in Section 2.1(a).

        "Term A Loan Maturity Date" means April 3, 2005 or such earlier date as the outstanding Term A Loan shall have been reduced to $0 pursuant to this Agreement.

        "Term A Note" is defined in Section 2.2(a).

        "Term A Percentage" means, as of any date of determination, expressed as a percentage, (i) the aggregate principal amount of outstanding Term A Loans divided by (ii) the aggregate principal amount of all outstanding Term Loans.

        "Term A Pro Rata Share" means, when used with reference to any Term A Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender's then outstanding Term A Loan and the denominator of which shall be all then outstanding Term A Loans.

        "Term B Commitment" means, with respect to any Term B Lender, the principal amount set forth opposite such Lender's name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption "Amount of Term B Commitment", as such commitment may be adjusted from time to time pursuant to this Agreement, and "Term B Commitments" means such commitments collectively, which commitments equal $100,000,000 in the aggregate as of the Closing Date.

        "Term B Facility" means the credit facility under this Agreement evidenced by the Term B Commitments and the Term B Loans.

        "Term B Lender" means any Lender which has a Term B Commitment or is owed a Term B Loan.

        "Term B Loan" and "Term B Loans" is defined in Section 2.1(a).

        "Term B Loan Maturity Date" means April 3, 2007 or such earlier date as the outstanding Term B Loan shall have been reduced to $0 pursuant to this Agreement.

        "Term B Note" is defined in Section 2.2(a).

        "Term B Percentage" means, as of any date of determination, expressed as a percentage, (i) the aggregate principal amount of outstanding Term B Loans divided by (ii) the aggregate principal amount of all outstanding Term Loans.

        "Term B Pro Rata Share" means, when used with reference to any Term B Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender's then outstanding Term B Loan and the denominator of which shall be all then outstanding Term B Loans.

        "Term Commitments" means the Term A Commitments and the Term B Commitments.

        "Term Loans" means the Term A Loans and the Term B Loans.

        "Test Period" means, as of any date of determination, the period of four consecutive Fiscal Quarters of Borrower most recently ended.

        "Third Amendment" means the Third Amendment to Credit Agreement dated as of April 14, 2003 by and among the Borrower, Holdings, the Lenders and the Administrative Agent.

        "Third Amendment Effective Date" has the meaning set forth in the Third Amendment.

        "Total Available Revolving Commitment" means, at the time, any determination thereof is made, the sum of the respective Available Revolving Commitments of the Lenders at such time.

        "Total Commitment" means, at the time any determination thereof is made, the sum of the Term A Commitments, Term B Commitments and the Revolving Commitments at such time.

        "Total Consolidated Indebtedness" means, at any time, the total of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Total Leverage Ratio" means, for any period, the ratio of Total Consolidated Indebtedness as of the end of such period to Consolidated EBITDA for such period.

        "Total Revolving Commitment" means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

        "TNS Management" means each of John J. McDonnell, Jr., John J. McDonnell III, Henry H. Graham, Brian J. Bates, Matthew M. Mudd, Peter Gorog, Larry Crompton, Jim Mullen and Edward O'Brien, all of whom are investing through Dunluce Investors III, L.L.C., a Delaware limited liability company.

        "Transaction Documents" means, collectively, the Acquisition Documents, the Senior Subordinated Documents, the Equity Documents and any agreement, document, instrument and certificate executed and/or delivered after the date hereof pursuant to the terms of, or in connection with, any of the foregoing.

        "Transactions" means, collectively, (i) each of the Credit Events occurring on the Closing Date, (ii) the Acquisition, (iii) the issuance of the Senior Subordinated Notes, (iv) such other transactions as are contemplated by the Documents, (v) the Equity Financing and (vi) the payment of fees and expenses in connection with the foregoing.

        "Transferee" is defined in Section 12.8(d).

        "Type" means any type of Loan, namely, a Base Rate Loan or a Eurodollar Loan.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

        "U.S." or "United States" means the United States of America.

        "Unmatured Event of Default" means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

        "Unpaid Drawing" means the aggregate amount of drawings under all Letters of Credit which have not then been reimbursed pursuant to Section 2.9(c).

        "Voting Securities" means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors or by foreign nationals) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

        "Written" or "In Writing" means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein," "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to "Articles", "Sections", "paragraphs", "Exhibits" and "Schedules" in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

        Section 1.2.    Accounting Terms; Financial Statements.    All accounting terms used herein but not expressly defined in this Agreement shall have respective meanings given to them in accordance with GAAP in effect on the Closing Date in the U.S. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the U.S. on the Closing Date and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 6.5(a) and 6.5(e). Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1shall be prepared in accordance with GAAP in the U.S. as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

        Section 2.1.    The Commitments.

        (a)    Term Loans.

          (i)    Term A Loans.    Each Term A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans (each such loan, a "Term A Loan" and collectively, the "Term A Loans") to Borrower on the Initial Borrowing Date in an aggregate principal amount equal to the Term A Commitment of such Term A Lender. The Term A Loans incurred by Borrower (A) shall be incurred by Borrower pursuant to a single drawing, (B) shall be denominated in Dollars and (C) shall be made as Base Rate Loans. Except as hereinafter provided, Term A Loans may, at the option of Borrower, be maintained as and/or converted into Base Rate Loans or Eurodollar Loans. All Term A Loans made by the Term A Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term A Loans of the same Type and shall not exceed for any Lender at the time of incurrence thereof that aggregate principal amount which when added to all other Term A Loans made by such Lender equals the Term A Commitment, if any, of such Lender at such time. No amount of a Term A Loan which is repaid or prepaid by Borrower may be reborrowed hereunder.

          (ii)    Term B Loans.    Borrower and the Lenders acknowledge (x) the making of Term B Loans (as such term was defined on the Closing Date) in an aggregate principal amount of $100,000,000 on the Closing Date (the "Original Term B Loan") and (y) the making of additional Term B Loans in an aggregate principal amount of $20,000,000 on the First Amendment Effective Date (the "Additional Term B Loans"). Borrower and each Lender that has either an Original Term B Loan or Additional Term B Loan, severally and for itself alone, hereby agree, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, that such Loans shall continue to be outstanding as Loans pursuant to the terms and conditions of this Agreement and Borrower and the Lenders acknowledge that on the Second Amendment Effective Date, the aggregate principal amount of Original Term B Loans outstanding was equal to $91,051,546.39 (the "Second Amendment Effective Date Original Term B Amount") and that the aggregate principal amount of Additional Term B Loans outstanding was equal to $20,000,000.00 (the "Second Amendment Effective Date Additional Term B Amount") and each Lender that had a Term B Commitment was deemed to have outstanding as of the Second Amendment Effective Date Original Term B Loans in an aggregate principal amount equal to its pro rata share of such Original Term B Loans and each Lender that had an Additional Term B Commitment was deemed to have outstanding as of the Second Amendment Effective Date Additional Term B Loans in an aggregate principal amount equal to its pro rata share of such Additional Term B Loans. Subject to the conditions set forth in Section 5.2, in a single draw on the Second Amendment Effective Date, each Lender that has a Sprint Term B Commitment agrees that it will make loans (relative to such Lender, its "Sprint Term B Loan", and together with all Original Term B Loans and the Additional Term B Loans, the "Term B Loans") to Borrower in an aggregate principal amount equal to the Sprint Term B Commitment of such Lender. No amounts paid or prepaid with respect to Term B Loans may be reborrowed.

        (b)    Revolving Loans.    Each Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Borrower on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Revolver Pro Rata Share of the Total Available Revolving Commitment (each such loan by any Lender, a "Revolving Loan" and collectively, the "Revolving Loans"). The Revolving Loans (i) shall be denominated in Dollars and (ii) if made on the Initial Borrowing Date, shall be made as Base Rate Loans and, except as hereinafter provided, may, at the option of Borrower, be maintained as and/or converted into Base Rate Loans or Eurodollar Loans. All Revolving Loans comprising the same Borrowing hereunder shall be made by the Revolving Lenders simultaneously and in proportion to their respective Revolving Commitments. Prior to the Revolver Termination Date, Revolving Loans may be repaid and reborrowed by Borrower in accordance with the provisions hereof and, except as otherwise specifically provided herein, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

        (c)    Swing Line Loans.

          (i)    Swing Line Commitment.    Subject to the terms and conditions hereof, the Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars ("Swing Line Loans") to Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $2,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans (A) exceed the Total Available Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof) or (B) cause the outstanding Revolving Loans of any Revolving Lender, when added to such Lender's Revolver Pro Rata Share of the then outstanding Swing Line Loans and Revolver Pro Rata Share of the aggregate LC Obligations (exclusive of Unpaid

  Drawings relating to LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swing Line Loans) to exceed such Lender's Revolving Commitment. Amounts borrowed by Borrower under this Section 2.1(c)(i) may be repaid and reborrowed during the period from the Closing Date to but excluding five (5) Business Days prior to the Revolver Termination Date. The Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

          (ii)    Refunding of Swing Line Loans.    The Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of Borrower (which hereby irrevocably direct the Swing Line Lender to so act on their behalf) notify each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in an amount equal to such Lender's Revolver Pro Rata Share of the principal amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Sections 10.1(e) or 10.1(f) or upon the occurrence of a Change of Control. Unless any of the events described in Sections 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Revolving Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender at the Payment Office prior to 12:00 P.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

          (iii)    Participation in Swing Line Loans.    If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(c)(ii), one of the events described in Sections 10.1(e) or 10.1(f) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(c)(ii), then, subject to the provisions of Section 2.1(c)(iv) below, each Revolving Lender will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Revolver Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate substantially in the form of Exhibit 2.1(c)(iii) hereto, dated the date of receipt of such funds and in such amount.

          (iv)    Lenders' Obligations Unconditional.    Each Revolving Lender's obligation to make Revolving Loans in accordance with Section 2.1(c)(ii) and to purchase participating interests in accordance with Section 2.1(c)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Swing Line Lender the amount required pursuant to Section 2.1(c)(ii) or (iii) above, as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.

  Notwithstanding the foregoing provisions of this Section 2.1(c)(iv), no Lender shall be required to make a Revolving Loan to Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(ii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(c)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

        Section 2.2.    Notes.

        (a)    Evidence of Indebtedness.    Borrower's obligation to pay the principal of and interest on all the Loans made to it by each Lender shall be evidenced, (1) if Term A Loans, by a promissory note (each, a "Term A Note" and, collectively, the "Term A Notes") duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith, (2) if Term B Loans, by a promissory note (each, a "Term B Note" and, collectively, the "Term B Notes") duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith, (3) if Revolving Loans, by a promissory note (each, a "Revolving Note" and, collectively, the "Revolving Notes") duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)(3) hereto, with blanks appropriately completed in conformity herewith, and (4) if Swing Line Loans, by a promissory note (the "Swing Line Note") duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)(4) hereto, with blanks appropriately completed in conformity herewith.

          (i)    Provisions of the Term A Notes.    The Term A Note issued to each Term A Lender shall (A) be executed by Borrower, (B) be payable to the order of such Term A Lender and be dated the Initial Borrowing Date, (C) be in a stated principal amount equal to the Term A Commitment of such Term A Lender and be payable in the aggregate principal amount of the Term A Loan evidenced thereby, (D) mature, with respect to each Term A Loan evidenced thereby, on the Term A Loan Maturity Date, (E) be subject to mandatory prepayment as provided in Section 4.4, (F) bear interest as provided in Section 3.1 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

          (ii)    Provisions of the Term B Notes.    The Term B Note issued to each Term B Lender shall (A) be executed by Borrower (B) be payable to the order of such Term B Lender and be dated the Initial Borrowing Date, (C) be in a stated principal amount equal to the Term B Commitment of such Term B Lender and be payable in the aggregate principal amount of the Term B Loan evidenced thereby, (D) mature, with respect to each Term B Loan evidenced thereby, on the Term B Loan Maturity Date, (E) be subject to mandatory prepayment as provided in Section 4.4, (F) bear interest as provided in Section 3.1 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

          (iii)    Provisions of the Revolving Notes.    The Revolving Note issued to each Revolving Lender shall (A) be executed by Borrower, (B) be payable to the order of such Lender and be dated the Initial Borrowing Date, (C) be in a stated principal amount equal to the Revolving Commitment of such Revolving Lender and be payable in the aggregate principal amount of the Revolving Loans evidenced thereby, (D) mature, with respect to each Loan evidenced thereby, on the Revolver Termination Date, (E) be subject to mandatory prepayment as provided in Section 4.4, (F) bear interest as provided in the appropriate clause of Section 3.1 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

          (iv)    Provisions of the Swing Line Note.    The Swing Line Note issued to BT shall (A) be executed by Borrower, (B) be payable to the order of BT or its registered assigns and be dated the Initial Borrowing Date, (C) be in a stated principal amount equal to the Swing Line Commitment and be payable in the aggregate principal amount of the Swing Line Loans evidenced thereby, (D) mature, with respect to each Loan evidenced thereby, five (5) Business Days prior to the Revolver Termination Date, (E) be subject to mandatory prepayment as provided in Section 4.4 and voluntary prepayment as provided in Section 4.3, (F) bear interest as provided in Section 3.1 in respect of the Base Rate Loan evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

        (b)    Notation of Payments.    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect Borrower's or any guarantor's obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

        Section 2.3.    Minimum Amount of Each Borrowing; Maximum Number of Borrowings.    Except for the funding of Revolving Loans pursuant to Sections 2.1(c)(ii) and 2.9(c)(i), the aggregate principal amount of each Borrowing by Borrower hereunder shall be not less than (i) in the case of a Base Rate Loan, $1,000,000 and, if greater, shall be in integral multiples of $250,000 above such minimum (or, if less, the then Total Available Revolving Commitment) and (ii) in the case of a Eurodollar Loan, $1,000,000 and, if greater, shall be in integral multiples of $250,000 above such minimum and (iii) in the case of a Swing Line Loan, $250,000 and, if greater, shall be in integral multiples of $100,000 above such minimum. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten (10) Borrowings of Eurodollar Loans.

        Section 2.4.    Borrowing Options.    The Term Loans and the Revolving Loans shall, at the option of Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurodollar Loans, or (iii) part Base Rate Loans and part Eurodollar Loans; provided, however, that prior to the earlier to occur of (a) the 60th day after the Initial Borrowing Date and (b) the date on which Administrative Agent determines in its sole discretion that the primary syndication of the Loans has been completed (with Administrative Agent agreeing to promptly notify Borrower of such determination) (the "Syndication Period"), no Loan may be made or converted, into a Eurodollar Loan with an Interest Period in excess of one month (with all such Interest Periods ending on the same day during such period). As to any Eurodollar Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Loan, provided that in such event that Lender's Loan shall, for the purposes of this Agreement, be considered to have been made by that Lender and the obligation of Borrower to repay such Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

        Section 2.5.    Notice of Borrowing.    Whenever Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its office located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 (or such other address as the Administrative Agent may hereafter designate in writing to the parties hereto) (the "Notice Address") at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing), given not later than 1:00 P.M. (New York City time) of each Base Rate Loan, and at least three Business Days' prior written notice

(or telephonic notice promptly confirmed in writing), given not later than 1:00 P.M. (New York City time), of each Eurodollar Loan to be made hereunder; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative Agent, be delivered later than the time specified above. Whenever Borrower desires that Swing Line Lender make a Swing Line Loan under Section 2.1(c), it shall deliver to Swing Line Lender prior to 12:00 P.M. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Each such notice (each a "Notice of Borrowing"), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Loans being made pursuant to such Borrowing are to be Base Rate Loans or Eurodollar Loans and, with respect to Eurodollar Loans, the Interest Period to be applicable thereto. Administrative Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender's Revolver Pro Rata Share, Term A Pro Rata Share or Term B Pro Rata Share, as applicable, thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of Borrower prior to receipt of written confirmation. Administrative Agent's records shall, absent manifest error, be final, conclusive and binding on Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.

        Section 2.6.    Conversion or Continuation.    Subject to Section 2.4, Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Loans and (ii) at the end of any Interest Period with respect thereto, to convert Eurodollar Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurodollar Loans for each Interest Period therefor must be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a "Notice of Conversion or Continuation") and shall be made by giving Administrative Agent at least three Business Days' prior written notice thereof, given not later than 1:00 P.M. (New York City time), to the Notice Address specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurodollar Loans, the Interest Period therefor, (iii) whether such conversion or continuation is made with respect to Revolving Loans, Term A Loans or Term B Loans and (iv) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Loans, shall also be the last day of the Interest Period therefor). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Loans, and no continuation in whole or in part of Eurodollar Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from Borrower containing a permitted election to continue any Eurodollar Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

        Section 2.7.    Disbursement of Funds.    No later than 12:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its Term A Pro Rata Share of Term A Loans, Term B Pro Rata Share of Term B Loans and Revolver Pro Rata Share of Revolving Loans of the Borrowing requested to be made on such date in Dollars and in immediately available funds, at the office (the "Payment Office") of Administrative Agent located at 130 Liberty Street, 14th

Floor New York, New York 10006 Attention: Commercial Loan Division (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurodollar Loans) and Administrative Agent will make available to Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders. Unless Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender's portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and, if so notified, Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurodollar Loans, as the case may be, applicable during the period in question, provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for the first three days after the date such amount is due and thereafter at the Federal Funds Rate plus 1%, together with Administrative Agent's standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Term A Pro Rata Share of all Term A Loans, its Term B Pro Rata Share for all Term B Loans and its Revolver Pro Rata Share of all Revolving Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence; provided, that such Lender shall have full recourse against Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which Borrower may have against the Lender as a result of any default by such Lender hereunder.

        Section 2.8.    Pro Rata Borrowings.    All Borrowings of Term A Loans, Term B Loans and Revolving Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their Term A Commitments, Term B Commitments or Revolving Commitments, as the case may be. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

        Section 2.9.    Letter of Credit.

        (a)    Letter of Credit Commitments.

            (i)  Subject to and upon the terms and conditions herein set forth and such other conditions as are applicable to its customers generally, BT agrees to issue, or cause one of its Affiliates

  (including without limitation Deutsche Bank AG, New York Branch), to issue in its own name (in such capacity, "Facing Agent"), but for the ratable benefit of all Revolving Lenders (including the Facing Agent) in the case of all Letters of Credit at any time and from time to time on or after the Initial Borrowing Date and prior to the 30th day preceding the Revolver Termination Date, one or more Letters of Credit, each having a Stated Amount in Dollars and each being issued at sight, for the account of Borrower in an aggregate undrawn amount at any one time outstanding that together with the aggregate Stated Amount of other Letters of Credit then outstanding, does not exceed $2,000,000; provided, however, that Facing Agent shall not issue or extend the expiration of any Letter of Credit if, immediately after giving effect to such issuance or extension, (A) the aggregate LC Obligations at such time would exceed $2,000,000 or (B) the Available Revolving Commitment of any Revolving Lender would be less than zero. Each Revolving Lender severally, but not jointly, agrees to participate in each such Letter of Credit issued by Facing Agent to the extent of its Revolver Pro Rata Share and to make available to Facing Agent such Lender's Revolver Pro Rata Share of any payment made to the beneficiary of such Letter of Credit to the extent not reimbursed by Borrower pursuant to Section 2.9(c)(i); provided, however, that no Revolving Lender shall be required to participate in any such Letter of Credit to the extent that such participation therein would exceed such Lender's Available Revolving Commitment then in effect. No Lender's obligation to participate in any Letter of Credit or to make available to Facing Agent such Lender's Revolver Pro Rata Share of any Letter of Credit Payment made by Facing Agent shall be affected by any other Lender's failure to participate in the same or any other Letter of Credit or by any other Lender's failure to make available to Facing Agent such other Lender's Revolver Pro Rata Share of any Letter of Credit Payment. Notwithstanding the foregoing, in the event a Lender Default exists, Facing Agent shall not be required to issue any Letter of Credit unless Facing Agent has entered into arrangements satisfactory to it and Borrower to eliminate such Facing Agent's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Revolver Pro Rata Share or Term A Pro Rata Share as applicable of the LC Obligations.

           (ii)  Each Standby Letter of Credit issued or to be issued hereunder shall have an expiration date of one (1) year or less from the issuance date thereof and each Commercial Letter of Credit issued or to be issued hereunder shall have an expiration date of one hundred eighty (180) days or less from the issuance date hereof; provided, however, that each Standby Letter of Credit may provide by its terms that it will be automatically extended for additional successive periods of up to one (1) year unless Facing Agent shall have given notice to the applicable beneficiary of the election by Facing Agent (such election to be in the sole and absolute discretion of Facing Agent) not to extend such Letter of Credit; provided, further, that no Standby Letter of Credit or extension thereof shall be stated to expire later than the 10th Business Day preceding the Revolver Termination Date and no Commercial Letter of Credit or extension thereof shall be stated to expire later than the day thirty (30) days prior to the Revolver Termination Date.

        (b)    Procedure for Issuance of Letters of Credit.    Whenever Borrower desires the issuance of a Letter of Credit hereunder, it shall give Administrative Agent and Facing Agent at least three (3) Business Days' prior written notice (or such shorter period as may be agreed to by Borrower, Administrative Agent and Facing Agent) specifying the day of issuance thereof (which day shall be a Business Day), such notice to be given prior to 12:00 P.M. (New York City time) on the date specified for the giving of such notice. Each such notice (each, a "Letter of Credit Request") shall be in the form of Exhibit 2.9 hereto and shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be reasonably acceptable to Facing Agent), (E) the Stated Amount of such proposed Letter of Credit and (F) the purpose of such Letter of Credit and such other information as Facing Agent may reasonably request (which shall be acceptable to Administrative Agent and Facing Agent). In addition, each Letter of Credit Request shall contain a description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to Facing Agent). Each Letter of Credit Request may be delivered to Administrative Agent and Facing Agent by telecopy and Administrative Agent and Facing Agent shall be entitled to rely on such telecopy without the need of obtaining an original thereof. Promptly after the issuance or amendment of a Standby Letter of Credit, Facing Agent shall notify Administrative Agent and Borrower, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, Administrative Agent shall promptly notify each Lender in writing, of such issuance or amendment and if requested to do so by a Lender Administrative Agent shall furnish such Lender with a copy of such issuance or amendment. With regards to Commercial Letters of Credit, Facing Agent shall, on the first Business Day of each week, provide Administrative Agent, by telecopy with a report detailing the daily aggregated outstanding Commercial Letters of Credit for the prior week. Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practice for Documentary Credits as in effect on the date of issuance of such Letter of Credit. Each Letter of Credit shall include any other documents as Facing Agent customarily requires in connection therewith. On the Business Day specified by Borrower and upon fulfillment or waiver of the applicable conditions set forth in Article V, Facing Agent will issue the requested Letter of Credit to the applicable beneficiary.

        (c)    Draws upon Letters of Credit; Reimbursement Obligation.    (i) In the event of any drawing under any Letter of Credit by the beneficiary thereof, Facing Agent shall give written notice to Borrower and Administrative Agent (x) confirming such drawing and (y) of the date on or before which Facing Agent intends to honor such drawing, and Borrower shall reimburse Facing Agent on the day on which such drawing is honored in an amount in same day funds and like currency equal to the amount of such drawing; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (A) unless Borrower shall have notified Administrative Agent and Facing Agent prior to 11:00 A.M. (New York City time) on the Business Day Facing Agent intends to honor such drawing that Borrower intend to reimburse Facing Agent for the amount of such drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting each Revolving Lender to make Revolving Loans which are Base Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (B) unless any of the events described in Section 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.9(d) shall apply) each such Lender shall, on the date of such drawing, make Revolving Loans which are Base Rate Loans in the amount of its Revolver Pro Rata Share of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Facing Agent for the amount of such drawing; provided, further, that, if for any reason, proceeds of Revolving Loans are not received by Facing Agent on such date in an amount equal to the amount of such drawing, Borrower shall reimburse Facing Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a).

        (d)    Lenders' Participation in Letters of Credit.    In the event that Borrower shall fail to reimburse Facing Agent as provided in Section 2.9(c) in an amount equal to the amount of any drawing honored by Facing Agent under a Letter of Credit issued by it in accordance with the terms hereof, Facing Agent shall promptly notify Administrative Agent and Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each such Lender shall make available to Facing Agent an amount equal to its Revolver Pro Rata Share of such drawing in same day funds, at the office of Facing Agent specified in such notice, not later than 1:00 P.M. (New York City time) on the Business Day after the date such Lender is notified by Administrative Agent. In the event that any such Lender fails to make available to Facing Agent the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.9(d), Facing Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for two Business Days and thereafter at the Base Rate. Nothing in this Section 2.9(d) shall be deemed to prejudice the right of any Lender to recover from Facing Agent any amounts made available by such Lender to Facing Agent pursuant to this Section 2.9(d) in the event that it is determined that the payment with respect to a Letter of Credit by Facing Agent in respect of which payment was made by such Lender constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction on the part of Facing Agent. Facing Agent shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.9(d) with respect to any Letter of Credit issued by Facing Agent such other Lender's Revolver Pro Rata Share of all payments received by Facing Agent from Borrower in reimbursement of drawings honored by Facing Agent under such Letter of Credit when such payments are received. Upon any change in the Revolving Commitments of the Lenders pursuant to Section 3.7 or 12.8(c) or otherwise, it is hereby agreed that, with respect to all LC Obligations, there shall be an automatic adjustment to the participations pursuant to this Section 2.9(d) to reflect the new Revolver Pro Rata Shares of the assigning Lender and the Assignee.

        (e)    Fees for Letters of Credit.

          (i)    Facing Agent Fees.    Borrower agrees to pay the following amount to Facing Agent with respect to Letters of Credit issued by it for the account of Borrower:

            (A)  with respect to drawings honored under any Letter of Credit, interest, payable on demand, at a rate which is at all times equal to 2% per annum in excess of the Base Rate on the amount paid by Facing Agent in respect of each such drawing from the date the drawing is honored (unless such drawing occurs after 4:00 p.m. (New York City time) in which case from the day following such drawing) to the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.9(c));

            (B)  with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Facing Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

            (C)  a facing fee equal to 0.25% per annum of the outstanding LC Obligations payable with respect to the maximum Stated Amount under such outstanding Letters of Credit payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand together with customary issuance and drawing charges payable pursuant to clause (B) above; provided, however, if calculation of the facing fee in the manner set forth above would result in a facing fee of less than $500 per year per Letter of Credit, Borrower shall be obligated to pay such additional amount to the Facing Agent so as to provide for a minimum facing fee of $500 per year per Letter of Credit.

          (ii)    Participating Lender Fees.    Borrower agrees to pay to Administrative Agent for distribution to each participating Lender that is not a Defaulting Lender in respect of all Letters of Credit outstanding such Lender's Revolver Pro Rata Share of a per annum commission equal to the Applicable Eurodollar Rate Margin with respect to the daily Stated Amount under such outstanding Letters of Credit (the "LC Commission"), payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand. The LC Commission shall be computed on a per annum basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

          Promptly upon receipt by Facing Agent or Administrative Agent of any amount described in clause (ii)(A) of this Section 2.9(e), Facing Agent or Administrative Agent shall distribute to each Lender (other than a Defaulting Lender) that has reimbursed Facing Agent in accordance with Section 2.9(d) its Revolver Pro Rata Share of such amount. Amounts payable under clauses (i)(A), (i)(B) and (C) of this Section 2.9(e) shall be paid directly to Facing Agent.

        (f)    LC Obligations Unconditional.    Subject to the last paragraph of Section 2.9(g), the obligation of Borrower to reimburse Facing Agent for drawings made under any Letter of Credit issued by it and the obligations of each Lender under Section 2.9(d) with respect thereto shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

            (i)  any lack of validity or enforceability of such Letter of Credit;

           (ii)  the existence of any claim, setoff, defense or other right which Borrower or any of its Affiliates may have at any time against a beneficiary or any transferee of such Letter of Credit (or any persons or entities for which any such beneficiary or transferee may be acting), Facing Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary of such Letter of Credit);

          (iii)  any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided the same appears substantially in compliance with the draw requirements for the Letter of Credit;

          (iv)  payment by Facing Agent under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided the same appears on its face to comply with the draw requirements for the Letter of Credit; and

           (v)  the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing.

        (g)    Indemnification.    In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Facing Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys fees) (other than for Taxes, which shall be covered in accordance with the provisions of Section 4.7) which Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as arising out of the bad faith, gross negligence or willful misconduct of Facing Agent as determined by a court of competent jurisdiction or (ii) the failure of Facing Agent to honor a drawing under any Letter of Credit as a result of any act or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts"). As between Borrower and Facing Agent, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Facing Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, provided such document appears on its face to comply with the requirements applicable to it; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Facing Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Facing Agent's rights or powers hereunder.

        In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith in the absence of gross negligence, shall not put Facing Agent under any resulting liability to Borrower. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no obligation to indemnify Facing Agent in respect of any liability incurred by Facing Agent arising solely out of the bad faith, gross negligence or willful misconduct of Facing Agent as determined by a court of competent jurisdiction. The right of indemnification in the first paragraph of this Section 2.9(g) shall not prejudice any rights that Borrower may otherwise have against Facing Agent with respect to a Letter of Credit issued hereunder.

        (h)    Stated Amount.    The Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as Facing Agent has agreed to.

        (i)    Increased Costs.    If at any time after the Closing Date, Facing Agent or any Lender determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by Facing Agent or participated in by any Lender, or (ii) impose on Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to Borrower by Facing Agent or any Lender (a copy of which demand shall be sent by Facing Agent or such Lender to Administrative Agent), Borrower shall pay to Facing Agent or such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital (but excluding costs resulting from (A) changes in the rate of tax on, or determined by reference to, the net income or profits of such Facing Agent or Lender imposed by the United States or jurisdiction under the laws of which the Facing Agent or Lender is organized or in which such Facing Agent's or Lender's principal office or applicable lending office is located and (B) withholding taxes which shall be governed in accordance with the provisions of Section 4.7). In determining such additional amounts pursuant to the preceding sentence, Facing Agent or such Lender will act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable or reductions in rates of return relate to Facing Agent's or such Lender's letters of credit in general and are not specifically attributable to the Letters of Credit hereunder, use averaging and attribution methods which are reasonable and which cover all letters of credit similar to the Letters of Credit issued by or participated in by Facing Agent or such Lender whether or not the documentation for such other Letters of Credit permit Facing Agent or such Lender to receive amounts of the type described in this Section 2.9(i). Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.9(i), will give prompt written notice thereof to Borrower, which notice shall include a certificate submitted to Borrower by Facing Agent or such Lender (a copy of which certificate shall be sent by Facing Agent or such Lender to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate Facing Agent or such Lender, although failure to give any such notice shall not release or diminish Borrower's obligations to pay additional amounts pursuant to this Section 2.9(i)provided that Borrower shall not be required to compensate a Lender or Facing Agent pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Facing Agent, as the case may be, notifies Borrower of the additional amounts and of such Lender's or Facing Agent's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The certificate required to be delivered pursuant to this Section 2.9(i) shall, absent manifest error, be final, conclusive and binding on Borrower and Facing Agent or the Lender, as applicable.

ARTICLE III

INTEREST AND FEES

        Section 3.1.    Interest.

        (a)    Base Rate Loans.    Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin from the date the proceeds thereof are made available to Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.6.

        (b)    Eurodollar Loans.    Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

        (c)    Payment of Interest.    Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(e) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans on the Revolver Termination Date, on all then outstanding Swing Line Loans on the fifth (5th) Business Day prior to the Revolver Termination Date, and on all Loans on the date of repayment (including prepayment) thereof (except that (i) voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date and (ii) voluntary prepayment of Swing Line Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or on the fifth Business Day prior to the Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

        (d)    Notification of Rate.    Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify Borrower and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

        (e)    Default Interest.    Notwithstanding the rates of interest specified herein, effective immediately upon the occurrence of an Event of Default under Section 10.1(a) whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

        (f)    Maximum Interest.    If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

        Section 3.2.    Fees.

        (a)    Commitment Fee.    Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Revolving Commitment (based on its Revolver Pro Rata Share) a commitment fee (the "Commitment Fee") for the period commencing on the Initial Borrowing Date to and including the Revolver Termination Date or the earlier termination of the Revolving Commitments (and, in either case, repayment in full of the Revolving Loans and payment in full, or cash collateralization by the deposit of cash into the Collateral Account in amounts and pursuant to arrangements satisfactory to Administrative Agent, of the LC Obligations) computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Revolving Commitment. Unless otherwise specified, accrued Commitment Fees shall be due and payable (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Revolving Commitments (but only, in the case of a reduction, on the portion of the Revolving Commitments then being reduced).

        (b)    Agency Fees.    Borrower agrees to pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the letter agreement between Borrower and Administrative Agent.

        Section 3.3.    Computation of Interest and Fees; Changes in Margins and Fees.    Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided, that interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of Borrower, deliver to Borrower a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Eurodollar Loans pursuant to this Agreement. Each change in the Applicable Base Rate Margin, Applicable Eurodollar Margin, LC Commission or Applicable Commitment Fee Percentage as a result of a change in Borrower's Most Recent Ratio of Senior Debt to EBITDA shall become effective on the date upon which financial statements reporting such change are delivered to

Administrative Agent pursuant to Section 7.1 and shall continue to be effective until the next date on which financial statements reporting such change are delivered pursuant to Section 7.1, in each case subject to the proviso in the definition of "Most Recent Ratio of Senior Debt to EBITDA".

        Section 3.4.    Interest Periods.    At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurodollar Loans, Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an "Interest Period") which Interest Period shall, at the option of Borrower, be one, two, three or six months or, if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a nine or twelve month period (or during the Syndication Period only, a period of one month only), provided that:

            (i)  all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

           (ii)  the initial Interest Period for any Eurodollar Loan shall commence on the date of such Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the last day of the immediately preceding Interest Period;

          (iii)  if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv)  if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (v)  no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; and

          (vi)  no Interest Period shall extend beyond the Term A Loan Maturity Date for any Term A Loan, the Term B Loan Maturity Date for any Term B Loan or the Revolver Termination Date for any Revolving Loan.

        Section 3.5.    Compensation for Funding Losses.

        (a)   Borrower agrees to compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant but excluding loss of anticipated profit with respect to any Loans) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurodollar Loan remained outstanding until the last day of the Interest Period applicable to such Eurodollar Loans) which such Lender may sustain as a result of: (i) for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn); (ii) any payment, prepayment or conversion or continuation of any of its Eurodollar Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto; (iii) any repayment of any of its Eurodollar Loans not being made on the date specified in a notice of payment given by Borrower; or (iv) (A) any other failure by Borrower to repay Eurodollar Loans when required by the terms of this Agreement or (B) an election made by Borrower pursuant to Section 3.7. A written notice as to additional amounts owed such Lender under this Section 3.5and delivered to Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.

        (b)   Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

        Section 3.6.    Increased Costs, Illegality, Etc.

        (a)    Generally.    In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

            (i)  on any Interest Rate Determination Date that, by reason of any changes arising after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

           (ii)  at any time, that any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Obligations or any other amounts payable hereunder (except for (a) changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender imposed by the United States or the jurisdiction under the laws of which it is organized or in which its principal office or applicable lending office is located and (b) withholding taxes, which shall be governed in accordance the provisions of Section 4.7) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances since the Closing Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market (excluding, however, differences in a Lender's cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

          (iii)  at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market; then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrower and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by Borrower with respect to Eurodollar Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed to be a request by Borrower for Base Rate Loans, (y) in the case of clause (ii) above, Borrower agrees to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; however the failure to give any such notice shall not release or diminish Borrower's obligations to pay additional amounts pursuant to this Section 3.6 (a)(y)) provided that Borrower shall not be required to compensate such Lender pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof and (z) in the case of clause (iii) above, Borrower shall take one of the actions specified in Section 3.6(b)as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender's loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

        (b)    Eurodollar Loans.    At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), Borrower may (and, in the case of a Eurodollar Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

        (c)    Capital Requirements.    If any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in (after the Closing Date) interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender's commitments or obligations in general and are not specifically attributable to the Commitments and obligations hereunder, cover all commitments and obligations similar to the Commitments and obligations of such Lender hereunder whether or not the loan documentation for such other commitments or obligations permits the Lender to make the determination specified in this Section 3.6(c), and such Lender's determination of compensation owing under this Section 3.6(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(c), will give prompt written notice thereof to Borrower, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrower's obligations to pay additional amounts pursuant to this Section 3.6(c) provided that Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the increased costs or reductions and of such Lender's intention to claim compensation thereof; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        (d)    Change of Lending Office.    Each Lender which is or will be owed compensation pursuant to Section 4.7, Section 3.6(a) or (c) or Section 2.9(i) will, if requested by Borrower, file any certificate or document reasonably requested by the Borrower or use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit if the making of such filing or change in such designation will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender as determined by such Lender in its sole discretion. Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing a different branch or Affiliate pursuant to this Section 3.6(d). Nothing in this Section 3.6(d) shall affect or postpone any of the obligations of Borrower or the right of any Lender provided for herein.

        Section 3.7.    Replacement of Affected Lenders.    (x) If any Revolving Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (y) if any Lender (or in the case of Section 2.9(i), Facing Agent) is owed increased costs under Section 3.6(a)(ii) or (iii), Section 3.6(c), Section 2.9(i), or Borrower is required to make any payments under Section 4.7 to any Lender, in each case materially in excess of those to the other Lenders or (z) as provided in Section 12.1(b) in the case of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, Borrower shall have the right, if no Event of Default or Unmatured Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement

Lender shall enter into one or more assignment agreements, in form and substance satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit and Swing Line Loans by, the Replaced Lender and (ii) all obligations of Borrower owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

        Section 4.1.    Voluntary Reduction of Commitments.    (a) Upon at least one Business Days' prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each Lender), Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Revolving Commitments or the Swing Line Commitment, as the case may be, in part or in whole; provided that (i) any such voluntary termination of the Revolving Commitments shall apply to proportionately and permanently reduce the Revolving Commitment of each Revolving Lender, (ii) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (iii) any such voluntary termination of the Revolving Commitments shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 such that the total of the Revolving Commitments shall not be reduced below the aggregate principal amount of outstanding Revolving Loans plus the aggregate LC Obligations and the Swing Line Commitment, as the case may be.

        (b)   In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 12.1(b), Borrower shall have the right, upon five (5) Business Days' prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, fees and all other amounts, due and owing to such Lender are repaid concurrently with the effectiveness of such termination at which time Schedule 1.1(a) shall be deemed modified to reflect such changed amounts pursuant to Section 4.3(b) and Borrower shall cash collateralize such Lender's Revolver Pro Rata Share of the LC Obligations (in the manner set forth in Section 4.4(c)) then outstanding. At such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement which shall survive as to such repaid Lender.

        Section 4.2.    Mandatory Reductions of Commitments.

        (a)    Reduction of Revolving Commitments.    The Revolving Commitments shall be reduced at the time and in the amounts required to be reduced pursuant to Section 4.4(c), (d), (e), (f) and (g).

        (b)    Reduction of Term Commitments.    The Term A Commitments and Term B Commitments shall terminate on the Initial Borrowing Date, after giving effect to the Borrowing of Term A Loans and Term B Loans on such date.

        (c)    Proportionate Reductions.    Each reduction or adjustment to the Term A Commitments, Term B Commitments or Revolving Commitments pursuant to this Section 4.2 shall apply proportionately to the Term A Commitments, Term B Commitments or the Revolving Commitment, as the case may be, of each Lender.

        (d)    Reduction of Commitments.    The Commitments will terminate in their entirety on April 30, 2001 unless the Initial Borrowing Date has occurred on or before such date.

        (e)    Reductions Following Term Loan Repayments.    In addition to any other mandatory commitment reductions pursuant to this Section 4.2, on each date upon which a mandatory repayment of Term Loans pursuant to Section 4.4 (other than pursuant to Section 4.4(d)) is required (and exceeds the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding.

        Section 4.3.    Voluntary Prepayments.    (a) Borrower shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions: (i) Borrower shall give Administrative Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by Borrower to Administrative Agent by 12:00 noon (New York City time) (x) on the date of prepayment with respect to Swing Line Loans, (y) at least one Business Day prior to the date of such prepayment with respect to Revolving Loans or Term Loans that are Base Rate Loans and (z) at least three Business Days prior to the date of such prepayment with respect to Eurodollar Loans and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders; (ii) each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $1,000,000 and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $250,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) Eurodollar Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5; and (iv) each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing provided, that such prepayment shall not be applied to any Revolving Loans of a Defaulting Lender at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Revolver Pro Rata Share of all Revolving Loans then outstanding. Voluntary prepayments of Term Loans shall be applied first to the Scheduled Term A Repayments and the Aggregate Scheduled Term B Repayments due within the 6 month period following the date of such prepayment in direct order of maturity and, thereafter, shall be applied in proportional amounts equal to the Term A Percentage and Term B Percentage (in each case, after giving effect to the prepayments made to the Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments due within such 6 month period as specified above), as the case may be, of such remaining prepayment, if any, and within each Term Loan, shall be applied to reduce the remaining Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments on a pro rata basis. Unless otherwise specified by Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurodollar Loans as Borrower shall request (and in the absence of such request, as Administrative Agent shall determine). The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent. Notwithstanding anything else in this Section 4.3(a) to the contrary, voluntary prepayments of Term Loans occurring during the Elevated Leverage Period shall be applied in proportional amounts equal to the Term A Percentage and Term B Percentage of such prepayment to the Term A Loans and Term B Loans, respectively, and within each Term Loan, shall be applied to reduce the remaining Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments, as applicable, in inverse order of maturity.

        (b)   In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 12.1(b), Borrower shall have the right, upon five (5) Business Days' prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), to repay all Loans, together with accrued and unpaid interest, fees and all other amounts due and owing to such Lender in accordance with said Section 12.1(b), so long as (A) in the case of the repayment of Revolving Loans of any Revolving Lender pursuant to this clause (b), the Revolving Commitment of such Revolving Lender is terminated concurrently with such repayment pursuant to Section 4.1(b) and (B) in the case of the repayment of Loans of any Lender, the consents required by Section 12.1(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

        Section 4.4.    Mandatory Prepayments.

        (a)    Prepayment Upon Overadvance.    Borrower shall prepay the outstanding principal amount of the Revolving Loans or the Swing Line Loan on any date on which the aggregate outstanding principal amount of such Loans together with the aggregate LC Obligations (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Revolving Commitments or the Swing Line Commitment, as the case may be, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate LC Obligations exceeds the Revolving Commitments then in effect, Borrower shall cash collateralize LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the difference between such LC Obligations and the Revolving Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Revolving Lenders a cash collateral account (the "Collateral Account") into which it shall deposit such cash to hold as collateral security for the LC Obligations.

        (b)    Scheduled Term Repayments.

          (i)    Scheduled Term A Repayments.    Borrower agrees to pay Scheduled Term A Repayments on the Term A Loans until the Term A Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term A Repayments to the extent that prepayments have not previously been applied to such Scheduled Term A Repayments (and such Scheduled Term A Repayments have not otherwise been reduced) pursuant to the terms hereof.

          (ii)    Scheduled Term B Repayments.    Borrower agrees to pay Scheduled Term B Repayments on the Term B Loans until the Term B Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term B Repayments to the extent that prepayments have not previously been applied to such Scheduled Term B Repayments (and such Scheduled Term B Repayments have not otherwise been reduced) pursuant to the terms hereof.

          (iii)    Scheduled Additional Term B Repayments.    Borrower agrees to pay Scheduled Additional Term B Repayments on the Term B Loans until the Term B Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Additional Term B Repayments to the extent that prepayments have not previously been applied to such Scheduled Additional Term B Repayments (and such Scheduled Additional Term B Repayments have not otherwise been reduced) pursuant to the terms hereof.

          (iv)    Scheduled Sprint Term B Repayments.    Borrower agrees to pay Scheduled Sprint Term B Repayments on the Term B Loans until the Term B Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Sprint Term B Repayments to the extent that prepayments have not previously been applied to such Scheduled Sprint Term B Repayments (and such Scheduled Sprint Term B Repayments have not otherwise been reduced) pursuant to the terms hereof.

        (c)    Mandatory Prepayment Upon Asset Disposition.    On the first Business Day after the date of receipt thereof by Holdings, Borrower and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition, an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5, in each case subject to modification of such application as set forth in Section 4.5(c), provided, that with respect to no more than $2,000,000 in the aggregate of such Net Sale Proceeds from and after the Closing Date, the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists at the time of receipt of such proceeds and Borrower delivers a certificate at the end of the next Fiscal Quarter to Administrative Agent stating that such Net Sale Proceeds shall be used or contractually committed to be used to purchase assets used or to be used in the businesses referred to in Section 8.11 within 180 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), and provided, further, that if all or any portion of such Net Sale Proceeds not so applied to the repayment of Loans are not so used (or contractually committed to be used) within such 180 day period, as provided above, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.4(c).

        (d)    Mandatory Prepayment With Excess Cash Flow.    On each Excess Cash Payment Date, an amount equal to 75% of Excess Cash Flow, if positive, of Borrower and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Payment Date shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c); provided, however, that so long as no Unmatured Event of Default or Event of Default then exists, if the Senior Leverage Ratio as of the last day of such most recent Excess Cash Flow Period is less than 2.00 to 1.00, then, instead of 75%, an amount equal to 50% of Excess Cash Flow of Borrower and its Subsidiaries for such Excess Cash Flow Period shall be applied as a mandatory repayment of Loans as provided above in this Section 4.4(d); provided, however, notwithstanding anything else in this Section 4.4(d) to the contrary, for any Excess Cash Payment Date occurring during the Elevated Leverage Period, an amount equal to 100% of Excess Cash Flow, if positive, of Borrower and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Payment Date shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c).

        (e)    Mandatory Payment With Proceeds of Capital Stock.    On the first Business Day after receipt thereof by Holdings and/or any of its Subsidiaries after the Closing Date, an amount equal to 50% of the Net Offering Proceeds of the sale or issuance of Capital Stock of (or cash capital contributions to) Holdings or any of its Subsidiaries shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c); provided, however, that so long as no Event of Default or Unmatured Event of Default exists at the time of receipt, the following Net Offering Proceeds shall not be required to be so applied: (i)

equity contributions permitted under Section 8.8 to any Subsidiary Guarantor made by Borrower or any of its Subsidiaries; (ii) equity contributions permitted under Section 8.8(l) to any Foreign Subsidiary made by Borrower or any of its Subsidiaries or any other investor in such Foreign Subsidiary; (iii) Net Offering Proceeds received as a result of the exercise of any stock options exercised by or any Capital Stock issued to any director, officer or employee of Holdings or any of its Subsidiaries to the extent the proceeds excluded pursuant to this clause (iii) do not exceed $250,000 for any single exercise (or series of related exercises), or $1,000,000 in the aggregate for all such exercises; (iv) Net Offering Proceeds received by Holdings or Borrower after the Closing Date in an aggregate amount not in excess of $2,000,000 from GTCR, Heller Financial, Inc. or TNS Management or their Affiliates; (v) Net Offering Proceeds received to the extent used as the consideration for any Permitted Acquisition in accordance with Section 8.4(k); (vi) Net Offering Proceeds received that are contemporaneously paid by Holdings to Seller to satisfy any post closing purchase price obligations of Holdings required by the Acquisition Agreement; and (vii) amounts received from new issuances of equity interests if received substantially contemporaneously with and used solely to affect a redemption of an executive's equity interests; provided, further, that 100% of the Net Offering Proceeds received by Parent or any of its Subsidiaries pursuant to the Equity Call Agreement shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c);

        (f)    Mandatory Prepayment Upon Incurrence of Indebtedness.    On the first Business Day after receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the Net Offering Proceeds of the incurrence of Indebtedness by Holdings and/or any of its Subsidiaries (other than Indebtedness permitted to be incurred by Section 8.2) shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c).

        (g)    Mandatory Prepayment Upon Recovery Event.    Within fifteen (15) days following each date on which Parent or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.5 in each case subject to modification of such application as set forth in Section 4.5(c), provided that (1) so long as no Event of Default or Unmatured Event of Default then exists, if the net proceeds from any Recovery Event are less than $1,000,000, then no prepayment shall be required pursuant to this Section 4.4(g), and (2) so long as no Event of Default or Unmatured Event of Default then exists, with respect to any single or series of related Recovery Events the net proceeds therefrom which are equal to or greater than $1,000,000 but less than $2,000,000, such proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 270 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) provided, further, that (i) if the amount of such proceeds from any single or series of related Recovery Events exceeds $2,000,000, then the entire amount and not just the portion in excess of $2,000,000 shall be applied as a mandatory repayment of Loans as provided above in this Section 4.4(g) and (ii) if all or any portion of such proceeds not required to be applied to the repayment of Loans pursuant to the first proviso of this Section 4.4(g) are not so used (or contractually committed to be used) within 270 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Loans as provided in this Section 4.4(g).

        Section 4.5.    Application of Prepayments.

        (a)    Prepayments.    Except as expressly provided in this Agreement, all prepayments of principal made by Borrower pursuant to Section 4.4 shall be applied (i) first to the payment of the unpaid principal amount of the Term Loans (with the Term A Percentage of such repayment to be applied as a repayment of Term A Loans and the Term B Percentage of such repayment to be applied as a repayment of Term B Loans), after all Term A and Term B Loans have been paid in full, second to the payment of the then outstanding balance of the Revolving Loans and third, after all Revolving Loans have been paid in full, the cash collateralization of LC Obligations; (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment of Eurodollar Loans; and (iii) with respect to Eurodollar Loans, in such order as Borrower shall request (and in the absence of such request, as Administrative Agent shall determine so as to minimize breakage costs). Each prepayment of the Term Loans pursuant to Section 4.4(c), (d), (e), (f) and (g) shall be applied to the Term Loans in proportional amounts equal to the Term A Percentage and Term B Percentage, as the case may be, of such remaining prepayment, if any and, within each Term Loan, shall be applied to reduce the remaining Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments on a pro rata basis (based upon the then remaining principal amount of such Scheduled Term A Repayments and Aggregate Scheduled Term B Repayments, respectively). If any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

        (b)    Payments.    All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurodollar Loans and (ii) with respect to Eurodollar Loans, in such order as Borrower shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

        (c)    Waiver of Certain Prepayments by Term B Lenders.    Notwithstanding anything to the contrary contained in this Section 4.5 or elsewhere in this Agreement (including, without limitation, in Section 12.1), with respect to the amount of any prepayment described in Sections 4.4(c), (d), (e) (other than prepayments under Section 4.4(e) resulting from the proceeds received pursuant to the Equity Call Agreement), (f) and (g) that is allocated to the then outstanding Term B Loans (such amounts, the "Waivable Prepayment"), Borrower shall, not less than 5 nor more than 20 Business Days prior to the date specified therein for such prepayment (the "Mandatory Prepayment Date"), provide to Administrative Agent (which shall promptly provide copies to each Term B Lender) a written notice (each, a "Prepayment Option Notice"), which shall refer to this Section 4.5(c), and shall (i) set forth the Waivable Prepayment and the portion thereof that the applicable Term B Lender (each, a "Prepayment Lender") so long as and to the extent Term A Loans are outstanding will be entitled to receive if it accepts such mandatory prepayment in accordance with this clause (i), (ii) request such Prepayment Lender to notify Administrative Agent in writing no later than the Business Day prior to the Mandatory Prepayment Date of such Prepayment Lender's acceptance or rejection (in each case, in whole and not in part) of its share of the Waivable Prepayment and (iii) inform such Prepayment Lender that failure by such Prepayment Lender to reject in writing its share of the Prepayment Amount on or before the Business Day prior to the Mandatory Prepayment Date shall be deemed an acceptance of such amount. Each Prepayment Option Notice shall be given by telecopy, confirmed by hand delivery, overnight courier service or registered or certified mail, in each case addressed as provided in Section 12.3. On the Mandatory Prepayment Date, Borrower shall pay to Administrative Agent and Administrative Agent shall apply the aggregate amount necessary to prepay that portion of the Prepayment Amount in respect of which such Prepayment Lenders have accepted prepayment as described above (such Prepayment Lenders, the "Accepting Lenders") with the remainder of the Waivable Prepayment being paid by Borrower to Administrative Agent and applied to the Term A Loans in accordance with Section 4.5(a), as if all Term B Loans had been paid in full.

        Section 4.6.    Method and Place of Payment.

        (a)   Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York City time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by Borrower to Administrative Agent to make a payment from the funds in Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 1:00 P.M. (New York City time) on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 1:00 P.M. (New York City time) on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

        (b)   Any payments under this Agreement which are made by Borrower later than 1:00 P.M. (New York City time) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurodollar Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

        Section 4.7.    Net Payments.

        (a)   Any and all payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")), and (y) franchise taxes imposed on the Administrative Agent or any Lender (or Transferee), by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) is organized or in which the Administrative Agent or any such Lender (or Transferee) has its principal office or lending office or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes are required to be deducted from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless (x) such assignment, participation or transfer shall have been made at a time when the circumstances (including a Change of Law) giving rise to such greater payment did not exist or had not yet occurred, (y) such assignment, participation or transfer shall have been at the request of the Borrower, or (z) such assignment, participation, or transfer was required pursuant to the terms of this Agreement.

        (b)   The Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance entered into at the request of the Borrower or any other Loan Document (hereinafter referred to as "Other Taxes").

        (c)   The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority; provided that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or such Lender (or Transferee), as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes at Borrower's expense. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor (which demand shall identify the nature and amount of Taxes and Other Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes or Other Taxes, unless the Lender (or Transferee) or the Administrative Agent, as the case may be, determines, in its sole discretion, that such portion of any such assessment is confidential). If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 4.7, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 4.7, it shall promptly notify the Borrower of such refund and shall, within 30 days of receipt, repay such refund (to the extent of amounts that have been paid by the Borrower under this Section 4.7 with respect to such refund and not previously reimbursed) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than the interest, if any, included in such refund but net of any Taxes payable with respect to receipt of such refund), provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges thereon) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund.

        (d)   Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, the original or a certified copy of a receipt, if any, evidencing payment thereof or other evidence reasonably satisfactory to such Lender (or Transferee) or the Administrative Agent, as the case may be.

        (e)   Without prejudice to the survival of any other agreement contained in this Agreement, the agreements and obligations contained in this Section 4.7shall survive the payment in full of the principal of and interest on all Loans made hereunder.

        (f)    Each of the Administrative Agent and any Lender (or Transferee thereof) that is incorporated or otherwise formed under the laws of the United States of America or a state thereof shall on the date it becomes a Lender (or Transferee) or Administrative Agent hereunder, deliver to each of Borrower and the Administrative Agent one duly completed and executed copy of United States Internal Revenue Service Form W-9 (or replacement or successor form thereto). Each of the Administrative Agent or any Lender (or Transferee thereof) that delivers to the Borrower and the Administrative Agent any such form or certification further undertakes to timely deliver to the Borrower and the Administrative Agent further copies of any such form or certification or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification expires or becomes obsolete or the occurrence of any event requiring a change in the most recent forms or certifications previously delivered by it to the Borrower or the Administrative Agent. Notwithstanding any provision of paragraph (a), (b) or (c) above to the contrary, the Borrower shall not have any obligation to pay any Taxes or Other Taxes or to indemnify any Lender (or Transferee thereof) or the Administrative Agent for such Taxes or Other Taxes pursuant to this Section 4.7 or otherwise to the extent that such Taxes or Other Taxes result from (x) the failure of any Lender (or Transferee thereof) or the Administrative Agent to comply with its obligations pursuant to this paragraph (f) or (y) any representation or certification made on any such form or certification (or successor applicable form or certification) by such Lender (or Transferee thereof) or the Administrative Agent incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made. Nothing contained herein shall require the Administrative Agent or any Lender (or Transferee thereof) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.

        (g)    Non-U.S. Persons.

          (i)    Each of the Administrative Agent and any Lender (or Transferee thereof) that is not incorporated or otherwise organized under the laws of the United States of America or a state thereof (a "Non-U.S. Person") agrees that it shall on the date it becomes a Lender (or Transferee) or Administrative Agent hereunder, deliver to the Borrower and the Administrative Agent (x) for the purpose of establishing foreign status and claiming that payments made to it hereunder are effectively connected with the conduct of a trade or business in the United States, one duly completed and executed copy of United States Internal Revenue Service Form W-8ECI (or replacement or successor form thereto), (y) for the purpose of establishing foreign status and exemption from, or a reduced rate of, withholding as a resident of a foreign country with which the United States has an income tax treaty, one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN (or replacement or successor form thereto), or (z) for the purpose of establishing the portfolio interest exemption from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, both (i) one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN (or replacement or successor form thereto), and (ii) a certificate representing that such Non-U.S. Person is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), in each case such documentation certifying that such Lender (or Transferee thereof) or the Administrative Agent is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof; provided, however, that any Administrative Agent or Lender (or Transferee) that is not the beneficial owner of a payment, as defined in Treasury Regulation §1.1441-1(c)(6), and therefore is unable to provide a Form W-8BEN or W-8ECI, may provide the Administrative Agent and the Borrower with (x) one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (in lieu of the Form W-8BEN or W-8ECI), and (y) all additional forms or certifications, as provided in Treasury Regulation §1.1441-1(e)(3), required to be attached to such Form W-8IMY, necessary to establish that the Administrative Agent or the Lender (or Transferee), in its capacity as an intermediary, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. A Non-U.S. Person shall be required to furnish any such form or certificate only if it is entitled to claim an exemption from, or a reduced rate of, withholding.

           (ii)  If any Lender (or Transferee) which is a Non-U.S. Person sells a participating interest pursuant to Section 12.8(a) of this Agreement, such Lender (or Transferee) shall, at the time of the sale of the participating interest, provide the Borrower and the Administrative Agent with revised forms required by Section 4.7(g)(i), reflecting the portion of its Commitment and Loan which have been sold to the Participant on one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (or replacement or successor from thereto) and required attachments thereto, and that portion of its Commitment and Loan retained on one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacement or successor form thereto).

          (iii)  Each of the Administrative Agent or any Lender (or Transferee thereof) that delivers to the Borrower and the Administrative Agent any such form or certification further undertakes to deliver to the Borrower and the Administrative Agent further copies of any such form or certification or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification expires or becomes obsolete or the occurrence of any event requiring a change in the most recent forms or certifications previously delivered by it to the Borrower or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that the Administrative Agent or such Lender (or Transferee thereof), as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. If at any time there has occurred, on or prior to the date on which any delivery of any such form or certification would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof ("Change of Law"), that renders all such forms or certification inapplicable or which would prevent the Administrative Agent or such Lender (or Transferee thereof), as the case may be, from duly completing and delivering any such form or certification with respect to it, the Administrative Agent or such Lender (or Transferee thereof), as the case may be, shall advise the Borrower and the Administrative Agent that under applicable law it shall be subject to withholding of United States Federal income tax at the full statutory rate, a reduced rate of withholding or without deduction or withholding.

          (iv)  Notwithstanding paragraphs (a), (b) and (c) above, if any Lender (or Transferee) that is a Non-U.S. Person is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax, the Borrower and the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction and if any of the forms or other documentation required under this Section 4.7(g) are not delivered to the Borrower and Administrative Agent as therein required, then the Borrower and the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

           (v)  Notwithstanding any provision of paragraphs (a), (b) or (c) above to the contrary, the Borrower shall not have any obligation to pay any Taxes or Other Taxes or to indemnify any Lender (or Transferee thereof) or the Administrative Agent for such Taxes or Other Taxes pursuant to this Section 4.7 or otherwise to the extent that such Taxes or Other Taxes result from (x) the failure of any Lender (or Transferee thereof) or the Administrative Agent to comply with its obligations pursuant to this paragraph (g) or (y) any representation or certification made on any such form or certification (or successor applicable form or certification) or attachment thereto by such Lender (or Transferee thereof) or the Administrative Agent incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made. Nothing contained herein shall require the Administrative Agent or any Lender (or Transferee thereof) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.

ARTICLE V

CONDITIONS OF CREDIT

        Section 5.1.    Conditions Precedent to the Initial Borrowing.    The obligation of the Lenders to make the Initial Loans and the obligation of the Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment, at or prior to the Initial Borrowing Date, of each of the following conditions:

        (a)    Credit Agreement and Notes.    Holdings and Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements delivered pursuant hereto), the Notes payable to the order of each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;

        (b)    Security Agreement.    Each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit 5.1(b) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement") together with:

            (i)  proper financing statements (Form UCC-1 or such other financial statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

           (ii)  certified copies of Requests for Information or Copies (Form UCC-1), or equivalent reports, listing all effective financing statements or similar notices that name Borrower or its Subsidiaries (by its actual name or any trade name or fictitious name), or any division or other operating unit thereof, as debtor and that are filed in the jurisdiction referred to in said clause (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

          (iii)  evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement and all other actions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests intended to be created by the Security Agreement;

          (iv)  a duly authorized, executed and delivered Perfection Certificate substantively in the form of Exhibit 5.1(b)(v) hereto properly completed by each Credit Party (each, a "Perfection Certificate" and collectively, the "Perfection Certificates"); and

           (v)  evidence that all other actions necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests purported to be taken by the Security Agreement have been taken;

        (c)    Pledge Agreement.    Each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit 5.1(c) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Pledge Agreement") and shall have delivered to Administrative Agent, as pledgee, all the Pledged Securities referred to therein then owned, if any, by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities, or other transfer assignment instruments in form and substance satisfactory to Administrative Agent, in the case of membership interests constituting Pledged Securities and (z) the Pledge Agreement and such other documents shall be in full force and effect, and each Credit Party which is a limited liability company shall have certificated all existing membership interests and delivered to Administrative Agent, as pledgee, such pledged certificates as Pledged Securities;

        (d)    Control Agreement.    Each Credit Party which is a limited liability company and each member thereof shall have duly authorized, executed and delivered the Control Agreement substantively in the form of Exhibit 5.1(d) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Control Agreement");

        (e)    Guaranties.    Holdings shall have duly authorized, executed and delivered the Guaranty substantially in the form of Exhibit 5.1(e)(1) herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Holdings Guaranty") and each Subsidiary Guarantor shall have duly authorized, executed and delivered the Guaranty substantially in the form of Exhibit 5.1(e)(2) (as amended, restated, supplemented or otherwise modified from time to time, the "Subsidiary Guaranty");

        (f)    Collateral Assignment of Leases.    Each Credit Party which has entered into a lease agreement with respect to any real property leased by Holdings or any of its Subsidiaries (as a lessee) shall have duly authorized, executed and delivered the Collateral Assignment of Leases substantially in the form of Exhibit 5.1(f) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Collateral Assignment of Leases");

        (g)    Opinions of Counsel.    Administrative Agent shall have received from (i) Kirkland & Ellis, special counsel to Parent, the Credit Parties and GTCR, an opinion addressed to Administrative Agent and each of the Lenders and dated the Closing Date, which shall be in form and substance reasonably satisfactory to Administrative Agent and which shall cover such matters incident to the transactions contemplated herein as Administrative Agent or the Required Lenders may reasonably request; and (ii) opinions of foreign counsel to the Credit Parties from the United Kingdom and Ireland from counsel reasonably satisfactory to Administrative Agent dated the Closing Date, each of which shall be in form and substance reasonably satisfactory to Administrative Agent, which opinions shall cover such matters incident to the transactions contemplated herein and in the other Loans Documents as Administrative Agent or the Required Lenders may reasonably request;

        (h)    Officer's Certificate.    Administrative Agent shall have received, with a signed counterpart for each Lender, a certificate executed by a Responsible Officer on behalf of Borrower, dated the date of this Agreement and substantially in the form of Exhibit 5.1(h) hereto, stating that the representations and warranties set forth in Article VI hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to the Administrative Agent's or Required Lenders' satisfaction with any document, instrument or other matter) and that to the best of Borrower's knowledge, no Liens (except for Permitted Liens) have been placed against the Collateral since the respective dates of the searches of financing statements filed under the Uniform Commercial Code and delivered pursuant to this Section 5.1;

        (i)    Secretary's Certificate.    On the Closing Date, the Administrative Agent shall have received (a) from Parent and each Credit Party a certificate, dated the Closing Date, signed by the secretary or any assistant secretary of such Person, substantially in the form of Exhibit 5.1(i) with appropriate insertions, as to the incumbency and signature of the officers of each such Person executing any Loan Document (in form and substance reasonably satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Person, together with evidence of the incumbency of such Secretary or Assistant Secretary, and certifying as true and correct, attach copies of the Articles or Certificate of Incorporation and By-Laws (or other Organizational Documents) of such Person and the resolutions of such Person referred to in such certificate and all of the foregoing (including each such Articles or Certificate of Incorporation and By-Laws (or other Organizational Documents)) shall be reasonably satisfactory to Administrative Agent or the Required Lenders, and (b) from GTCR an officer's certificate in form and substance reasonably satisfactory to Administrative Agent;

        (j)    Good Standing.    A good standing certificate or certificate of status of Parent and each Credit Party from the Secretary of State (or other governmental authority) of its state of organization and such other states as shall be requested by Administrative Agent;

        (k)    Employee Benefit Plans; Shareholders' Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Debt Agreements.    On or before the Initial Borrowing Date, there shall have been delivered to Administrative Agent true and correct copies, certified as true and complete by an appropriate officer of Borrower, of:

            (i)  all Employee Benefit Plans (other than Multiemployer Plans);

           (ii)  all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to Holdings or any of its Subsidiaries with respect to their capital stock (collectively, the "Shareholder Agreements");

          (iii)  all agreements with members of, or with respect to the, management of Holdings or any of its Subsidiaries other than Employment Agreements (collectively, the "Management Agreements");

          (iv)  any employment agreements entered into by Holdings or any of its Subsidiaries (collectively, the "Employment Agreements");

           (v)  all collective bargaining agreements applying or relating to any employee of Holdings or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements");

          (vi)  all agreements evidencing or relating to Indebtedness to Remain Outstanding of Holdings or any of its Subsidiaries and all agreements evidencing or relating to any Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the incurrence of Loans on the Closing Date (collectively, the "Debt Agreements"); and

         (vii)  all tax sharing, disaffiliation tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (collectively, the "Tax Sharing Agreements");

all of which Shareholders' Agreements, Management Agreements, Employment Agreements, and Debt Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; and shall be in full force and effect on the Initial Borrowing Date, except such agreements previously identified to Administrative Agent and the Required Lenders which will be terminated in connection with the consummation of this transaction;

        (l)    Adverse Change.    On or prior to the Closing Date, nothing shall have occurred (and the Administrative Agent shall have become aware of no facts or conditions not previously known to it on March 7, 2001) which the Administrative Agent shall determine is reasonably likely to have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent, or on the ability of Holdings and its Subsidiaries to perform their obligations to the Lenders or which is reasonably likely to constitute or give rise to any material adverse condition or material adverse change in or affecting the business, property, assets, nature of assets, telecommunications network, liabilities, financial condition, prospects or results of operations of Seller or Holdings and its Subsidiaries taken as a whole;

        (m)    Approvals.    All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transactions and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Transactions, including, without limitation, all filings required to be made and any approval required to be received (including any action required to be taken as a condition thereto) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Additionally, there shall not exist any judgment, order, injunction or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of the Transactions, the transactions contemplated by the Documents or the making of the Loans or the issuance of Letters of Credit;

        (n)    Litigation.    No litigation by any entity (private or governmental) shall be pending or threatened with respect to (i) this Agreement or any other Loan Document, (ii) any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transactions), or with respect to the Existing Credit Agreement or the obligations being refinanced in connection with the consummation of the Transactions or (iii) Holdings or any of its Subsidiaries which, in the case of any litigation described in this clause (iii), Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect;

        (o)    Fees.    Borrower shall have paid all costs, fees and expenses (including, without limitation, fees and expenses of Mercer Management Consulting, Inc., legal fees and expenses of Winston & Strawn and the costs, fees and expenses referred to in Section 12.4(a)) payable to Administrative Agent and the Lenders to the extent then due;

        (p)    Insurance.    On or prior to the Closing Date, Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.8 for the business and properties of

Borrower and its Subsidiaries, in scope, form and substance reasonably satisfactory to Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured, mortgagee and/or loss payee, and stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Collateral Agent.

        (q)    Appointment of Agent.    Administrative Agent shall have received a letter from CT Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011, substantially in the form of Exhibit 5.1(q) hereto, indicating its consent to its appointment by the Credit Parties as their agent to receive service of process as specified in Section 12.9 of this Agreement;

        (r)    Pro Forma Balance Sheet.    Administrative Agent shall have received the Pro Forma Balance Sheet prepared in accordance with GAAP in form and substance satisfactory to Administrative Agent and the Required Lenders;

        (s)    Existing Indebtedness and Preferred Stock.    On the Closing Date and after giving effect to the Transactions and the other transactions contemplated hereby, (A) the Credit Parties shall not have any Indebtedness outstanding except for the Loans, the Senior Subordinated Notes and the Indebtedness to Remain Outstanding, and (B) the Credit Parties shall not have any preferred stock or other preferred equity interests outstanding except for Holdings Preferred Stock;

        (t)    Capital Structure.    On the Closing Date, the ownership and capital structure (including without limitation, the terms of any capital stock, options, warrants or other securities issued by Holdings, Borrower or any of its Subsidiaries) and management of Holdings, Borrower and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

        (u)    Consummation of the Transactions.

            (i)  On or prior to the Closing Date, each of the Transaction Documents shall have been duly authorized, executed and delivered by each of the respective parties thereto and shall be in full force and effect and shall not have been amended or modified except for such amendments and modifications, if any, as may be reasonably satisfactory to the Administrative Agent and the Required Lenders, but excluding immaterial amendments and modifications which are in no way adverse to the interests of the Lenders; provided that Borrower shall promptly provide notice of any such amendments and the substance thereof to Administrative Agent. All material conditions precedent to the consummation of the Transactions as set forth in the Transaction Documents shall have been satisfied and not waived except with the consent of Administrative Agent and the Required Lenders, to the reasonable satisfaction of Administrative Agent. The Transactions shall have been, or shall be, consummated contemporaneously herewith substantially in accordance with the Transaction Documents and in accordance with all applicable law;

           (ii)  Simultaneously with the consummation of the transactions contemplated by this Agreement, on the Closing Date, Parent shall have received cash in the amount of at least $135,000,000 from GTCR, Heller Financial Inc., certain Affiliates of GTCR, certain Affiliates of TNS Management and TNS Management (with the aggregate amount of cash consideration received from TNS Management and its Affiliates not less than $8,000,000) as consideration for the issuance of Parent Common Units and Parent Preferred Units to GTCR and TNS Management (the "Equity Financing"). The structure and all terms of, and all documentation for, the Equity Financing shall be reasonably satisfactory in form and substance to Administrative Agent. On or prior to the Closing Date, Parent shall contribute all of the proceeds received as described above to Holdings and Holdings shall have applied or caused to be applied the total aggregate amount of cash received by it as described in the second immediately preceding sentence to the payment of amounts owing in connection with the Transaction; and

          (iii)  Simultaneously with the consummation of the transactions contemplated by this Agreement, on the Closing Date, Holdings and/or the Borrower shall have used all cash proceeds described in preceding clause (ii) and the aggregate principal amount of the loans under the Senior Subordinated Notes to make payments owing in connection with the Transactions. The cash proceeds received on or prior to the Closing Date as described in preceding clause (ii), when added to (i) the aggregate principal amount of Term Loans, (ii) the aggregate principal amount of loans made under the Senior Subordinated Loan Agreement, and (iii) available cash on hand shall be sufficient to effect the Transactions and to pay all fees and expenses in connection therewith (which fees and expenses shall not in the aggregate exceed $10,000,000);

        (v)    Senior Subordinated Notes Financing.    Simultaneously with the consummation of the transactions contemplated by this Agreement, on the Closing Date, Borrower shall have received not less than $30,000,000 in cash proceeds from loans under the Senior Loan Agreement, which agreement and all other Senior Subordinated Note Documents shall be on terms and conditions and in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders, and GTCR Capital Partners, L.P., Holdings, and Borrower shall have duly authorized, executed and delivered a Subordination Agreement substantially in the form of Exhibit 5.1(v) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Subordination Agreement"). The Senior Subordinated Notes shall be unsecured;

        (w)    Notice of Borrowing.    A duly executed Notice of Borrowing with respect to initial advance of Loans to be made on the Closing Date;

        (x)    Solvency Certificate.    On the Closing Date, Administrative Agent shall have received a solvency certificate duly executed on behalf of Borrower by the Chief Financial Officer of Borrower in the form of Exhibit 5.1(x) hereto;

        (y)    Equity Call Agreement.    GTCR and each other equity investor purchasing Parent Common Units and Parent Preferred Units at Closing (collectively, the "Equity Investors"), Parent, Holdings and Borrower shall have duly authorized, executed and delivered an Equity Call Agreement substantially in the form of Exhibit 5.1(y) hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Equity Call Agreement");

        (z)    Parent Undertaking.    Parent shall have duly authorized, executed and delivered a Parent Undertaking substantially in the form of Exhibit 5.1(z)hereto (as amended, restated, supplemented or otherwise modified from time to time, the "Parent Undertaking"); and

        (aa)    Other Matters.    All corporate and other proceedings taken in connection with the Transactions at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent; and the Lenders shall have received such other instruments and documents as Administrative Agent shall reasonably request in connection with the execution of this Agreement, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

        Section 5.2.    Conditions Precedent to All Credit Events.    The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct as of such specified date.

        (b)    No Default.    No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.

        (c)    Notice of Borrowing; Letter of Credit Request.

            (i)  Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

           (ii)  Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.9(b).

        (d)    Adverse Change.    At the time of each such Credit Event and after giving effect thereto, nothing shall have occurred since December 31, 2000 (and the Lenders shall not have become aware of any facts or conditions previously unknown) which has, or is reasonably likely to have, a Material Adverse Effect.

        (e)    Other Information.    Administrative Agent shall have received such other instruments, documents and opinions as it may reasonably request in connection with such Credit Event, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

        The acceptance of the benefits of each such Credit Event by Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a), (b), (c) and (d) of this Section 5.2.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, Holdings and Borrower make the following representations, warranties and agreements as of the Closing Date and as of the date of each subsequent Credit Event, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Article VI are true and correct in all material respects on and as of the Closing Date and on and as of the date of each of such Credit Event, provided that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct on the date of each Credit Event but only as of such specified date:

        Section 6.1.    Corporate Status.    Each Credit Party (i) is a duly organized and validly existing corporation, partnership or limited liability company or other entity, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage in and (iii) is duly qualified and is authorized to do business and is in good standing in its jurisdiction of incorporation or formation, as applicable, and in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified in a foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect.

        Section 6.2.    Corporate Power and Authority.    Each Credit Party has all necessary power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        Section 6.3.    No Violation.    Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) will conflict with or result in any breach of or constitute a tortious interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which or any of its property or assets is bound or to which it may be subject, (iii) will violate any provision of any Organizational Document of any Credit Party or (iv) require any approval of stockholders or members or any approval or consent of any Person (other than a Governmental Authority) which has not been obtained except as set forth on Schedule 6.3 and except for immaterial consents and approvals solely in connection with the consummation of the Acquisition.

        Section 6.4.    Governmental and Other Approvals.    Except for the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office to record liens on intellectual property and the filing of the UCC financing statements which shall be recorded and filed, respectively, on, or as soon as practicable after, the date hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document, (ii) the legality, validity, binding effect or enforceability of any such Document or (iii) the Transactions.

        Section 6.5.    Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

        (a)    Financial Statements.    (i) The consolidated balance sheets of Borrower and its predecessors dated December 31, 2000 and the related consolidated statements of operations, cash flows and shareholders' equity of Holdings for the Fiscal Year or other period ended on such date, as the case may be, and copies of which have hereto been furnished to the Lenders prior to the Closing Date which have been examined by PriceWaterhouseCoopers LLP, independent certified public accountants, who delivered an opinion (unqualified, except solely with respect to the Seller on a going concern basis) in respect thereto, present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Borrower and its Subsidiaries for the periods referred to therein, and the internally generated unaudited financial statements of Borrower and its predecessors for the Fiscal Year 1999 and (ii) the pro forma (after giving effect to the Transactions, the related financing thereof and the other transactions contemplated hereby and thereby) consolidated balance sheet of Holdings attached hereto as Schedule 6.5(a) (the "Pro Forma Balance Sheet") presents fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries at the date of such balance sheet and presents a good faith estimate of the pro forma consolidated financial condition of Borrower and its Subsidiaries (after giving effect to the Transactions, the related financing thereof and the other transactions contemplated hereby and thereby) at the date thereof. The Pro Forma Balance Sheet has been prepared in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnote disclosures. Since December 31, 2000 there has been no material adverse change in the business, property, assets, nature of assets, liabilities, financial condition, prospects or results of operations of Holdings and its Subsidiaries taken as a whole.

        (b)    Solvency.    On and as of the Closing Date, after giving effect to the Transactions and to all Indebtedness (including the Loans and the issuance of Senior Subordinated Notes) being incurred (and the use of proceeds thereof), and Liens created, and to be created, by the Credit Parties in connection with the transactions contemplated hereby, with respect to Borrower and its Subsidiaries (on a consolidated basis) (i) the sum of the assets, at a fair valuation taken on a going concern basis, of Borrower and its Subsidiaries (on a consolidated basis) will exceed its debts; (ii) Borrower and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to, nor believe that they will, incur debts beyond its ability to pay such debts as such debts mature; and (iii) Borrower and its Subsidiaries (on a consolidated basis) will have sufficient capital with which to conduct their business. For purposes of this Section 6.5(b) "debt" means any liability on a claim, and "claim" means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        (c)    No Undisclosed Liabilities.    Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 6.5(a) or as reflected in the Pro Forma Balance Sheet or Schedule 6.5(c) hereto and the Indebtedness incurred under this Agreement and the Senior Subordinated Notes, there were as of the Closing Date (and after giving effect to the Transactions and the other transactions contemplated hereby) no liabilities or obligations with respect to the Credit Parties (whether absolute, accrued or contingent and whether or not due) which, either individually or in aggregate, would reasonably be material to the Credit Parties. As of the Closing Date (and after giving effect to the Transactions and the other transaction contemplated hereby), neither Holdings nor Borrower knows of any basis for the assertion against any Credit Party of any liability or obligation that is not fully reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 6.5(d) which, either individually or in the aggregate, exceed $250,000 other than potential claims or liabilities arising in the ordinary course of business under ordinary course leases and contracts.

        (d)    Indebtedness.    Schedule 6.5(d) sets forth a true and complete list of all Indebtedness (other than the Loans, the Senior Subordinated Notes and the Letters of Credit) of Holdings and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (the "Indebtedness to Remain Outstanding"), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. No Indebtedness to Remain Outstanding has been incurred in connection with, or in contemplation of, the Transactions or the other transactions contemplated hereby. All Indebtedness of Holdings, Borrower and each Subsidiary to Administrative Agent or to the Lenders under the Loan Documents constitutes indebtedness which is senior in priority of payment to the Senior Subordinated Notes.

        (e)    Projections.    On and as of the Closing Date, the financial projections, previously delivered to Administrative Agent and the Lenders by Borrower (the "Projections") and each of the Projections delivered after the Closing Date pursuant to Section 7.2(f) are, or at the time made have been, prepared on a basis consistent with the financial statements referred to in Section 6.5(a) and are based on good faith estimates and assumptions made by the management of Borrower, and there are no statements or conclusions in any of the Projections which are based upon or include information known to any Credit Party to be misleading or which fail to take into account material information regarding the matters reported therein. On the Closing Date, each of Holdings and Borrower believes that the Projections are reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

        Section 6.6.    Litigation.    There are no actions, suits or proceedings pending or, to the best knowledge of Holdings or Borrower, threatened (i) which purports to affect the legality, validity or enforceability of (A) any Loan Documents or (B) any other Document or the Transactions which could reasonably be expected to have a Material Adverse Effect, or (ii) that could reasonably be expected to have a Material Adverse Effect.

        Section 6.7.    True and Complete Disclosure.    All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Parent or any of its Subsidiaries in writing to any Lender (including, without limitation, all information contained in the Documents) (other than the Projections as to which Section 6.5(e) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Parent or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein are and will be (in each case solely with respect to any such information furnished on behalf of Parent or any Subsidiary by a third party, to the best of Borrower's knowledge after due inquiry are and will be) true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

        Section 6.8.    Use of Proceeds; Margin Regulations.

        (a)    Term Loan Proceeds.    All proceeds of the Term Loans incurred on the Initial Borrowing Date shall be used by Borrower (i) to finance the Acquisition and (ii) to pay fees and expenses in connection with the Transactions.

        (b)    Revolving Loan Proceeds.    All proceeds of the Revolving Loans incurred hereunder shall be used by Borrower for ongoing working capital needs, Capital Expenditures and general corporate purposes of the Borrower and its Subsidiaries.

        (c)    Margin Regulations.    No part of the proceeds of any Loan will be used to purchase or carry any margin stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Board.

        Section 6.9.    Taxes.

        (a)    Tax Returns and Payments.    Each of Holdings and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries. Except as set forth on Schedule 6.9, the Returns accurately reflect all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Except as set forth on Schedule 6.9, each of Holdings and each of its Subsidiaries has paid all material taxes payable by it before they have become delinquent other than those contested in good faith and for which adequate reserves have been established in conformity with GAAP. As of the Closing Date, except as set forth on Schedule 6.9, there is no action, suit, proceeding, investigation, audit, or claim pending of which Borrower has received notice thereof or, to the knowledge of Borrower, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries other than as disclosed on Schedule 6.9 hereto. As of the Closing Date, except as set forth on Schedule 6.9, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. As of the Closing Date, neither Holdings nor any of its Subsidiaries have provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. Neither Holdings nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transactions.

        (b)    Tax Examinations.    Except as set forth on Schedule 6.9 hereto, as of the Closing Date, the federal income tax returns on each of Holdings and its Subsidiaries have been examined by the IRS (or closed by applicable statutes) for any tax periods, and there are no other tax examinations in progress. Except as set forth on Schedule 6.9, as of the Closing Date all deficiencies which have been asserted against Holdings or any of its Subsidiaries as a result of such examinations have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application or similar principles, reasonably can be expected to result in an assertion of a deficiency for any other year not so examined that has not been accrued on Holdings' and its Subsidiaries' audited financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP. Neither Holdings nor any of its Subsidiaries has knowledge of any material federal income tax liability with respect to open taxable years in excess of amounts accrued on such Person's financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP, nor does Parent or any of its Subsidiaries anticipate any further material tax liability with respect to such open taxable years taken as a whole in excess of such accrued amounts.

        Section 6.10.    Compliance With ERISA.    Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event which could reasonably be expected to result in the termination of any Plan has occurred with respect to a Plan; to the knowledge of Borrower no Multiemployer Plan is insolvent or in reorganization; the aggregate fair market value of the assets of each Plan equals or exceeds the aggregate present value of the accrued benefits under such Plan (using the actuarial funding assumptions then in effect for such Plan); no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code of Section 302 of ERISA; neither Holdings nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(d), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or is reasonably expected to incur any material liability under any of the foregoing Sections with respect to any Plan; no Lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to either of which could reasonably be expected to have a Material Adverse Effect.

        Section 6.11.    Security Documents.

        (a)    Security Agreement Collateral.    The provisions of the Security Agreement are effective to create in favor of Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of each Credit Party in the Collateral, and the Security Agreement, together with the timely filings of Form UCC-1 creates a fully perfected first lien on, and security interest in, all right, title and interest of each Credit Party in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation in the United States Patent and Trademark Office and in the United States Copyright Office of assignments for security made pursuant to the Security Agreement, together with filings on Form UCC-1 made pursuant to the Security Agreement, will be effective, under Federal law, to perfect the security interest granted to Administrative Agent in the trademarks, patents and copyrights covered by the Security Agreement, and the filing of an assignment for security made pursuant to the Security Agreement, with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement, will be effective under Federal law to perfect the security interest granted to Collateral Agent in the copyrights covered by the Security Agreement. Each Credit Party has good and marketable title to, or rights in, all Security Agreement Collateral, free and clear of all Liens except Permitted Liens.

        (b)    Pledged Securities.    The security interests created in favor of Collateral Agent, as pledgee for the benefit of the Secured Creditors under the Pledge Agreement, constitute first perfected security interests in the Pledged Securities, if any, subject to no security interests of any other Person. No filings or recordings are required in order to perfect the security interests created in the Pledged Securities under the Pledge Agreement.

        (c)    Real Estate Collateral.    The Mortgages, if any, executed after the Closing Date create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Properties (including, without limitation, all fixtures and improvements relating to such Mortgaged Properties and affixed or added thereto on or after the Closing Date in favor of Collateral Agent (or such other trustee as may be named therein)) for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Properties may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Liens permitted under Section 8.1). Schedule 6.11(c), contains a true and complete list of each parcel of Real Property owned or leased by Holdings and its Subsidiaries on the Closing Date, identifies which Credit Party has an interest therein and the type of interest therein held by such Credit Party. Each Credit Party will have good and marketable title to all Mortgaged Properties of such Credit Party free and clear of all Liens except those described in the first sentence of this Section 6.11(c).

        Section 6.12.    Documents.

        (a)    True and Accurate Copies; Consummation of Transactions.    Borrower has heretofore delivered to Administrative Agent true, correct and complete copies of the Documents entered into in connection with the Transactions. Holdings and Borrower have, concurrently with the execution and delivery of this Agreement, consummated the transactions contemplated by the Documents pursuant thereto, and the Documents set forth the entire agreement among the parties thereto with respect to the subject matter thereof. As of the Closing Date, except as set forth on Schedule 6.12 hereto, no party to the Documents has waived the fulfillment of any material condition precedent set forth therein to the consummation of the transactions contemplated thereby, no party is in default or has failed to perform any of its obligations thereunder or under any instrument or document executed and delivered in connection therewith.

        (b)    Representations and Warranties in Documents.    All representations and warranties made by Holdings, Borrower or any Subsidiary or, to the best knowledge of Holdings and Borrower after due inquiry, made by any third party, set forth in the Documents were true and correct in all material respects at the time as of which such representations and warranties were made or deemed made and as of the Initial Borrowing Date.

        Section 6.13.    Ownership of Property.    Borrower and each Subsidiary has good and marketable title to, or a subsisting leasehold interest in or right or license to use, all material items of real and personal property used in its operations (except as to leasehold interests) free and clear of all Liens, except Permitted Liens with respect to personal property and except Permitted Real Property Encumbrances with respect to Real Property. Substantially all items of real and material personal property owned by, leased to or used by Borrower and each Subsidiary are in adequate operating condition and repair, ordinary wear and tear and casualty excepted, are free and clear of any known material defects except such defects as do not substantially interfere with the continued conduct of normal operations, and are able to serve the function for which they are currently being used. The items of real and personal property owned by, leased to or used by Borrower and each Subsidiary constitute all of the assets used in the conduct of such Person's business as presently conducted, and neither this Agreement nor any other Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of Borrower or any Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect. To the knowledge of Holdings and Borrower, except with respect to any change of control arising upon the consummation of the Transactions (other than with respect to Borrower's leased premises in Chantilly and Reston, Virginia), there are no actual, threatened or alleged defaults of a material nature with respect to any material leases of real property under which Borrower or any Subsidiary is lessee or lessor. Holdings and each Subsidiary have granted mortgages to secure the Obligations on all parcels of real estate material to the operations of Holdings and such Subsidiaries.

        Section 6.14.    Capitalization.    All shares and interests of Capital Stock of Holdings and each of its Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable. As of the Closing Date and after giving effect to the Transactions, no authorized but unissued or treasury shares or interests of Capital Stock of Holdings or any of its Subsidiaries are subject to any option, warrant, right to call or commitment of any kind or character, except as expressly set forth on Schedule 6.14. As of the Closing Date and after giving effect to the Transactions, neither Holdings nor any of its Subsidiaries has any outstanding stock, interests or securities convertible into or exchangeable for any shares or interests of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock, interests, or securities convertible into or exchangeable for any of its Capital Stock other than as expressly set forth on Schedule 6.14. As of the Closing Date, except as disclosed on Schedule 6.14, neither Holdings nor any of its Subsidiaries has subject to any obligation

(contingent or otherwise) to repurchase or otherwise acquire or retire any shares or interests of its Capital Stock or any convertible securities, rights or options of the type described in the preceding sentence.

        Section 6.15.    Subsidiaries.

        (a)    Organization.    Schedule 6.15 hereto sets forth a true, complete and correct list of each direct and indirect Subsidiary of Holdings and Borrower as of the Closing Date after giving effect to the Transactions and indicates for each such Person (i) its jurisdiction of organization and, (ii) its ownership (by holder and percentage interest). Holdings has no direct Subsidiaries other than Borrower. Borrower has no Subsidiaries except for Subsidiaries created in accordance with Section 8.17 and those Subsidiaries listed as such on Schedule 6.15 hereto.

        (b)    Capitalization.    The capitalization of each Subsidiary of Holdings as of the Closing Date and after giving effect to the Transactions is set forth on Schedule 6.15. On the Closing Date and at all times thereafter except as set forth on Schedule 6.15.:

            (i)  all shares of Capital Stock of each of the Subsidiaries of Holdings will have been duly authorized and validly issued, will be fully paid and non-assessable and, except for any non-Wholly-Owned Subsidiary that is a Foreign Subsidiary created after the Closing Date in accordance with Sections 8.8(l) and 8.16, will be Wholly-Owned Subsidiaries of Holdings or its Subsidiaries (except for qualifying shares required to be owned by directors or foreign nationals), free and clear of all Liens other than Permitted Liens arising other than as a result of a voluntary act of Holdings or the applicable Subsidiary; and

           (ii)  no authorized but unissued or treasury shares of capital stock of any Subsidiary of Holdings are subject to any option, warrant, right to call or commitment of any kind or character. A complete and correct copy of each of the Organizational Documents of each Domestic Subsidiary and each Foreign Subsidiary (whose Capital Stock is subject to a Pledge Agreement) in effect on the Closing Date has been delivered to Administrative Agent.

        (c)    Restrictions on or Relating to Subsidiaries.    There does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of Borrower to pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of Borrower, or to pay any Indebtedness owed, respectively, to Borrower or a Subsidiary of Borrower, (ii) any Subsidiary of Borrower to make loans or advances, respectively, to Borrower or any of Borrower's Subsidiaries or (iii) Borrower or any of its Subsidiaries to transfer any of its properties or assets to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (v) the Subordinated Loan Documents, (w) Organizational Documents governing Foreign Subsidiaries which contain customary transfer restrictions solely with respect to such Foreign Subsidiary or any of its Subsidiaries, (x) applicable law, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary of Borrower, and customary provisions in documents governing Capitalized Lease Obligations.

        Section 6.16.    Compliance With Law, Etc.    Neither Holdings nor any of its Subsidiaries is in default under or in violation of any Requirement of Law or Contractual Obligation or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.17.    Investment Company Act.    Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        Section 6.18.    Public Utility Holding Company Act.    Neither Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 6.19.    Environmental Matters.

        Except as disclosed on Schedule 6.19:

        (a)   Holdings and each of its Subsidiaries have complied in all material respects with, and on the date of such Credit Event are in compliance in all material respects with, all Environmental Laws and Environmental Permits. There are no material past, pending or, to the best knowledge of Holdings and Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and Borrower, on any property adjoining any real property currently or formerly owned, leased or operated by Holdings and its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such real property, except for such Environmental Claims which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b)   Hazardous Materials are not presently being and have not been, to the best knowledge of Holdings and Borrower at any time in the past, generated, used, treated, leased, recycled, disposed or stored on, or transported to or from, any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate or create liability under any Environmental Law except where such violation or liability could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of Holdings and Borrower, Hazardous Materials have not at any time been Released on or from any real property owned or at any time operated by Holdings or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate or create liability under any Environmental Law except where such violation or liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (c)   Holdings and each of its Subsidiaries have provided to the Administrative Agent any and all material documents, correspondence, pleadings, reports (including environmental site assessment reports), assessments, analytical results, Environmental Permits or other records concerning Environmental Laws, Hazardous Materials or other environmental subjects relating to Holdings or any of its Subsidiaries to the extent the foregoing are in the possession, custody or control of Holdings or any of its Subsidiaries, or any of their respective agents.

        Section 6.20.    Labor Relations.    Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of its Subsidiaries or, to the best knowledge of Holdings and Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and Borrower, threatened against Holdings or any of its Subsidiaries and (iii) to the best knowledge of Holdings and Borrower, no question concerning union representation exists with respect to the employees of Holdings or any of its subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

        Section 6.21.    Intellectual Property, Licenses, Franchises and Formulas.    Borrower and each of its Subsidiaries owns or holds licenses or other rights to or under all the patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are necessary to the operation of the business of Borrower and its Subsidiaries (collectively, "Intellectual Property"), and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known material conflict with the rights of others. Neither Borrower nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Borrower or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person, which could reasonably be expected to have a Material Adverse Effect.

        Section 6.22.    Certain Fees.    Except as set forth on Schedule 6.22 hereto, no broker's or finder's fees or commissions or any similar fees or commissions will be payable by Parent or any of its Subsidiaries with respect to the incurrence and maintenance of the Obligations, any other transaction contemplated by the Loan Documents or any services rendered in connection with such transactions. Borrower covenants that it will indemnify Administrative Agent and each Lender against and hold Administrative Agent and each Lender harmless from any claim, demand or liability for broker's or finder's fees or similar fees or commissions alleged to have been incurred in connection with any of the transactions contemplated hereby.

        Section 6.23.    The Transactions.    At the time of consummation thereof, each of the Transactions shall have been consummated in all material respects in accordance with the terms of the respective Documents and all applicable laws. Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of any Transactions, and there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event or the performance by Parent and its Subsidiaries of their obligations under the Documents. All actions taken by Parent and its Subsidiaries pursuant to or in furtherance of each Transactions have been taken in all material respects in compliance with the respective Documents and all applicable laws.

        Section 6.24.    Subordination.    The Obligations constitute "Senior Indebtedness" as such term is defined in the Subordination Agreement the subordination provisions contained in the Subordination Agreement are enforceable against Holdings, Borrower and the holders of the Senior Subordinated Notes (except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)).

ARTICLE VII

AFFIRMATIVE COVENANTS

        Holdings and Borrower hereby covenant and agree that, so long as any of the Commitments remain in effect, or any Loan, LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder (but excluding any unasserted indemnification obligations which by their terms expressly survive the termination hereof):

        Section 7.1.    Financial Statements.    Holdings and/or Borrower will furnish, or cause to be furnished, to each Lender:

        (a)    Quarterly Financial Statements.    Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, unaudited financial statements consisting of a consolidated and consolidating balance sheet and statement of stockholders' equity of Holdings and its Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such quarter and for the Fiscal Year through such quarter, all in reasonable detail and certified on behalf of Holdings by the chief financial officer of Holdings as having been prepared in accordance with generally accepted accounting principles consistently applied (other than for normal year-end audit adjustments and, unless then required by Holding's reporting obligations to the Securities and Exchange Commission or by generally accepted accounting principles, footnote disclosure).

        (b)    Annual Financial Statements.    Within ninety (90) days after the end of each Fiscal Year of Holdings, audited financial statements consisting of a consolidated and consolidating balance sheet and statement of stockholder's equity of Holdings and its Subsidiaries as at the end of such Fiscal Year and consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, certified (without adverse opinions, scope limitations or qualifications with respect to departures from generally accepted accounting principles other than departures (x) which are not material, (y) which will not cause the financial statements to fail to meet the requirements of the Securities and Exchange Commission for financial information to be contained or incorporated by reference in registration statements, and (z) which do not cause the financial statements to fail to accurately reflect the financial condition of Holdings) without qualification as to scope of examination by independent public accountants of recognized national standing and reputation selected by Holdings.

        (c)    Monthly Financial Statements.    Within thirty (30) days after the end of each month (other than the last month of any Fiscal Quarter) of Holdings, unaudited financial statements consisting of a consolidated and consolidating balance sheet as at the end of such month and consolidated statements of income of Holdings and its Subsidiaries and such other financial statements as are prepared by Holdings in the ordinary course of business for such month and for the Fiscal Year through such month, all in reasonable detail and certified on behalf of Holdings by the chief financial officer of Holdings as having been prepared in accordance with generally accepted accounting principles consistently applied (other than for normal year-end audit adjustments and footnote disclosure).

        Section 7.2.    Certificates; Other Information.    Holdings and/or Borrower will furnish, or cause to be furnished, to each Lender (or, if specified below, to Administrative Agent):

        (a)    Accountant's Certificates.    Concurrently with the delivery of the financial statements referred to in Section 7.1(b), (i) to the extent not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a certificate from Andersen LLP or other independent certified public accountants of nationally recognized standing, stating that, in the course of their annual audit of the books and records of Holdings and its Subsidiaries, no Event of Default or Unmatured Event of Default insofar as they relate to accounting matters (including, without limitation, the calculations required under Sections 8.8(l) and 8.18 and Article IX), has come to their attention which was continuing at the end of such Fiscal Year or on the date of their certificate, or if such an Event of Default or Unmatured Event of Default has come to their attention, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default and (ii) a letter, in form reasonably satisfactory to Administrative Agent from such accountants with respect to reliance on such accountant's certificate and report on the annual consolidated financial statements referred to in this Section 7.2(a).

        (b)    Officer's Certificates.    Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of the chief financial officer of Holdings substantially in the form of Exhibit 7.2(b) stating that, to the best of such officer's knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Holdings and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring audit adjustments and the absence of footnote disclosure) and (ii) no Event of Default or Unmatured Event of Default has occurred, except as specified in such certificate and, if so specified, the action which Borrower proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish Borrower's compliance with the covenants set forth in Article IX of this Agreement;

        (c)    Audit Reports and Statements.    Promptly following Holdings' or Borrower's receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any, submitted to Holdings or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of Holdings or any of its Subsidiaries;

        (d)    Management Letters.    Promptly after receipt by Holdings or any of its Subsidiaries, a copy of any "management letter" received by Holdings or any of its Subsidiaries from its certified public accountants;

        (e)    Budgets; Projections.    As soon as available and in any event (A) within sixty (60) days after the Closing Date an annual budget for Fiscal Year 2001 (prepared on a quarterly basis) in form reasonably satisfactory to Administrative Agent (including budgeted statements of income, operations, cash flows, shareholders' equity and balance sheets) prepared by Holdings for each Fiscal Quarter of Fiscal Year 2001 and (B) within thirty (30) days after the first day of each Fiscal Year of Holdings, (i) an annual budget (prepared on a quarterly basis) in form reasonably satisfactory to Administrative Agent and the Required Lenders (including budgeted statements of income, operations, cash flows, shareholders' equity and balance sheets) prepared by Holdings for each Fiscal Quarter of such Fiscal Year and (ii) projections in form reasonably satisfactory to Administrative Agent and the Required Lenders covering the period from such Fiscal Year through the Revolver Termination Date in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of a Responsible Officer of Holdings to the effect that, to the best of his knowledge, such budget and projections are a reasonable estimate for the periods respectively covered thereby;

        (f)    Public Filings.    Within 10 days after the same become public, copies of all financial statements, filings, registrations and reports which Holdings or Borrower may make to, or file with the SEC or any successor or analogous Governmental Authority;

        (g)    Perfection Certificates.    Concurrently with the delivery of the financial statements referred to in Section 7.1(b), updated Perfection Certificates duly executed by each Credit Party.

        (h)    Other Requested Information.    Such other information respecting the respective properties, business affairs, financial condition and/or operations of Parent or any of its Subsidiaries as Administrative Agent or any Lender may from time to time reasonably request.

        Section 7.3.    Notices.    Borrower will furnish, or will cause to be furnished, promptly and in any event within three (3) Business Days after a Responsible Officer of Holdings or of any of its Subsidiaries obtains knowledge thereof, written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

        (a)    Event of Default or Unmatured Event of Default.    The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower propose to take with respect thereto;

        (b)    Litigation and Related Matters.    The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Holdings or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the amount involved is $1,000,000 or more, (ii) with respect to any Document or any material Indebtedness or Capital Stock of Holdings or any of its Subsidiaries or (iii) which, if determined adversely to Holdings or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect;

        (c)    Environmental Matters.    The occurrence of one or more of the following environmental matters: (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries in which the amount involved or sought is $1,000,000 or more; (ii) any condition or occurrence on or arising from any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries that (y) results in noncompliance by Holdings or any of its Subsidiaries with any Environmental Law where such noncompliance could reasonably be expected to result in potential liability of $1,000,000 or more, or (z) could reasonably be expected to form the basis of a Environmental Claim against Holdings or any of its Subsidiaries or any such real property in which the amount involved is $1,000,000 or more; (iii) any condition or occurrence on any real property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and (iv) the taking of any Remedial Action, in response to the actual or alleged presence or the Release or threatened Release of any Hazardous Material on any real property owned or operated by Holdings or any of its Subsidiaries for which the potential aggregate cost or expense could reasonably be expected to be $1,000,000 or more. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or Remedial Action and Holdings' or such Subsidiary's response thereto. In addition, Borrower will provide the Lenders with copies of all material written communications with any Governmental Authority or with any Person (provided that the disclosure of such written communications with any Person shall not be subject to any attorney-client or other legally recognized privilege that would otherwise be violated or the benefit of which would be lost through the disclosure thereof, as such privilege and violation or loss of benefit is demonstrated to the reasonable satisfaction of Administrative Agent and its counsel) relating to the matters described in (i)-(iv) above as may reasonably be requested by the Lenders.

        (d)    Notice of Change of Control.    Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of each such occasion.

        (e)    Notices under Transaction Documents.    Promptly following the receipt or delivery thereof, copies of any material demands, notices of default or other material notices received or delivered by Holdings or any of its Subsidiaries under or pursuant to any Transaction Document.

        Section 7.4.    Conduct of Business and Maintenance of Existence.    Holdings will, and will cause each of its Subsidiaries to, continue to engage in business of the same general type as now conducted by Holdings and its Subsidiaries on the Closing Date and preserve, renew and keep in full force and effect its and each Subsidiary's corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries' business except as otherwise permitted pursuant to Section 8.4 and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that failure to maintain or comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

        Section 7.5.    Payment of Obligations.    Holdings will, and will cause each of its Subsidiaries to, pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be:

            (i)  all material taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

           (ii)  all lawful claims prior to the time they become a Lien upon any of their respective properties or assets;

provided, however, that neither Holdings nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Holdings or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto and title to any material properties or assets is not jeopardized in any material respect.

        Section 7.6.    Inspection of Property, Books and Records.    Holdings will, and will cause each of its Subsidiaries to, keep, or cause to be kept adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and Holdings will permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time not to exceed twice in any Fiscal Year (provided that this limitation shall not exist during the continuance of an Event of Default or Unmatured Event of Default), and from time to time at the reasonable request of such Lender made to Borrower and upon reasonable notice, to visit, inspect and investigate its and their respective properties, including without limitation, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and independent public accountants (and by this provision Holdings and Borrower authorize such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of Holdings and its Subsidiaries).

        Section 7.7.    ERISA.    Holdings will, and will cause each of its Subsidiaries to, (i) as soon as practicable and in any event within ten (10) days after a Responsible Officer of Holdings or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Reportable Event has occurred with respect to any Plan (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver, or cause such ERISA Affiliate to deliver, to Administrative Agent a certificate of a Responsible Officer of Holdings or such Subsidiary or ERISA Affiliate, as the case may be, setting forth the details of such Reportable Event and the action, if any, which Holdings or such Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given; (ii) upon the request of any Lender made from time to time, deliver, or cause each ERISA Affiliate to deliver, to each Lender a copy of the most recent actuarial report and annual report completed with respect to any Plan; (iii) as soon as possible and in any event within ten (10) days after a Responsible Officer of Holdings or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan: (A) such Plan has been or is reasonably likely to be terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA, (B) the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan, (C) that an accumulated funding deficiency has been incurred or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, (D) that Holdings, or any Subsidiary of Holdings, or any ERISA Affiliate will or is reasonably likely to incur any liability (including, but not limited to, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA, or (E) Holdings or any Subsidiary of Holdings has or may incur any liability under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 of ERISA), deliver, or cause such ERISA Affiliate to deliver, to Administrative Agent a written notice thereof; and (iv) as soon as possible and in any event within thirty days after Holdings or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of them has incurred a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such

ERISA Affiliate to deliver, to Administrative Agent a written notice thereof. In addition to its other obligations set forth in this Article VII, each of Holdings and Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

        (A)  provide Administrative Agent with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code or Section 302 of ERISA which failure to so satisfy exceeds $500,000,

        (B)  furnish to Administrative Agent, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code or Section 302(f)(4) of ERISA,

        (C)  comply in good faith with the requirements set forth in Section 4980(B) of the Code and with Sections 601(a) and 606 of ERISA;

        (D)  at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service; and

        (E)  at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the annual reports and notices received by Holdings or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan no later than ten (10) days after the date of such request.

        Section 7.8.    Maintenance of Property, Insurance.    Holdings will, and will cause each of its Subsidiaries to, (i) keep all property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 8.4(b), (ii) maintain insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained, and (iii) furnish to Administrative Agent, on the Closing Date and on each anniversary thereof, certificates of insurance as to the insurance carried. All insurance policies or certificates (or certified copies thereof) with respect to such insurance (A) shall be endorsed to the Administrative Agent's reasonable satisfaction for the benefit of the Administrative Agent and Lenders (including, without limitation, by naming Administrative Agent as loss payee or additional insured, as appropriate); and (B) shall state that such insurance policy shall not be cancelled or revised without thirty days' prior to written notice thereof by the insurer to the Administrative Agent. At any time that insurance at levels described in Schedule 7.8 is not being maintained by Holdings or any of its Subsidiaries, Borrower will notify the Lenders in writing within five Business Days thereof and, if thereafter notified by Administrative Agent or the Required Lenders to do so, Borrower or any such Subsidiary, as the case may be, shall obtain insurance at such levels at least equal to those set forth on Schedule 7.8. The provisions of this Section 7.8 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

        Section 7.9.    Environmental Laws.

        (a)   Holdings will, and will cause each of its Subsidiaries to, comply in all material respects with, and cause its Subsidiaries to comply in all material respects with, and, in each case take reasonable steps to ensure material compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits;

        (b)   Holdings will, and will cause each of its Subsidiaries to, promptly conduct and complete all material investigations, studies, sampling and testing, and all material Remedial Actions required under Environmental Laws or as may reasonably be required by the Administrative Agent to prevent significant adverse impact to the collateral, in either case, in material compliance with Environmental Laws; promptly respond to all material requests of any Governmental Authority; and promptly comply in all material respects with all lawful orders, decrees, judgments or directives of all Governmental Authorities regarding Environmental Laws except to the extent that any of the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

        (c)   Borrower agrees to defend, indemnify and hold harmless Administrative Agent and the Lenders, and their respective employees, agents, officers, trustees and directors, from and against any and all Environmental Claims or any other demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law or Environmental Permit applicable to the operations of Holdings, any of its Subsidiaries or their respective current or former properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, costs arising from any Remedial Action, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction. The agreements in this Section 7.9(c) shall survive the termination of this Agreement and the repayment of the Notes and all other Obligations.

        Section 7.10.    Interest Rate Protection.    Borrower will, no later than sixty (60) days following the Closing Date, enter into and maintain arrangements acceptable to Administrative Agent and the Required Lenders which have the effect of establishing a fixed or maximum interest rate acceptable to Administrative Agent and the Required Lenders for an aggregate notional principal amount of Indebtedness equal to at least $50,000,000 for a period of at least two (2) years.

        Section 7.11.    Use of Proceeds.    Borrower will use all proceeds of the Loans as provided in Section 6.8.

        Section 7.12.    Additional Security; Further Assurances.

        (a)    Agreement to Grant Additional Security.    Promptly, and in any event within 30 days after the acquisition by Holdings, Borrower or any Subsidiary of assets or real or personal property or leasehold interests of the type that would have constituted Collateral on the Closing Date and investments of the type that would have constituted Collateral on the Closing Date (the "Additional Collateral"), Holdings and Borrower will notify the Administrative Agent of such new Collateral and will execute all filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is, except with respect to Foreign Subsidiaries as otherwise set forth herein, necessary or appropriate and (ii) will with respect to real estate, execute a mortgage, obtain Mortgage Policies, title surveys, Landlord Consents and real estate appraisals satisfying all Requirements of Law, to grant Collateral Agent a perfected Lien in such Collateral (or comparable interest under foreign law in the case of foreign Collateral) pursuant to and to the full extent required by the Security Documents and this Agreement.

        (b)    Additional Subsidiary Guarantors.    Holdings and Borrower agree to cause each new Domestic Subsidiary established or created in accordance with Section 8.16 (a "New Domestic Subsidiary") to execute and deliver the Subsidiary Guaranty or such other guaranty of all Obligations and all obligations under Interest Rate Agreements and Other Hedging Agreements entered into with a Lender or any Affiliate thereof in form and substance satisfactory to Administrative Agent.

        (c)    Pledge of New Subsidiary Stock.    Holdings and Borrower agree to pledge, or to cause their Subsidiaries to pledge, (i) all of the Capital Stock of each new Domestic Subsidiary and (ii) 65% of all Capital Stock of each new Foreign Subsidiary owned directly by Borrower or any Domestic Subsidiary established or created to Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement.

        (d)    Grant of Security by New Domestic Subsidiaries.    Holdings and Borrower will cause each new Domestic Subsidiary established or created in accordance with Section 8.16 and which is required to execute and deliver the Subsidiary Guaranty pursuant to Section 7.12(b) to grant to Collateral Agent a first priority Lien (subject to Permitted Liens) on all property (tangible and intangible) of such Subsidiary upon terms substantially similar to those set forth in the Security Documents as appropriate, and reasonably satisfactory in form and substance to Administrative Agent. Holdings and Borrower shall cause each Subsidiary, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, any document or instrument reasonably deemed by Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens. Holdings and Borrower will cause each of its newly established Subsidiaries to take all actions requested by Administrative Agent (including, without limitation, the filing of UCC-1's) in connection with the granting and perfecting of such security interests.

        (e)    Documentation for Additional Security.    The security interests required to be granted pursuant to this Section 7.12 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered by the Credit Parties on the Closing Date) reasonably satisfactory in form and substance to Administrative Agent and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons (subject to Permitted Liens) and subject to no other Liens except Permitted Liens or, in the case of Mortgages, Permitted Real Property Encumbrances. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, fees and other charges payable in connection therewith shall be paid in full by Borrower. At the time of the execution and delivery of the Additional Security Documents, Holdings and Borrower shall cause to be delivered to the Collateral Agent such agreements, certificates, opinions of counsel, Mortgage Policies, title surveys, real estate appraisals and other related documents as may be reasonably requested by Administrative Agent to assure themselves that this Section 7.12 has been complied with.

        (f)    Foreign Subsidiaries Security.    If following a change in applicable law, including the relevant sections of the Code or the regulations promulgated thereunder, counsel for Borrower reasonably acceptable to Administrative Agent does not within 45 days after a request from Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to Administrative Agent, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreement that a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes, then that portion of such Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be pledge to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), to the extent that entering into such Pledge Agreement is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.12 to be in form and substance reasonably satisfactory to Administrative Agent.

        Section 7.13.    End of Fiscal Years; Fiscal Quarters.    Holdings will cause each of its and its Subsidiaries' annual accounting reporting periods to end on December 31 of each year (each a "Fiscal Year"), with quarterly accounting reporting periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year (each a "Fiscal Quarter").

        Section 7.14.    Senior Debt Ratings.    Borrower shall use its best efforts to obtain, within 60 days (or such later date acceptable to the Administrative Agent) after the Closing Date, ratings on its senior debt from S&P and Moody's.

        Section 7.15.    Ownership of Subsidiaries.    Holdings will at all times directly own 100% of the outstanding Capital Stock of Borrower. Except (i) with respect to non-Wholly-Owned Subsidiaries in existence as of the Closing Date as set forth on Schedule 6.15 and (ii) as otherwise expressly permitted pursuant to Section 8.16 in the case of the creation of new Foreign Subsidiaries that are not Wholly Owned Subsidiaries after the Closing Date, Borrower will directly or indirectly own 100% of the capital stock of each other Subsidiary of Holdings.

        Section 7.16.    Landlord Consents.    Within sixty (60) days following the Closing Date Borrower shall use its reasonable best efforts to cause the Lessors of the leased property at (x) 4115 Pleasant Valley Road, Suite 600, Chantilly, Virginia 20151 and (y) 1939 Roland Clarke Place, Reston, Virginia 20191 to execute Landlord Consents.

        Section 7.17.    TNS Investments, Inc.    Within thirty (30) days following the Closing Date Borrower shall (i) deliver an opinion of counsel addressed to Administrative Agent and each of the Lenders which shall be in form and substance reasonably satisfactory to Administrative Agent and which shall cover the same matters with respect to TNS Investments, Inc., a Delaware corporation ("TNS Investments"), and the Loan Documents executed and delivered by TNS Investments as those covered by the opinion of Kirkland & Ellis delivered on the Closing Date, or (ii) merge TNS Investments with and into Borrower or any other Subsidiary Guarantor in existence on the Closing Date, and TNS Investments shall not be the surviving Person in such merger.

ARTICLE VIII

NEGATIVE COVENANTS

        Holdings and Borrower hereby covenant and agree that, so long as any of the Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder (but excluding any unasserted indemnification obligations which by their terms expressly survive the termination hereof):

        Section 8.1.    Liens.    Holdings will not, and will not permit any of its Subsidiaries to (i) create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of Holdings' or any of its Subsidiaries' properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; (ii) take, cause or permit to be taken or cause any action to be taken, which could create a Lien (other than a Lien permitted under this Section), or suffer to exist any Lien (other than a Lien permitted under this Section), on the Capital Stock of Borrower or any Subsidiary of Holdings or Borrower which would require the sharing of an interest in such capital stock with any Person; or (iii) enter into or assume any agreement containing a negative pledge which would require a sharing of an interest in any Collateral or any Mortgaged Property or prohibits or limits the grant of any such interest, except for the following Liens (herein referred to as "Permitted Liens"):

        (a)   Liens created by the Loan Documents or permitted by the Security Documents;

        (b)   Customary Permitted Liens; and

        (c)   Liens existing on the Closing Date and listed on Schedule 8.1(c) hereto.

        If requested by a lender of Purchase Money Indebtedness in connection with an extension of credit to Borrower or any Subsidiary which is otherwise permitted by this Agreement, any lien or security interest of Administrative Agent or Collateral Agent for the benefit of the Lenders in or upon the asset(s) being acquired by Borrower or any Subsidiary and financed by such lender of Purchase Money Indebtedness may be expressly subordinated to the lien or security interest therein of such lender of Purchase Money Indebtedness on terms and conditions reasonably acceptable to Agent and such lender of Purchase Money Indebtedness, which terms may include an agreement by Administrative Agent or Collateral Agent not to foreclose upon the asset(s) being financed by the lender of Purchase Money Indebtedness without the prior written consent of such lender of Purchase Money Indebtedness, and the Lenders hereby severally authorize Administrative Agent and Collateral Agent to enter into such an agreement.

        Section 8.2.    Indebtedness.    Holdings will not, and will not permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:

        (a)   Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

        (b)   Indebtedness of Borrower evidenced by (i) the Senior Subordinated Notes as in existence on the Closing Date in an initial aggregate principal amount not to exceed $30,000,000 plus any payment-in-kind interest, as reduced by any repayments of principal thereof and (ii) additional Senior Subordinated Notes issued after the Closing Date in an aggregate principal amount not to exceed $10,000,000 plus any payment-in-kind interest, as reduced by any repayments of principal thereof, provided that (A) the proceeds of such additional Senior Subordinated Notes had been issued are used solely by Borrower to finance the cost of Permitted Acquisitions, (B) Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Senior Subordinated Notes and the related Permitted Acquisition, with the covenants contained in Article IX (with the Total Leverage Ratio not exceeding 2.75 to 1.00) recomputed as of the last day of the most recently ended Fiscal Quarter of Borrower as if such Senior Subordinated Notes had been issued and related Permitted Acquisition had occurred on the first day of each relevant period for testing such compliance, (C) the issuance of such Senior Subordinated Notes is made contemporaneously with the receipt by Borrower of Net Offering Proceeds in the same proportions as issued on the Closing Date and (D) such Senior Subordinated Notes shall have the same terms and conditions as the Senior Subordinated Notes issued on the Closing Date and shall be subject to the Subordination Agreement;

        (c)   Indebtedness of Borrower and its Subsidiaries outstanding on the Closing Date (other than the Senior Subordinated Notes) and listed on Schedule 6.5(d) hereto and any Indebtedness resulting from the refinancing of any such Indebtedness; provided, however, that (i) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of (A) any contractually stated call and/or redemption premium, if any, and (B) any transaction fees, in each case, paid in connection with the refinancing of such outstanding Indebtedness, (ii) the Weighted Average Life to Maturity of such Indebtedness is not decreased, (iii) the obligor(s) with respect to such refinancing Indebtedness are the same Persons which are obligors with respect to the Indebtedness refinanced thereby, and (iv) in the case of any such refinancing Indebtedness, (A) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict with, or cause a breach of, any provision of this Agreement or any other Loan Document and (B) such refinancing Indebtedness is otherwise upon terms and subject to definitive documentation which is in form and substance reasonably satisfactory to Administrative Agent;

        (d)   Indebtedness of Borrower of any of its Subsidiaries under Interest Rate Agreements entered into to protect Borrower or any of its Subsidiaries against fluctuations in interest rate in respect of the Obligations and Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of commodities and raw materials in connection with Borrower's or any of its Subsidiaries' operations so long as management of Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

        (e)   unsecured Indebtedness of Borrower or any Subsidiary Guarantor owing to one another, provided that all such Indebtedness owing to Borrower or any Subsidiary Guarantor shall be subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent and evidenced by one or more promissory notes in form and substance reasonably acceptable to Administrative Agent, which promissory notes shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

        (f)    Indebtedness of Borrower or any of its Subsidiaries consisting of (i) Capitalized Lease Obligations and/or (ii) debt incurred to finance the cost (including the cost of construction) of acquisition of property ("Purchase Money Indebtedness"), provided the aggregate principal amount of all Indebtedness described in clauses (i) and (ii) shall not exceed $2,000,000 at any time outstanding thereafter (the "Purchase Money Basket");

        (g)   Guarantee Obligations permitted under Section 8.3;

        (h)   unsecured subordinated Indebtedness of Holdings evidenced by promissory notes in form and substance satisfactory to Administrative Agent in an aggregate principal amount not exceeding $5,000,000 at any time outstanding and issued solely as consideration for the repurchase or redemption of any Capital Stock of Holdings held by any officers or managers of Holdings or any of its Subsidiaries;

        (i)    unsecured Indebtedness of Holdings owing to Borrower to evidence any advances made by Borrower to Holdings solely for the purposes set forth in Sections 8.5(b), 8.5(c) and 8.5(d), provided that all such Indebtedness owing to Borrower shall be subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent and evidenced by one or more promissory notes in form and substance reasonably acceptable to Administrative Agent, which promissory notes shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

        (j)    customary earn-out obligations owing in connection with any Permitted Acquisition, provided that (i) such Indebtedness shall constitute Subordinated Indebtedness which shall provide that scheduled payments thereunder may be made unless an Event of Default has occurred and is continuing and shall be on terms and conditions satisfactory to Administrative Agent and (ii) the aggregate principal amount of such Indebtedness together with Indebtedness under Section 8.2(k) shall not exceed $1,500,000;

        (k)   unsecured subordinated Indebtedness of Holdings or any Subsidiary issued as consideration for any Permitted Acquisition, provided that (i) after such Permitted Acquisition and after giving effect thereto on a pro forma basis, no Event of Default or Unmatured Event of Default shall then exist, (ii) such Indebtedness shall be subordinated in right of payment to the Obligations on terms satisfactory to the Administrative Agent and shall otherwise be on such other terms and conditions satisfactory to Administrative Agent, (iii) such Indebtedness shall not have any principal payments due prior to the seventh anniversary of the Closing Date, and (iv) the aggregate principal amount of such Indebtedness together with Indebtedness under Section 8.2(j) shall not exceed $1,500,000; and

        (l)    additional unsecured Indebtedness of Borrower or any Subsidiary of Borrower in an aggregate amount not to exceed $500,000 at any time outstanding thereafter taken together with guaranties of Indebtedness outstanding and permitted by Section 8.3(g).

        Section 8.3.    Guaranties.    Holdings will not, and will not permit any of its Subsidiaries to, assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise become directly or contingently liable in respect of, any obligation of any other Person, except, without duplication:

        (a)   guaranties by Borrower or any Subsidiary of Borrower existing on the Closing Date and listed on Schedule 8.3 hereto;

        (b)   guaranties by Borrower or any Subsidiary of Borrower of Indebtedness constituting Capitalized Leases or Purchase Money Indebtedness of Borrower or Subsidiary of Borrower permitted by Section 8.2;

        (c)   the Senior Subordinated Guaranties, provided that such guaranties are pursuant to documentation in form and substance satisfactory to the Required Lenders;

        (d)   guaranties by Holdings, Borrower or any Subsidiary of any lease or other contractual obligation not constituting Indebtedness entered into by Borrower or any Subsidiary in the ordinary course of business;

        (e)   customary indemnification provisions and purchase price adjustments (other than future earn-out obligations) entered into in connection with any Permitted Acquisition or Asset Disposition permitted hereunder;

        (f)    performance, surety, bid, appeal or similar bonds arising in the ordinary course of business; and

        (g)   guaranties by Borrower or any Subsidiary of Borrower in the ordinary course of business of Borrower or such Subsidiary of Indebtedness not exceeding $500,000 in the aggregate at any time outstanding thereafter taken together with Indebtedness outstanding and permitted by Section 8.2(l).

        Section 8.4.    Consolidation, Merger, Purchase or Sale of Assets, etc.    Holdings will not, and will not permit any of its Subsidiaries to, wind-up, liquidate or dissolve any of their affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time without the Administrative Agent's prior written consent) all or any part of its property or assets, or enter into any Sale and Leaseback Transaction, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business) of any Person, except that:

        (a)   Borrower and its Subsidiaries shall be permitted to make Capital Expenditures to the extent not in violation of Section 9.1;

        (b)   Borrower and its Subsidiaries may: (i) in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete or worn out and no longer used or useful in the conduct of such Person's business; and (ii) so long as no Event of Default or Unmatured Event of Default exists at the time of the respective sale of assets or immediately after giving effect thereto, sell or otherwise dispose of any assets or property (which may include interests in Subsidiaries, provided that no part of the Capital Stock of any Subsidiary may be sold pursuant to this clause (ii) unless all of the Capital Stock of the respective Subsidiary is sold pursuant to such sale) with a Fair Market Value not to exceed $2,000,000 in the aggregate from and after the Closing Date, provided that (A) the sale price with respect to each such Asset Disposition shall not be less than the Fair Market Value of such asset or assets sold, (B) at least 85% of such sale price shall be paid in Cash or Cash Equivalents (and treating as Cash for this purpose the trade in or exchange value of any item of equipment that is being sold to the extent that a new item of equipment is being purchased as part of such transaction), and (C) the Net Sale Proceeds from such sale or disposition are applied to repay Loans to the extent required by Section 4.4(c);

        (c)   Investments may be made to the extent permitted by Section 8.8;

        (d)   Borrower and its Subsidiaries may (i) enter into leases (as lessee) in the ordinary course of business to the extent permitted by Section 8.2(d) or 8.11, and (ii) lease or license real or personal property (including Intellectual Property) in the ordinary course of business for periods not in excess of one (1) year (subject to automatic renewals);

        (e)   Borrower and its Subsidiaries may make sales or transfers of inventory and liquidate Cash Equivalents in the ordinary course of business and consistent with past practices;

        (f)    Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which Borrower may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

        (g)   Any Subsidiary of Borrower may merge or consolidate with or into (i) Borrower so long as Borrower is the surviving Person or (ii) another Wholly-Owned Subsidiary of Borrower which is a Subsidiary Guarantor so long as a Wholly-Owned Subsidiary which is a Subsidiary Guarantor is the surviving Person;

        (h)   Borrower and its Subsidiaries may acquire inventory and other assets in the ordinary course of business;

        (i)    Any Subsidiary of Borrower may be dissolved or liquidated into Borrower or any Wholly-Owned Subsidiary of Borrower which is a Subsidiary Guarantor, and any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to Borrower or any Wholly-Owned Subsidiary of Borrower which is a Subsidiary Guarantor;

        (j)    Holdings and its Subsidiaries may consummate the Transactions as of the Closing Date pursuant to the Transaction Documents;

        (k)   Borrower or any of its Subsidiaries may acquire (other than through an unsolicited public offer) assets constituting all or substantially all of a domestic business, business unit, division or product line of any Person not already a Subsidiary of a Borrower (a "Target") or all of the Capital Stock of any such Person organized in the United States (including any such acquisition by way of merger or consolidation) to the extent such acquired Person or the surviving entity of such merger or consolidation is or becomes a Credit Party and executes the Additional Security Documents and takes such other actions as are required in Section 7.12 (any such acquisition permitted by this clause (k) or otherwise consented to in writing by the Required Lenders, a "Permitted Acquisition"), provided that (i) no Event of Default or Unmatured Event of Default then exists (both before and after giving effect to such Permitted Acquisition), (ii) Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Permitted Acquisition, with the covenants contained in Article IX (with the Senior Leverage Ratio not exceeding 2.25 to 1.00) recomputed as of the last day of the most recently ended Fiscal Quarter of Borrower as if such Permitted Acquisition had occurred on the first day of each relevant period for testing such compliance, (iii) the business or Person acquired pursuant to such Permitted Acquisition is engaged in the same or substantially similar line of business as conducted by Borrower and its Subsidiaries as of the Closing Date, and such line of business is conducted in the United States, (iv) the business or Person acquired pursuant to such Permitted Acquisition had positive pro forma Consolidated EBITDA for the full twelve month period last ended prior to the consummation of such Permitted Acquisition, (v) the most recent drafts of all material documentation governing such Permitted Acquisition shall be delivered to Administrative Agent and its counsel in advance of the consummation of such Permitted Acquisition and shall be reasonably acceptable to Administrative Agent, (vi) the only consideration paid in connection with such Permitted Acquisition (including any deferred payments, whether in the form of purchase price adjustments, earn-

out payments or otherwise) consists of cash, Parent Common Units and/or Parent Preferred Units (collectively, "Acquisition Consideration"), (vii) no more than $5,000,000 of the aggregate Acquisition Consideration consists of cash (provided such aggregate Acquisition Consideration consisting of cash may be increased to $10,000,000 if the Senior Leverage Ratio as of the last day of the most recent Fiscal Quarter is less than 1.50 to 1.00), (viii) the aggregate amount of Acquisition Consideration (as such value, including future earn-out obligations, is determined in good faith by the board of directors of Borrower in a resolution delivered to Administrative Agent), together with any Indebtedness assumed or otherwise incurred in connection with such Permitted Acquisition as permitted under Section 8.2, for all such Permitted Acquisitions shall not exceed $25,000,000, (ix) the Total Available Revolving Commitment is equal to or greater than $5,000,000 both before and immediately after giving effect to such Permitted Acquisition, and (x) Borrower deliver an officer's certificate to Administrative Agent certifying as to compliance with the requirements of this clause (k) and containing detailed calculations satisfactory to Administrative Agent required pursuant to clauses (ii), (iv), (vii), and (viii), above. Pro forma calculations made pursuant to clauses (ii) and (iv) above may include adjustments (the "Pro Forma Adjustments") to eliminate the effect of any non-recurring expenses or income with respect to Borrower and its Subsidiaries or any acquired Person or assets on Consolidated EBITDA, as determined reasonably and in good faith by the chief financial officer of Borrower and approved by the board of directors of Holdings, as set forth in an officer's certificate delivered to Administrative Agent setting forth in reasonable detail the basis for such adjustments and reasonably acceptable by Administrative Agent;

        (l)    new Subsidiaries may be created in accordance with Section 8.16; and

        (m)  Borrower may consummate the Sprint Acquisition as of the Second Amendment Effective Date pursuant to the Sprint Acquisition Documents.

        Section 8.5.    Dividends or Other Distributions.    Holdings will not, and will not permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock ("Dividend") or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in such Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to Borrower or a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor); or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings or any of its Subsidiaries (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment"); provided, however, that, during such time as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom (other than with respect to clauses (a) and (c) below):

        (a)   any Subsidiary of Borrower may pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor, any Foreign Subsidiary that is a non-Wholly-Owned Subsidiary may pay pro-rata dividends and Holdings may distribute shares of its Common Stock to holders of the same or another class of its Common Stock and Permitted Holdings Preferred Stock to holders of the same or another class of Permitted Holdings Preferred Stock as a stock dividend or in connection with a stock split;

        (b)   Parent and Holdings may make payments with respect to stock option plans and stock appreciation rights programs of Parent and Holdings and repurchase options and Parent common units, Parent preferred units and Holdings Common Stock and Permitted Holdings Preferred Stock upon the termination of employment, death, permanent disability or retirement of its employees or management (and Borrower may make intercompany loans to Holdings and/or pay dividends to Holdings and Holdings may pay dividends to Parent solely to allow Parent or Holdings to make such payments or repurchases), provided, that the aggregate amount expended by Parent and Holdings pursuant to this clause (b) shall not exceed $2,000,000 in the aggregate from and after the Closing Date and in no event shall exceed $500,000 in any Fiscal Year (provided that (i) the foregoing proviso shall not apply to amounts expended by Parent or Holdings pursuant to this clause (b) solely from (x) cash proceeds received from new issuances of equity interests if received substantially contemporaneously with and used solely to affect a redemption of an executive's equity interests and (y) the proceeds of key man life insurance if the proceeds are used to repurchase the equity interests described above from a deceased employee or manager, and (ii) Parent may repurchase interests of its Capital Stock from management of Borrower or any Subsidiary through the cancellation of Indebtedness owing by such officer or manager);

        (c)   Borrower may pay cash dividends to Holdings and Holdings may pay dividends to Parent solely for the purpose of paying, so long as the proceeds thereof are promptly used by Parent or Holdings to pay (x) reasonable out of pocket expenses of GTCR and its Affiliates to the extent incurred solely in connection with GTCR's or such Affiliates' investment in, and solely on behalf of, Holdings and Borrower, (y) franchise taxes and federal, state and local income taxes and interest and penalties with respect thereto, if any, payable by Parent or Holdings, provided that any refund shall be promptly returned by Parent and Holdings to Borrower and (z) out of pocket expenses relating to accounting and tax matters and de minimus corporate expenses, in each case payable by Parent or Holdings; and

        (d)   Borrower may make intercompany loans to Holdings or pay dividends to Holdings in order to allow Holdings to consummate the Acquisition.

        Section 8.6.    Limitation on Certain Restrictions on Subsidiaries.    Parent will not, and will not permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Borrower or any Subsidiary of Borrower to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to Borrower or any of its other Subsidiaries, (ii) make any loans or advances to Borrower or any of its other Subsidiaries, or (iii) transfer any of its property or assets to Borrower or any of its other Subsidiaries, except:

        (a)   any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date and reflected on Schedule 8.6(a) hereto or pursuant to the Senior Subordinated Documents;

        (b)   any encumbrance or restriction with respect to a Subsidiary of Borrower (x) pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of Borrower or was acquired by Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Borrower) and outstanding on such date or (y) any encumbrance or restriction existing under or by reason of Organizational Documents governing a Foreign Subsidiary of Borrower which contain customary transfer restrictions solely with respect to such Foreign Subsidiary or any of its Subsidiaries;

        (c)   any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses governing leasehold interests or licenses, as applicable, to the extent such provisions restrict the transfer of the lease or license, as applicable; and

        (d)   in the case of clause (iii) above, Permitted Liens or other restrictions contained in security agreements securing Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such security agreements.

        Section 8.7.    Issuance of Capital Stock.

        (a)   Holdings will not issue (i) any preferred stock other than Permitted Holdings Preferred Stock or (ii) any redeemable common stock; and

        (b)   Holdings will not permit any Subsidiary of Holdings to issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock, except (i) for transfers and replacements of the then outstanding shares of Capital Stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Capital Stock of Borrower or such Subsidiary, (iii) in the case of Foreign Subsidiaries of Borrower, to qualify directors to the extent required under applicable law, (iv) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 8.16 may issue Capital Stock to Borrower or the respective Subsidiary of Borrower which owns such Capital Stock in accordance with the requirements of Section 7.16 and (v) any Foreign Subsidiary formed after the Closing Date pursuant to Section 8.16 may issue Capital Stock to Borrower, any Subsidiary and any other investor if the Investment in such Foreign Subsidiary by Borrower and its Subsidiaries is made in accordance with Section 8.8. All Capital Stock issued in accordance with this Section 8.7(b) shall, to the extent required by the Pledge Agreement, be delivered to the Collateral Agent and pledged pursuant to the Pledge Agreement.

        Section 8.8.    Loans and Investments.    Holdings will not, and will not permit any of its Subsidiaries to make any loans or make or own any Investments except that:

        (a)   Borrower and its Subsidiaries may acquire and hold Cash and Cash Equivalents;

        (b)   Borrower and its Subsidiaries may hold the Investments existing on the Closing Date and identified on Schedule 8.8, without giving effect to any additions thereto;

        (c)   Borrower and its Subsidiaries may acquire and hold Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        (d)   Borrower and its Subsidiaries may enter into Interest Rate Agreements and Other Hedging Agreements as permitted under Section 8.2;

        (e)   Borrower and its Subsidiaries may make deposits made in the ordinary course of business consistent with past practices to suppliers and to secure the performance of leases;

        (f)    Borrower and its Subsidiaries may incur guarantees permitted by Section 8.3;

        (g)   Borrower and its Subsidiaries may make loans to officers and employees of Borrower and its Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $1,000,000 in the aggregate at any time outstanding;

        (h)   (i) Borrower and any Subsidiary Guarantor may make intercompany loans pursuant to Section 8.2(e), (ii) Borrower may make intercompany loans to Holdings pursuant to Section 8.2(i) and (iii) Borrower may make Investments in any Subsidiary Guarantor and any Subsidiary Guarantor may make Investments in any other Subsidiary Guarantor;

        (i)    Borrower and its Subsidiaries may hold Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 8.4(b);

        (j)    Parent and its Subsidiaries may consummate the Transactions as of the Closing Date pursuant to the Transaction Documents;

        (k)   Borrower and its Subsidiaries may affect Permitted Acquisitions in accordance with the requirements of Section 8.4(k);

        (l)    Borrower and its Subsidiaries may make Investments in any Foreign Subsidiary of Borrower so long as (i) the aggregate amount of such Investments (measured at the time of making thereof) does not exceed (A) $1,500,000 in 2001, (B) during Fiscal Year 2002 the lesser of (1) 50% of the Borrower's Portion of Excess Cash Flow for the period from the Closing Date to December 31, 2001 and (2) $3,300,000, (C) during Fiscal Year 2003 the lesser of (1) 50% of the Borrower's Portion of Excess Cash Flow for Fiscal Year 2002 and (2) $3,600,000, (D) during Fiscal Year 2004 the lesser of (1) 50% of Borrower's Portion of Excess Cash Flow for Fiscal Year 2003 and (2) $4,000,000, (E) during Fiscal Year 2005 the lesser of (1) 50% of Borrower's Portion of Excess Cash Flow for Fiscal Year 2004 and (2) $4,400,000, (F) during Fiscal Year 2006 the lesser of (1) 50% of Borrower's Portion of Excess Cash Flow for Fiscal Year 2005 and (2) $4,800,000 and (G) during Fiscal Year 2007 the lesser of (1) 50% of Borrower's Portion of Excess Cash Flow for Fiscal Year 2006 and (2) $5,300,000, and (ii) no Event of Default or Unmatured Event of Default exists at the time of the making of any such Investment or would result therefrom;

        (m)  Holdings may hold promissory notes issued by any officer or employee of Holdings or any of its Subsidiaries solely as consideration for the purchase of Capital Stock of Holdings;

        (n)   Borrower may create new Subsidiaries in accordance with Section 8.16 so long as any Investment made in such new Subsidiary is otherwise permitted by this Section 8.8; and

        (o)   Borrower may consummate the Sprint Acquisition as of the Second Amendment Effective Date pursuant to the Sprint Acquisition Documents.

        Section 8.9.    Transactions with Affiliates.    Holdings will not, and will not permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or any of its Subsidiaries or any legal or beneficial owner of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of such owner (other than a Wholly-Owned Subsidiary of Borrower which is a Subsidiary Guarantor) unless the terms of such business, transaction or series of transactions are as favorable to Holdings or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person or, if such transaction is not one which by its nature could be obtained from such person, is on fair and reasonable terms; provided, however, that the following shall be permitted: (A) reasonable fees and compensation paid to and indemnity and directors' and officers' insurance provided on behalf of, officers, directors, employees, agents or consultants of Holdings or any of its Subsidiaries as determined in good faith by Holdings' board of directors or senior officers; (B) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to Holdings or any of its Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Closing Date; (C) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of Parent or Holdings entered into in the ordinary course of business and approved by Parent's or Holdings' board of managers or directors; (D) loans and advances to employees and officers of Holdings and its

Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any time outstanding; (E) indemnification agreements provided for the benefit of Holdings or any of its Subsidiaries from officers, directors or employees of Holdings or any Subsidiaries and (F) reimbursement of reasonable out of pocket expenses of GTCR and its Affiliates to the extent incurred solely in connection with GTCR's or such Affiliates' investment in, and solely on behalf of, Holdings and Borrower. All affiliate transactions (and each series of related affiliate transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $500,000 shall be approved by the board of directors of Holdings or such Subsidiary, as the case may be, such approval to be evidenced by a resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions. If Holdings or any of its Subsidiaries enters into an affiliate transaction (or a series of related affiliate transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, Holdings or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Holdings or the relevant Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the Administrative Agent.

        Section 8.10.    Sale-Leasebacks.    Holdings will not, and will not permit any Subsidiary to lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Closing Date.

        Section 8.11.    Operating Leases.    Holdings will not, and will not permit any of its Subsidiaries to enter into or otherwise be subject to any Operating Leases other than Operating Leases incurred in the ordinary course of business and consistent in size and scope with past practices.

        Section 8.12.    Lines of Business.

        (a)   Holdings will not, and will not permit any Subsidiary to, engage in any business or business activity except in the same or substantially similar lines of business (including incidental activities) as are conducted by them as of the Closing Date.

        (b)   Holdings will engage in no business other than (i) its ownership of the capital stock of Borrower and (ii) the issuance of the Holdings Common Stock, Permitted Holdings Preferred Stock and options and warrants to purchase Holdings Common Stock and Permitted Holdings Preferred Stock. Notwithstanding the foregoing, Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities, (C) entering into, and performing its obligations under, the Documents to which it is a party and (D) entering into, and performing its obligations under, ordinary course guaranties permitted under Sections 8.3(d) and 8.3(c).

        Section 8.13.    Fiscal Year.    Holdings will not, and will not permit any of its Subsidiaries to, change the Fiscal Year of Holdings or its Subsidiaries.

        Section 8.14.    Limitation on Voluntary Payments and Certain Modifications.    Holdings will not, and will not permit any of its Subsidiaries to:

        (a)   make any voluntary prepayment of, or redeem, repurchase or defease any Indebtedness except (i) prepayments of the Obligations, (ii) mandatory prepayments required pursuant to the instrument evidencing such Indebtedness or pursuant to which any such Indebtedness was issued and (iii) refinancings of Indebtedness permitted by Section 8.2;

        (b)   make any voluntary prepayment of, or redeem, repurchase or defease any Indebtedness under the Senior Subordinated Documents under Section 3.5 of the Senior Subordinated Loan Agreement other than the prepayment in full of such Indebtedness on the First Amendment Effective Date with the proceeds of the Additional Term B Loans and cash on hand (such cash to be in an amount not less than $10,900,000 immediately prior to the First Amendment Effective Date);

        (c)   amend, modify or change in any way adverse to the interests of the Lenders, its Organizational Documents, or any agreement entered into by it, with respect to its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to its Capital Stock which in any way could be adverse to the interests of the Lenders;

        (d)   amend, modify or grant any waiver with respect to any Senior Subordinated Document in any way adverse to the interests of the Lenders (as determined by Administrative Agent in its sole discretion);

        (e)   amend, modify or grant any waiver with respect to any Transaction Document, except in any case for changes thereto which do not adversely affect the interests of the Lenders, or except as may otherwise be consented to by the Required Lenders; and

        (f)    make any prepayment of any obligations under the Sprint Acquisition Documents or amend, modify or grant any waiver with respect to the Sprint Acquisition Documents, except in any case for changes thereto which do not adversely affect the interests of the Lenders.

        Section 8.15.    Accounting Changes.    Holdings will not make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Closing Date, unless (i) such change is required by GAAP, (ii) such change is disclosed to the Lenders through Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) as may be required by GAAP to show comparative results. If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Closing Date and such changes result in, in the sole judgment of Administrative Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants and restrictions so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Holdings and its Subsidiaries shall be the same after such changes as if such changes had not been made.

        Section 8.16.    Limitation on Creation of Subsidiaries.    Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary, except that (a) Borrower may acquire, pursuant to a Permitted Acquisition, establish or create one or more Wholly-Owned Subsidiaries of Borrower which are Domestic Subsidiaries and transfer assets to such newly established or created Subsidiaries so long as (i) the creation or establishment of any such new Subsidiary is in compliance with Section 8.8(h) (with the transfer of any assets constituting an Investment under Section 8.8(h)), (ii) 100% of the Capital Stock of such Subsidiary is upon the creation, establishment or acquisition of any such new Subsidiary pledged and delivered to the Collateral Agent for the benefit of the Secured Creditors under the Pledge Agreement and (iii) upon the creation, establishment or acquisition of any such new Domestic Subsidiary, such Subsidiary executes the Additional Security Documents and guaranty required to be executed by it in accordance with Section 7.12, and (b) Borrower or any Subsidiary may establish or create one or more Foreign Subsidiaries so long as (i) the Investment in any such new Foreign Subsidiary is in compliance with Section 8.8(l), (ii) 65% of the Capital Stock of such Foreign Subsidiary which is a Wholly-Owned Subsidiary (or, in the case of a Foreign Subsidiary which is not a Wholly-Owned Subsidiary, which is otherwise permitted by the Organizational Documents of such Foreign Subsidiary) owned directly by Borrower or any Domestic Subsidiary is upon the creation or establishment of any such new Subsidiary pledged and delivered to the Collateral Agent for the benefit of the Secured Creditors under a Pledge Agreement.

        Section 8.17.    Powers of Attorney.    Holdings will not, and will not permit its Subsidiaries to, issue any power of attorney or other contract or agreement giving any Person power or control over the day-to-day operations of its business except as expressly contemplated by the Loan Documents.

        Section 8.18.    Key Man Life Insurance.    Holdings will not, and will not permit its Subsidiaries to, pay premiums or incur other expenses in connection with any key main life insurance in an aggregate amount exceeding $250,000 in any Fiscal Year.

ARTICLE IX

FINANCIAL COVENANTS

        Holdings and Borrower hereby covenant and agree that, so long as the Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder (but excluding any unasserted indemnification obligations which by their terms expressly survive the termination hereof), Borrower shall not, directly or indirectly:

        Section 9.1.    Capital Expenditures.    (a) Permit it or any of its Subsidiaries to, make any Capital Expenditures, except that during the trailing four Fiscal Quarter period set forth below Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount so made by Borrower and its Subsidiaries (on a consolidated basis) after the Closing Date during any such trailing four Fiscal Quarter period does not exceed the amount set forth opposite such trailing four Fiscal Quarter period below;

Four Fiscal Quarters Ending	Amount
December 31, 2001	$11,000,000	*
December 31, 2002	$17,000,000
December 31, 2003	$19,000,000
December 31, 2004	$20,000,000
December 31, 2005	$22,500,000
December 31, 2006	$24,000,000
Term Loan B Maturity Date	$6,000,000

*
The December 31, 2001 calculation excludes Capital Expenditures incurred during the first Fiscal Quarter of 2001.

        (b)   Notwithstanding the foregoing, Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) as follows: (i) Capital Expenditures with the insurance or condemnation proceeds received by Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect to which such proceeds were paid within 270 days following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay Term Loans pursuant to Section 4.4(g); (ii) Capital Expenditures made with any Net Sale Proceeds from any Asset Disposition received by Borrower or any Subsidiary so long as such Capital Expenditures are to made or contractually committed to be made within 180 days following the date of such Asset Disposition; and (iii) Capital Expenditures constituting Permitted Acquisitions and the Transactions.

        Section 9.2.    Interest Coverage Ratio.    Permit the Interest Coverage Ratio of Borrower for the applicable Test Period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio
Closing Date through Fiscal Quarter ended 12/31/2001	3.000 to 1.000
Fiscal Quarter ended 03/31/2002 through Fiscal Quarter ended 9/30/2002	3.250 to 1.000
Fiscal Quarter ended 12/31/2002	3.625 to 1.000
Fiscal Quarter ended 03/31/2003 through Fiscal Quarter ended 12/31/2003	4.000 to 1.000
Fiscal Quarter ended 3/31/2004 through Fiscal Quarter ended 12/31/2004	4.500 to 1.000
Fiscal Quarter ended 03/31/2005 through Fiscal Quarter ended 12/31/2006	5.000 to 1.000

        Section 9.3.    Senior Leverage Ratio.    Permit the Senior Leverage Ratio of Borrower for the applicable Test Period ending on a date set forth below to be more than the ratio set forth opposite such date:

Date	Ratio
Fiscal Quarter ended 03/31/2003	3.05 to 1.000
Fiscal Quarter ended 06/30/2003	3.25 to 1.000
Fiscal Quarter ended 09/30/2003	3.25 to 1.000
Fiscal Quarter ended 12/31/2003	3.00 to 1.000
Fiscal Quarter ended 3/31/2004	2.90 to 1.000
Fiscal Quarter ended 06/30/2004	2.70 to 1.000
Fiscal Quarter ended 09/30/2004	2.40 to 1.000
Fiscal Quarter ended 12/31/2004 through Fiscal Quarter ended 12/31/2006	2.00 to 1.000

        Section 9.4.    Fixed Charge Coverage Ratio.    Permit the Fixed Charge Coverage Ratio of Borrower for the applicable Test Period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio
Closing Date through Fiscal Quarterended 12/31/2001	1.400 to 1.000
Fiscal Quarter ended 03/31/2002 through Fiscal Quarter ended 9/30/2002	1.500 to 1.000
Fiscal Quarter ended 12/31/2002	1.550 to 1.000
Fiscal Quarter ended 03/31/2003 through Fiscal Quarter ended 12/31/2003	1.600 to 1.000
Fiscal Quarter ended 3/31/2004 through Fiscal Quarter ended 12/31/2004	1.750 to 1.000
Fiscal Quarter ended 03/31/2005 through Fiscal Quarter ended 12/31/2006	2.000 to 1.000

        Section 9.5.    Maintenance of Consolidated Net Worth.    Permit the Consolidated Net Worth of Borrower on the last day of any Fiscal Quarter to be less than the sum of (i) $114,750,000 plus (ii) the amount equal to 50% of the aggregate Consolidated Net Income of Borrower from and after March 31, 2001 (provided that in the event that Borrower has a Consolidated Net Loss for any Fiscal Quarter, Consolidated Net Income for purposes only of this Section 9.4 shall be deemed to be zero for such Fiscal Quarter), plus, (iii) the amount equal to 100% of the net cash proceeds received by Borrower after the Closing Date from the sale or issuance of its Capital Stock or cash capital contributions received by Borrower.

ARTICLE X

EVENTS OF DEFAULT

        Section 10.1.    Events of Default.    Any of the following events, acts, occurrences or state of facts shall constitute an "Event of Default" for purposes of this Agreement:

        (a)    Failure to Make Payments When Due.    Borrower (i) shall default in the payment of principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit (it being understood and agreed that the failure by Borrower to make a mandatory prepayment pursuant to Section 4.4(e) with 100% of the Net Offering Proceeds required to be paid to Parent and Borrower after ten (10) Business Days' notice by Administrative Agent pursuant to the Equity Call Agreement, regardless of whether Parent or the Borrower actually receive such proceeds as a result of a default by GTCR under the Equity Call Agreement or otherwise, shall constitute a default in the payment of principal on the Loans as specified in this Section 10.1(a)(i)); or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other amount owing hereunder or under any other Loan Document when due and such default in payment shall continue for three (3) Business Days; or

        (b)    Representations and Warranties.    Any representation or warranty made by or on the part of Parent, Holdings, Borrower or any Credit Party, as the case may be, contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect or misleading in any material respect when made or deemed made, or

        (c)    Covenants.    Holdings or Borrower shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VIII or Article IX hereof or under Sections 7.3, 7.6, 7.8, 7.10 or 7.12 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to Borrower by Administrative Agent or any Lender; or

        (d)    Default Under Other Loan Documents.    Parent or any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied for a period of thirty (30) days after written or telephonic (immediately confirmed in writing) notice thereof has been given to Borrower by Administrative Agent or any Lender; or

        (e)    Voluntary Insolvency, Etc.    Parent (on or prior to the Equity Call Agreement Termination Date) or any of its Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

        (f)    Involuntary Insolvency, Etc.    Involuntary proceedings or an involuntary petition shall be commenced or filed against Parent (on or prior to the Equity Call Agreement Termination Date) or any of its Subsidiaries under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such appointment, writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

        (g)    Default Under Other Agreements.    (i) Holdings or any of its Subsidiaries shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $1,000,000 in the aggregate beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

        (h)    Judgments.    One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving, individually or in the aggregate, a liability (to the extent not paid or covered by a reputable and solvent insurance company which has accepted liability in writing or by third party indemnification for which immediately available funds have been irrevocably deposited in escrow to cover such liability) of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

        (i)    Security Documents.    At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect in accordance with the terms thereof or shall cease to give Administrative Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest (subject to Permitted Liens) in, and Lien on, all of the Collateral for which Administrative Agent or Collateral Agent has taken necessary actions to perfect its security interest), in favor of Administrative Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

        (j)    Invalidity of Subordination Provisions.    The subordination provisions of any agreement or instrument governing or relating to the Senior Subordinated Documents or any Subordinated Indebtedness is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or

        (k)    ERISA.    Either (i) any Reportable Event which the Required Lenders determine constitutes reasonable grounds for the termination of any Plan by the PBGC or of any Multiemployer Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Multiemployer Plan shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (iv) Holdings or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan; or (v) Holdings or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to make a current payment with respect to any Multiemployer Plan under Section 4201 et seq. of ERISA; if as of the date thereof or any subsequent date, the sum of each of Holdings' and its Subsidiaries and their ERISA Affiliates' various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA, and to be calculated after giving effect to the tax consequences thereof) as a result of such events listed in subclauses (i) through (v) above exceeds $1,000,000; or

        (l)    Change in Control.    A Change of Control shall occur; or

        (m)    Equity Call Agreement.    The Equity Call Agreement shall cease to be in full force and effect in accordance with the terms thereof or Parent, Holdings, Borrower or GTCR shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Equity Call Agreement; or

        (n)    Sprint Asset Purchase Agreement.    The Sprint Asset Purchase Agreement shall cease to be in full force and effect in accordance with the terms thereof or Borrower, Sprint or any other Person party thereto shall default in any material respect in the due performance or observance of any term, covenant, or agreement on its part to be performed or observed pursuant to the Sprint Asset Purchase Agreement.

        If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrower declare the Total Commitments to be terminated whereupon the Total Commitments shall forthwith terminate, (ii) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrower declare all sums then owing by Borrower hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, or (iii) terminate any Letter of Credit in accordance with its terms, (iv) direct Borrower to pay (and Borrower agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of Borrower and its Subsidiaries and then outstanding, and (v) enforce, as Administrative Agent or Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents, and deliver a blockage notice or exercise any other rights with respect to any Subordinated Indebtedness. In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f), the Total Commitments shall immediately terminate and the Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrower hereunder shall also become immediately due and payable all without notice of any kind.

        Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrower; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

        Section 10.2.    Rights Not Exclusive.    The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

THE ADMINISTRATIVE AGENT

        In this Article XI, the Lenders agree among themselves as follows:

        Section 11.1.    Appointment.    The Lenders hereby appoint BT as Administrative Agent (for purposes of this Article XI, the term " Administrative Agent" shall include BT in its capacity as Collateral Agent pursuant to the Security Documents) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.

        Section 11.2.    Nature of Duties.    Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Administrative Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of Holdings and its Subsidiaries, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Administrative Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

        Section 11.3.    Exculpation, Rights Etc.    Neither Administrative Agent nor any of its officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of Holdings or Borrower. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of Holdings or Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

        Section 11.4.    Reliance.    Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by Administrative Agent.

        Section 11.5.    Indemnification.    To the extent Administrative Agent is not reimbursed and indemnified by Borrower, the Lenders will reimburse and indemnify Administrative Agent for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Aggregate Pro Rata Share of the outstanding Loans and Commitments hereunder; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

        For purposes hereof, "Aggregate Pro Rata Share" means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender's Revolving Loan, Term A Loan and Term B Loan and the denominator of which shall be aggregate of all of the Loans outstanding hereunder.

        Section 11.6.    Administrative Agent In Its Individual Capacity.    With respect to its Loans and Commitments (and its Revolver Pro Rata Share, Term A Pro Rata Share, Term B Pro Rata Share or Pro Rata Share, as applicable, thereof), Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms "Lenders", "holder of Obligations" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of Obligations. Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Holdings, Borrower or any Subsidiary or Affiliate of Holdings as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

        Section 11.7.    Notice of Default.    Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.

        Section 11.8.    Holders of Obligations.    Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

        Section 11.9.    Resignation by Administrative Agent.

        (a)   Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

        (b)   Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall, provided no Event of Default has occurred and is continuing, be reasonably satisfactory to Borrower and shall be an incorporated bank or trust company.

        (c)   If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with, provided no Event of Default has occurred and is continuing, the consent of Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders, with, provided no Event of Default has occurred and is continuing, the consent of Borrower, appoint a successor Administrative Agent as provided above.

        (d)   If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with, provided no Event of Default has occurred and is continuing, the consent of Borrower, appoint a successor Administrative Agent as provided above.

ARTICLE XII

MISCELLANEOUS

        Section 12.1.    No Waiver; Modifications in Writing.    (a) No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note (it being understood that amending the definitions of Scheduled Term A Repayments (other than the Term A Loan Maturity Date) or Scheduled Term B Repayments (other than the Term B Loan Maturity Date) or amending the mandatory prepayment provisions or financial covenants shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in this Agreement or in the Security Document as in effect on the Closing Date) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 12.1, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement (including, without limitation, any new or additional Facility) may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Commitments are included in such determination on the date hereof) or (v) consent to the assignment or transfer by Holdings or Borrower of any of its rights and obligations under this Agreement; provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (2) without the consent of Facing Agent, amend, modify or waive any provision of Section 2.9 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent, (4) without the consent of Administrative Agent or the Collateral Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent or the Collateral Agent under the other Loan Documents, (5) without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to clause (i) of the first sentence of Section 4.5(a), clause (i) of the second sentence of Section 4.5(a) and the second sentence of Section 4.5(a) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (6) without the consent of each Term A Lender, amend the definition of Term A Pro Rata Share, without the consent of each Term B Lender, amend the definition of the Term B Pro Rata Share and without the consent of each Revolving Lender amend the definition of Revolver Pro Rata Share, or (7) without the consent of the Supermajority Lenders of the Term A Facility, amend the definition of Scheduled Term A Repayments or the definition of Supermajority Lenders (but only if the Term A Lenders are directly affected thereby), without the consent of the Supermajority Lenders of the Term B Facility, amend the definition of Scheduled Term B Repayments or the definition of Supermajority Lenders (but only if the Term B Lenders are directly affected thereby).

        (b)   If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (a)(i) through (v), inclusive, of the first proviso to the third sentence of Section 12.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change or (B) terminate such non-consenting Lender's Revolving Commitment and repay all outstanding Loans of such Lender which gave rise to the need to obtain such Lender's consent, in accordance with Section 4.l(b) and/or 4.3; provided that, unless the Revolving Commitment is terminated and Loans repaid pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event Borrower shall not have the right to replace a Lender, terminate its Revolving Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) contemplated by the first proviso to this Section 12.1(b).

        (c)   No amendment, modification, supplement, waiver, discharge, termination or other change described in Section 12.1(a) shall, without the consent of the Supermajority Lenders of the Term B Facility, amend the definition of Scheduled Additional Term B Repayments (but only if the Term B Lenders are directly affected thereby).

        (d)   No amendment, modification, supplement, waiver, discharge, termination or other change described in Section 12.1(a) shall, without the consent of the Supermajority Lenders of the Term B Facility, amend the definition of Scheduled Sprint Term B Repayments (but only if the Term B Lenders are directly affected thereby).

        Section 12.2.    Further Assurances.    Holdings and Borrower agree to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder.

        Section 12.3.    Notices, Etc.    Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by prepaid telex or telecopier, and shall be deemed to be given for purposes of this Agreement on the third day after deposit in registered or certified mail, postage prepaid, and otherwise on the date that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated on Schedule 12.3 or, in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 12.3 hereto or such Assignment Agreement, as the case may be.

        Section 12.4.    Costs, Expenses and Taxes; Indemnification.

        (a)    Generally.    Borrower agrees to pay promptly upon request by Administrative Agent (or any Lender, in connection with any enforcement as provided below) all reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto, other Attorney Costs, independent public accountants and other outside experts reasonably retained by Administrative Agent and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, and all costs and expenses (including, without limitation, Attorney Costs), if any, of Administrative Agent and each Lender in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, Borrower agrees to pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan (but excluding any tax determined by reference to the net income or profits of Administrative Agent or any Lender imposed by the United States or the jurisdiction under the laws of which the Administrative Agent or Lender is organized or in which Administrative Agent's or such Lender's principal office or applicable lending office is located), and each agrees to save and hold Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by Borrower in paying, or omission by Borrower to pay, such taxes.

        (b)    Indemnification.    Borrower agrees to indemnify and hold harmless Administrative Agent and each Lender and each director, officer, trustee, employee and Affiliate of Administrative Agent and each Lender (each such Person an "Indemnified Person" and collectively, the "Indemnified Persons") from and against all losses, claims, damages, obligations (including removal or remedial actions), expenses or liabilities (not including Taxes as to which Borrower is not required to make any payment of additional amounts pursuant to Section 4.7 hereof) to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including removal or remedial actions), expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement or any of the other Loan Documents and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or expense; provided, however, (a) that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the bad faith, gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction and (b) that nothing contained herein shall affect the express contractual obligations of the Lenders to Borrower contained herein. If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Borrower will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party. Borrower further agrees to indemnify and hold each Indemnified Person harmless from all loss, cost (including Attorney Costs), liability and damage whatsoever incurred by such Indemnified Person, excluding any liability arising out of the bad faith, gross negligence or willful misconduct of such Indemnified Person, by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or Threatened Release of any Hazardous Materials into the environment for which Holdings, Borrower or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any property currently or formerly owned, leased or operated by or on behalf of Holdings, Borrower or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, including, without limitation, by reason by any matters disclosed in Schedule 6.19, provided that, with respect to any liabilities arising from acts or failure to act for which Borrower or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, Borrower's obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Borrower or any such Subsidiary. If Borrower shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of Borrower or any Subsidiary contained herein or in any other Loan Document shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use reasonable efforts to give prompt written notice to Borrower that it proposes to take such action. Any and all amounts so expended by Administrative Agent shall be repaid to it by Borrower promptly upon Administrative Agent's demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by Administrative Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent or any Lender as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of Borrower under this Section 12.4 shall survive the termination of this Agreement and the discharge of Borrower's other Obligations hereunder.

        (c)    Foreign Exchange Indemnity.    If any sum due from Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, Borrower agrees to indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

        Section 12.5.    Confirmations.    Borrower and each holder of any portion of the Obligations agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

        Section 12.6.    Adjustment; Setoff.

        (a)   If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender's Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agree that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower, upon the occurrence and during the continuance of an Event of Default, to set off and apply against any Obligations, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against, Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        (c)   Borrower expressly agree that to the extent Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

        Section 12.7.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

        Section 12.8.    Binding Effect; Assignment; Addition and Substitution of Lenders.

        (a)   This Agreement shall be binding upon, and inure to the benefit of, Holdings, Borrower, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that neither Holdings nor Borrower may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

        (b)   Each Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its rights and obligations under the Loan Documents (including all or any portion of its Commitment and Loans and related outstanding Obligations) (in respect of any Lender, its "Credit Exposure"). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document, provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.6 and 4.7 with respect to its participation in the Loans outstanding from time to time, provided that such Participant's benefits under Sections 3.6 and 4.7 shall be limited (unless otherwise provided in Section 3.6 or Section 4.7) to the benefits that the primary Lender would be entitled to thereunder. At the time of a Participation, any Lender that is not a U.S. Person shall provide to Borrower and Administrative Agent the appropriate IRS Forms in accordance with Sections 4.7(f) and (g). Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that amending the definitions of Scheduled Term A Repayments (other than the Term A Loan Maturity Date) or Scheduled Term B Repayments (other than the Term B Loan Maturity Date) or amending the other mandatory prepayment provisions or financial covenants shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such participant is participating beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such participant is participating.

        (c)   Any Lender may at any time assign to one or more Eligible Assignees (treating for all purposes under Section 12.8(c) any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), including an Affiliate thereof (each an "Assignee"), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that (i) it assigns its Credit Exposure in an amount not less than $5,000,000 in the case of Revolving Commitments and Term A Loans and $1,000,000 in the case of Term B Loans (or if less the entire amount of Lender's Credit Exposure) and (ii) any assignment of all or any portion of any Lender's Credit Exposure to an Assignee other than another Lender shall require the prior written consent of Administrative Agent and, provided no Unmatured Event of Default or Event of Default then exists and is continuing, Borrower (the consent of Borrower or Administrative Agent not to be unreasonably withheld or delayed), and provided further, that notwithstanding the foregoing limitations in clauses (i) and (ii), any Lender may at any time assign all or any part of its Credit Exposure to (x) any Affiliate of such Lender, (y) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (z) any other Lender; and provided, further, that notwithstanding the foregoing, the sale or assignment by any Eligible Assignee (which acquired an interest in the Credit Exposure of a Lender in an amount less than $5,000,000 pursuant to the immediately preceding proviso) to any Person which is not a Lender or an Affiliate of such Eligible Assignee or, in the case of any Eligible Assignee that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Eligible Assignee or by an Affiliate of such investment advisor, shall, if all the Affiliates of such Lender (and, in the case of any Lender that is a fund that invests in bank loans, all other funds that invest in bank loans and are managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor) have a Credit Exposure in the aggregate of $5,000,000 or more, be subject to the minimum assignment requirement of $5,000,000. Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans and Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Borrower, some or all of the transferor Lender's obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Borrower, the Lenders or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Borrower and Administrative Agent the appropriate IRS Forms in accordance with Section 4.7(f) and (g). Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Borrower of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Pro Rata Share, Term A Pro Rata Share, Term B Pro Rata Share or Revolver Pro Rata Share, as applicable (rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes to be issued, at Borrower's expense, to such Assignee, and no further consent or action by Borrower or the Lenders shall be required to effect such amendments.

        (d)   Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning Holdings or any of its Subsidiaries which has been delivered to such Lender by or on behalf of Holdings or Borrower pursuant to this Agreement or which has been delivered to such Lender by Holdings or any of its Subsidiaries in connection with such Lender's credit evaluation of Borrower prior to entering into this Agreement; provided that such Transferee or prospective Transferee agrees to treat any such information as confidential in accordance with Section 12.15.

        (e)   Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, Administrative Agent or Borrower, and any Lender that is a fund that invests in bank loans may, without notice to, or the consent of, Administrative Agent or Borrower, pledge all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this Section concerning assignments. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

        Section 12.9.    CONSENT TO JURISDICTION; MUTUAL WAIVER OR JURY TRIAL.

        (A)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LENDER, ADMINISTRATIVE AGENT, AND EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH STREET, NEW YORK, NEW YORK 10011 AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CREDIT PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE

PURPOSES OF THIS PROVISION SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

        (B)  EACH LENDER, ADMINISTRATIVE AGENT AND EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        (C)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 12.10.    GOVERNING LAW.    THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

        Section 12.11.    Severability of Provisions.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 12.12.    Registry.    Borrower hereby designates Administrative Agent to serve as Borrower's agent, solely for purposes of this Section 12.12 to maintain a register (the "Register") on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The entries in the Register shall be conclusive in absence of manifest error and the Borrowers, the Administrative Agent, and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8(c). Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender. Borrower agrees to indemnify Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Administrative Agent in performing its duties under this Section 12.12.

        Section 12.13.    Headings.    The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

        Section 12.14.    Termination of Agreement.    This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Obligations and Loans have been paid in full and all Letters of Credit have expired or been terminated; provided, however, that the rights and remedies of Administrative Agent and each Lender with respect to any representation and warranty made by any Credit Party pursuant to this Agreement or any other Loan Document, and the indemnification provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document. Upon such termination, all Liens created under the Loan Documents shall terminate and Administrative Agent agrees to execute such lien release documentation as Borrower may reasonably request at Borrower's sole cost and expense.

        Section 12.15.    Confidentiality.    Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Holdings, Borrower and its Subsidiaries which is provided to it by any such parties in accordance with such Lender's customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except (i) to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender, (ii) to the extent such information is independently obtained from a source other than Holdings, Borrower or its Subsidiaries and such information from such source is not, to such Lender's knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to an Affiliate of such Lender, counsel, auditors, examiners of any regulatory authority having jurisdiction over such Lender, accountants and other consultants retained by Administrative Agent or any Lender, (iv) in connection with any litigation regarding this Agreement or any Loan Document or the enforcement of the rights of any Lender or Administrative Agent under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over any Lender or Administrative Agent; provided, however, that in such event, the Lender shall (to the extent permitted by any Governmental Authority) use reasonable efforts to provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or (vi) to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment or grant of a participation by any of the Lenders of interests in this Agreement and/or any of the other Loan Documents to such other financial institutions (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement). In no event shall Administrative

Agent or any Lender be obligated or required to return any such information or other materials furnished by Holdings or Borrower.

        Section 12.16.    Concerning the Collateral and the Loan Documents.

        (a)    Authority.    Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) authorizes and directs BT to act as collateral agent and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other Secured Creditors. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) agrees that any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Creditors. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the other Secured Creditors with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Credit Party, (iii) act as collateral agent for the Lenders and the other Secured Creditors for purposes stated therein to the extent such perfection is required under the Loan Documents, provided, however, the Administrative Agent and the Collateral Agent hereby appoints, authorizes and directs each Lender and the other Secured Creditors to act as collateral sub-agent for the Administrative Agent, the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to each Credit Party's respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such other Secured Creditor; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

        (b)    Release of Collateral.

            (i)  The Administrative Agent and each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Administrative Agent and the Collateral Agent to release, in accordance with the terms hereof, any Lien held by the Administrative Agent or the Collateral Agent, under the Security Documents:

            (A)  against all of the Collateral, upon final and indefeasible payment in full in cash of the Loans and Obligations and termination of all Commitments and termination hereof;

            (B)  against any part of the Collateral sold or disposed of by Holdings or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

            (C)  against any Collateral acquired by Borrower or any of its Subsidiaries after the Closing Date and at least 80% of the purchase price therefor is within 120 days of the acquisition thereof financed with Purchase Money Indebtedness secured by a Lien permitted by clause (ix) of the definition of Customary Permitted Liens.

            (D)  so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, in the sole discretion of the Administrative Agent upon the request of Borrower,

    against any part of the Collateral with a fair market value of less than $1,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to the Administrative Agent by Borrower in an officer's certificate acceptable in form and substance to the Administrative Agent; and

            (E)  against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

provided, however, that (y) the Administrative Agent and the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any of its Subsidiaries in respect of) all interests retained by Borrower and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

           (ii)  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Administrative Agent and the Collateral Agent (and the Administrative Agent and the Collateral Agent agree) to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.16 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

        (c)    No Obligation.    Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or any other Secured Creditor or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent and the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent and the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's and the Collateral Agent's own interests in the Collateral as one of the Lenders and that the Administrative Agent and the Collateral Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Administrative Agent and the Collateral Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

        Section 12.17.    Effectiveness.    This Agreement shall become effective on the date (the "Effective Date") on which Holdings, Borrower, Administrative Agent and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office (or to Administrative Agent's counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent's counsel that the same has been signed and mailed to it. Administrative Agent will give Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSACTION NETWORK SERVICES, INC.
By:	/s/ HENRY H. GRAHAM Name: Henry H. Graham Title: Executive Vice President, Chief Financial Officer and Treasurer
TNS HOLDINGS, INC.
By:	/s/ HENRY H. GRAHAM Name: Henry H. Graham Title: Executive Vice President, Chief Financial Officer and Treasurer
DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly named Bankers Trust Company), individually and as Administrative Agent
By:	/s/ MARCO ORLANDO Name: Marco Orlando Title: Director
HELLER FINANCIAL, INC.
By:	/s/ TERRELL W. HARRIS Name: Terrell W. Harris Title: Senior Vice President
BANK OF TOKYO-MITSUBISHI TRUST COMPANY
By:	/s/ MICHAEL J. WISKIND Name: Michael J. Wiskind Title: Vice President
CHEVY CHASE BANK FSB
By:	/s/ JOSEPH CHIRICO Name: Joseph Chirico Title: Vice President

STANWICH LOAN FUNDING LLC
By:	/s/ DIANA L. MUSHILL Name: Diana L. Mushill Title: Assistant Vice President
CIT LENDING SERVICES CORPORATION
By:	/s/ JOHN P. SIRICO, II Name: John P. Sirico, II Title: Vice President
FLAGSHIP CLO II
By:	/s/ ERIC S. MEYER Name: Eric S. Meyer Title: Attorney-In-Fact
FLEET—FLAGSHIP CLO-2001-1
By:	Flagship Capital Management, Inc.
By:	/s/ ERIC S. MEYER Name: Eric S. Meyer Title: Director
GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ ROBERT A. PIERCE Name: Robert A. Pierce Title: Duly Authorized Signatory
IBM CREDIT CORPORATION
By:	/s/ STEVEN A. FLANEGER Name: Steven A. Flaneger Title: Manager Special Handling
ARCHIMEDES FUNDING III, LTD.
By:	ING Capital Advisors LLC, as Collateral Manager
By:	/s/ GORDON COOK Name: Gordon Cook Title: Senior Vice President and Portfolio Manager

ARCHIMEDES FUNDING IV (CAYMAN), LTD.
By:	ING Capital Advisors LLC, as Collateral Manager
By:	/s/ GORDON COOK Name: Gordon Cooke Title: Senior Vice President and Portfolio Manager
ENDURANCE CLO I, LTD. c/o: ING Capital Advisors LLC, as Collateral Manager
By:	/s/ GORDON COOK Name: Gordon Cook Title: Senior Vice President and Portfolio Manager
ORYX CLO, LTD.
By:	ING Capital Advisors LLC, as Collateral Manager
By:	/s/ GORDON COOK Name: Gordon Cook Title: Senior Vice President and Portfolio Manager
NEMEAN CLO, LTD.
By:	ING Capital Advisors LLC, as Investment Manager
By:	/s/ GORDON COOK Name: Gordon Cook Title: Senior Vice President and Portfolio Manager
SEQUILS-ING I (HBDGM), LTD.
By:	ING Capital Advisors LLC, as Collateral Manager
By:	/s/ GORDON COOK Name: Gordon Cook Title: Senior Vice President and Portfolio Manager

KZH ING-3 LLC
By:	/s/ JOYCE FRASER-BRYANT Name: Joyce Fraser-Bryant Title: Authorized Agent
ING SENIOR INCOME FUND
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
ING PRIME RATE TRUST
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
KATONAH II, LTD
By:	/s/ RALPH DELLA ROCCA Name: Ralph Della Rocca Title: Authorized Officer Katonah Capital, L.L.C., as Manager
LONGHORN CDO (CAYMAN) LTD
By:	Merrill Lynch Investment Managers, L.P., as Investor Advisor
By:	/s/ ANDREW C. LIGGIO Name: Andrew C. Liggio Title: Authorized Signatory
LONGHORN CDO (CAYMAN) II LTD
By:	/s/ ANDREW C. LIGGIO Name: Andrew C. Liggio Title: Authorized Signatory

MERRILL LYNCH GLOBAL INVESTMENT SERIES: INCOME STRATEGIES PORTFOLIO
By:	Merrill Lynch Investment Managers, L.P., as Investor Advisor
By:	/s/ ANDREW C. LIGGIO Name: Andrew C. Liggio Title: Authorized Signatory
MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.
By:	/s/ ANDREW C. LIGGIO Name: Andrew C. Liggio Title: Authorized Signatory
NATIONAL CITY BANK, CLEVELAND
By:	/s/ ANDREW PERASTEINER Name: Andrew Perasteiner Title: Account Officer
OPPENHEIMER HARBOURVIEW CDO II LTD
By:	/s/ BILL CAMPBELL Name: Bill Campbell Title: Manager
OPPENHEIMER SENIOR FLOATING RATE FUND
By:	/s/ BILL CAMPBELL Name: Bill Campbell Title: Manager
HARBOURVIEW CLO IV, LTD
By:	/s/ BILL CAMPBELL Name: Bill Campbell Title: Manager

PILGRIM CLO 1999-1 LTD.
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
PILGRIM AMERICA HIGH INCOME INVESTMENTS LTD.
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
ML CLO XII PILGRIM AMERICA (CAYMAN) LTD.
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
ML CLO XV PILGRIM AMERICA (CAYMAN) LTD.
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
ML CLO XX PILGRIM AMERICA (CAYMAN) LTD.
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President
SEQUILS—PILGRIM I, LTD
By:	/s/ JAMES E. GRIMES Name: James E. Grimes Title: Assistant Vice President

RZB FINANCE LLC
By:	/s/ JOHN A. VALISKA Name: John A. Valiska Title: Vice President
By:	/s/ CHRISTOPH HOEDL Name: Christoph Hoedl Title: Vice President
STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY
By:	/s/ JAMES R. FELLOWS Name: James R. Fellows Title: Senior Vice President, Stein Roe & Farnham Incorporated, as Advisor to the Stein Roe Floating Rate Limited Liability Company
LIBERTY—STEIN ROE ADVISOR FLOATING RATE ADVANTAGE FUND
By:	/s/ JAMES R. FELLOWS Name: James R. Fellows Title: Senior Vice President and Portfolio Manager
STEIN ROE—SRF 2000 LLC
By:	/s/ DIANA L. MUSHILL Name: Diana L. Mushill Title: Assistant Vice President
STEIN ROE & FARNHAM CLO I LTD.
By:	/s/ JAMES R. FELLOWS Name: James R. Fellows Title: Senior Vice President and Portfolio Manager

QuickLinks

  Exhibit 4.1
CONFORMED CREDIT AGREEMENT
TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII